UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BUSINESS OBJECTS S.A.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE TO HOLDERS OF AMERICAN DEPOSITARY SHARES OF AN ORDINARY AND
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD
ON JUNE 7, 2005 (1st CALL) OR ON JUNE 14, 2005 (2nd CALL)
      NOTICE IS HEREBY GIVEN THAT an Ordinary and Extraordinary General Meeting of the Shareholders (the “Meeting”) of Business Objects S.A., a French corporation (the “Company”), will be held on 1st call, on June 7, 2005 at 9:30 a.m. at the registered office of the Company at 157-159 rue Anatole France, 92300 Levallois-Perret, France and, if the quorum for the ordinary and the extraordinary meeting is not met on June 7, 2005, this Meeting will be held on 2nd call, on June 14, 2005, at 2:00 p.m. at CNIT La Défense, Salle Ambroisie, 2 Place de la Défense, 92053 Paris-La-Défense, France, in order to vote on the following agenda:
Within the authority of the Ordinary Shareholders’ Meeting:

1.	Approval of the statutory financial statements for the fiscal year ended December 31, 2004;

2.	Approval of the consolidated financial statements for the fiscal year ended December 31, 2004;

3.	Allocation of earnings for the fiscal year ended December 31, 2004;

4.	Renewal of the term of office of Mr. Gerald Held as Director;

5.	Ratification of the appointment of Mr. Carl Pascarella as Director;

6.	Appointment of, as replacements for the second statutory auditors, Deloitte Touche Tohmatsu, and the second alternate statutory auditors, BEAS, of BDO Marque & Gendrot, as second statutory auditors and Rouer, Bernard, Bretout, as second alternate statutory auditors;

7.	Ratification of regulated agreements;

8.	Increase of the aggregate amount of authorized directors’ fees;

9.	Authorization granted to the Board of Directors to repurchase Ordinary Shares of the Company.
Within the authority of the Extraordinary Shareholders’ Meeting:

10.	Authorization granted to the Board of Directors to reduce the share capital by cancellation of treasury shares;

11.	Authorization granted to the Board of Directors to issue warrants to subscribe up to a maximum of 45,000 Ordinary Shares reserved for Mr. Gerald Held;

12.	Authorization granted to the Board of Directors to issue warrants to subscribe up to a maximum of 45,000 Ordinary Shares reserved for Mr. Carl Pascarella;

13.	Authorization granted to the Board of Directors to increase the share capital through the issuance of Ordinary Shares, with subscription reserved to the participants in the Company Employee Savings Plan;

14.	Delegation granted to the Board of Directors to increase the share capital through the issuance of Ordinary Shares, with subscription reserved to the 2004 Business Objects S.A. Employee Benefits Trust under the 2004 International Employee Stock Purchase Plan;

15.	Authorization granted to the Board of Directors to allocate, free of charge, existing Ordinary Shares, or to issue new Ordinary Shares, free of charge, to the employees and certain officers of the Company and to the employees of the Company’s subsidiaries;

16.	Approval of the amendment of the article 7.2 of the Company’s articles of association in order to stipulate an additional obligation of disclosure in case of crossing of the holding threshold of 2% of the total number of Ordinary Shares or voting rights;

17.	Approval of the amendments of the Company’s articles of association to conform them to the new provisions of the French Commercial Code, as amended by French Decree No. 2004-604 dated June 24, 2004;

18.	Approval of the removal of the fifteenth, seventeenth and twenty-fourth paragraphs of the article 6 of the Company’s articles of association relating to the cancellation of warrants, following the resignation of certain Directors, in compliance with the provisions of the warrant agreements.
Within the authority of the Ordinary Shareholders’ Meeting:

19.	To grant full powers of attorney to carry out registrations and formalities.

By Order of the Board of Directors
Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed Voting Instruction Card in the envelope provided. If the quorum for the ordinary and/or the extraordinary meeting is not met on June 7, 2005, your voting instructions will be used at the Meeting on June 14, 2005 on the same agenda as described in this notice.
* * *
      These solicitation materials were mailed on or about April 27, 2005, to all holders of American Depositary Shares (“ADSs”), each representing one ordinary share of the Company, having a nominal value of €0.10 each (the “Ordinary Shares” or “Shares”) as of April 15, 2005 (the “Record Date”). A separate French equivalent to the proxy statement will be provided to the holders of the Company’s Ordinary Shares on or about May 23, 2005.

Page

PROCEDURAL MATTERS	1
REPORT OF THE BOARD OF DIRECTORS	6
INFORMATION REGARDING NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS	23
CORPORATE GOVERNANCE	26
BOARD MEETINGS AND COMMITTEES	28
COMPENSATION OF DIRECTORS	31
WARRANTS ISSUED TO CERTAIN DIRECTORS	31
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT	33
EXECUTIVE COMPENSATION	35
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	39
REPORT OF THE AUDIT COMMITTEE	41
RELATIONSHIP WITH INDEPENDENT AUDITORS	42
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN	49
MANAGEMENT REPORT	50
CHAIRMAN’S REPORT	82
CONSOLIDATED BALANCE SHEET	91
CONSOLIDATED STATEMENTS OF INCOME	92
UNCONSOLIDATED BALANCE SHEET	94
UNCONSOLIDATED STATEMENTS OF INCOME	95
FIVE YEAR SUMMARY FINANCIAL INFORMATION	97
TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL TO THE ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING OF JUNE 7, 2005, OR JUNE 14, 2005, AS THE CASE MAY BE	98

PROXY STATEMENT
FOR ORDINARY AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
PROCEDURAL MATTERS
Date, Time and Place of the Meeting
      This Proxy Statement is being furnished in connection with the solicitation of Voting Instruction Cards by the Board of Directors of the Company for use at the Meeting.
      This Meeting will be held, on 1st call, on June 7, 2005 at 9:30 a.m. at the registered office of the Company at 157-159 rue Anatole France, 92300 Levallois-Perret, France, and, if the quorum for the ordinary and the extraordinary meeting is not met on June 7, 2005, this Meeting will be held on 2nd call, on June 14, 2005, at 2:00 p.m. at CNIT La Défense, Salle Ambroisie, 2 Place de la Défense, 92053 Paris La Défense, France, and at any adjournment thereof, for the purposes set forth herein.
      The Meeting will comprise both an ordinary and an extraordinary general meeting of the Company’s shareholders.
Record Date and Mailing Date
      These solicitation materials were mailed on or about April 27, 2005, to all holders of ADSs, each corresponding to one Company’s Ordinary Share, having a nominal value of €0.10, as of April 15, 2005 (the “Record Date”). A separate French equivalent of the proxy statement will be provided to the holders of the Company’s Ordinary Shares on or about May 23, 2005.
Information Concerning Voting Securities
      Pursuant to a program sponsored by the Company, its Ordinary Shares are traded in the United States in the form of ADSs, and each ADS corresponds to one Ordinary Share deposited with The Bank of New York (the “Depositary”). The Ordinary Shares are traded in France on Eurolist by EuronextTM. Each Ordinary Share is entitled to one vote per Share, except treasury shares, directly or indirectly owned by the Company, which are deprived of voting rights, in compliance with French law.
      Accordingly, as of the Record Date, the total number of Ordinary Shares was 96,367,361 and the total number of voting rights was 89,942,075. As of the Record Date, this total number of Ordinary Shares included 30,710,518 of ADS.
      You may vote by using the enclosed Voting Instruction Card. If you wish to vote the Ordinary Shares underlying your ADSs directly and attend the Meeting, you must contact the Depositary in order to become the holder of the Ordinary Shares corresponding to your ADSs prior to May 20, 2005. A fee may be incurred upon the surrender of the ADSs and withdrawal of Ordinary Shares.
      Holders who hold the ADSs in a stock brokerage account or ADSs that are held by a bank or nominee (i.e., in street name) must provide the record holder of the ADSs (the brokerage firm, bank or nominee) with instructions on how to vote the ADSs.

Quorum Required Under French Law
      The required quorum for ordinary resolutions is one-fourth of the total Ordinary Shares entitled to vote at the Meeting. If such quorum is not met, a second shareholders’ meeting will be held. At this second meeting, no quorum is required for ordinary resolutions.
      The required quorum for extraordinary resolutions is one-third of the total Ordinary Shares entitled to vote at the Meeting. If such quorum is not met, a second shareholders’ meeting will be held. At this second meeting, the quorum required for extraordinary resolutions is one-fourth of the total Ordinary Shares entitled to vote at the Meeting.
      Ordinary Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” from a matter are treated as being present at the Meeting for purposes of establishing a quorum.
      Pursuant to Rule 4350(a)(i) of the Nasdaq Marketplace Rules, the Company obtained an exemption from Nasdaq’s 50% quorum requirements in connection with its initial public offering in June 1994.
Votes Required Under French Law
      Passage of ordinary resolutions requires the affirmative vote of a majority of the Ordinary Shares present or represented at the Meeting.
      Passage of extraordinary resolutions requires the affirmative vote of two-thirds of the Ordinary Shares present or represented at the Meeting.
      For both ordinary and extraordinary resolutions, abstentions will have the same effect as a vote “AGAINST” each resolution.
Voting by Holders of ADSs
      You are entitled to be notified of this Meeting, and may vote the Ordinary Shares underlying your ADSs at the Meeting in one of two ways: (A) by properly completing and returning the enclosed Voting Instruction Card to the Depositary by no later than June 6, 2005 (the “Receipt Date”), you will cause the Depositary to vote the Ordinary Shares underlying the ADSs in the manner prescribed in the Voting Instruction Card as more fully described below; or (B) by electing to surrender your ADSs and withdraw Ordinary Shares by contacting the Depository no later than May 20, 2005, and continuing to hold those Ordinary Shares through the Meeting date.
      The significant differences between these two alternatives are as follows: (i) a holder of ADSs is not entitled to attend the Meeting in person but must rather rely upon the Depositary for representation; (ii) a holder of ADSs may not have the opportunity to consider or vote on any matters which may be presented at the Meeting other than those described in this Proxy Statement or any further solicitation made by the Company; (iii) a holder of ADSs is not entitled to present proposals at the Meeting for consideration at such Meeting; and (iv) a holder of Ordinary Shares must continue to hold the Ordinary Shares through June 6, 2005 (and hold such Ordinary Shares through the date of the Meeting), and, therefore, merely holding ADSs (or Ordinary Shares) on the Record Date will not be sufficient to entitle such person to attend or vote in person at the Meeting.
      Voting Through Depositary. Upon receipt by the Depositary of a properly completed Voting Instruction Card on or before the Receipt Date, the Depositary will, insofar as practicable and permitted under applicable provisions of French law and the articles of association of the Company, vote or cause to be voted the Ordinary Shares underlying ADSs in accordance with any non-discretionary instructions set forth in such Voting Instruction Card.
      If the Depositary (i) receives Voting Instruction Cards that are signed but are missing voting instructions, (ii) receives Voting Instruction Cards that are improperly completed or (iii) does not receive a Voting Instruction Card from a holder of ADSs on or before the Receipt Date, the Depositary will deem such holder of ADSs to have instructed the Depositary to give a proxy to the Chairman of the Meeting to vote in favor of each proposal recommended by the Company’s Board of Directors and against each proposal opposed by the Company’s Board of Directors.
      Voting Ordinary Shares. Under French law and the Company’s articles of association, only shareholders holding Ordinary Shares may attend a shareholders’ meeting and vote the Ordinary Shares, subject to the following: (i) holders of registered Ordinary Shares must have the Ordinary Shares registered in their name at least one Paris business day prior to the date of a shareholders’ meeting; (ii) holders of bearer Ordinary Shares must, at least one Paris business day prior to the date of a shareholders’ meeting, evidence that the bearer Ordinary Shares are being held in a blocked account by producing a certificate issued by the financial intermediary holding the Ordinary Shares.
      Therefore, in order for a holder of ADSs to attend the Meeting and vote the Ordinary Shares, such holder must first become the owner of Ordinary Shares underlying the ADSs. To accomplish this, a holder of ADSs must deliver, on or before May 20, 2005, his, her or its ADSs to the Depositary for cancellation and pay the related exchange charges of the Depositary, as provided in the Amended and Restated Deposit Agreement dated October 15, 2003. The Depositary will then request that the Paris office of BNP Paribas Securities Services, the custodian (the “Custodian”) of the Ordinary Shares underlying the ADSs, register such holder in the share register of the Company and will request that the Custodian make arrangements to allow the holder of Ordinary Shares to vote at the Meeting. The Custodian will not permit any transfer of the Ordinary Shares during the “blocked period” beginning on June 6, 2005 and running through June 7, 2005, if the Meeting occurs on June 7, 2005, or, in the alternative, through June 14, 2005, if the Meeting occurs on June 14, 2005, for quorum requirements.
Receipt Date
      The Depositary must receive the Voting Instruction Card on or before the Receipt Date, which is June 6, 2005.
Revocability of Proxy
      A Voting Instruction Card may be revoked by filing with the Depositary, before the Receipt Date, on June 6, 2005, a written notice of revocation or a duly executed Voting Instruction Card, in either case dated later than the prior Voting Instruction Card relating to the same ADSs; provided that any notice of revocation or new Voting Instruction Card must be received by the Depositary on or before the Receipt Date.
Expenses of Solicitation
      All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of ADSs for their reasonable expenses in forwarding proxy material to and in soliciting voting instructions from such beneficial owners. The Company’s Directors, officers and employees may also solicit votes in person or by telephone, telegram, letter, facsimile or other means of communication. These Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.
      The Company has retained D.F. King & Co. Inc. (“D.F. King”) to assist it with the solicitation of Voting Instruction Cards and to verify certain records related to this solicitation. The Company will pay D.F. King $9,500, plus D.F. King’s reasonable expenses, for these services. The Company has also agreed to indemnify D.F. King against certain liabilities resulting from claims involving D.F. King that directly relate to or arise out of D.F. King’s engagement (except for those directly or principally resulting from any gross negligence, bad faith or willful or intentional misconduct by D.F. King).

Shareholder Communications to Directors
      Shareholders may communicate directly with the Company’s Directors by writing to the Company’s Chairman of the Board, who is currently Bernard Liautaud, at the Company’s principal executive offices. Mr. Liautaud will monitor these communications and provide appropriate summaries of all received messages to the Board of Directors at its regularly scheduled meetings. Where the nature of a communication warrants, Mr. Liautaud may decide to obtain the immediate attention of the appropriate committee of the Board of Directors or a non-management Director, or the Company’s management or independent advisors, as Mr. Liautaud considers appropriate. After reviewing shareholder messages, Mr. Liautaud, or the Board of Directors will determine whether any response is necessary.
Procedure for Submitting Shareholder Proposals
      Under French corporate law, owners of Ordinary Shares holding, either alone or together with other owners of Ordinary Shares, a defined percentage of the Company’s share capital may propose new resolutions or modifications to the resolutions presented by the Board of Directors to the shareholders for their approval no later than 10 days following publication of the notice of the shareholders’ meeting in the “Bulletin des Annonces Légales Obligatoires” (“BALO”). Such notice must be published at least 30 days prior to the date of the shareholders’ meeting and the number of Ordinary Shares required to be held to propose new resolutions varies depending on the share capital of the Company. Based on the Company’s share capital as of March 31, 2005, such minimum number of shares was 2,200,986. The Company published a notice of the Meeting in the BALO on April 1, 2005.
      New resolutions or modifications to the resolutions by shareholders must be sent (i) to the Company’s registered office at 157-159 rue Anatole France, 92300, Levallois-Perret, France, Attention: Chairman of the Board, by registered mail with acknowledgement of receipt requested or (ii) by electronic mail with tracking option of delivery receipt to presidence@businessobjects.com.
      As an ADS holder, you do not have a right to present proposals to the Meeting. If you wish to submit proposals at the Meeting, you would need to convert your ADSs into Ordinary Shares by contacting the Depositary. See “Voting By Holders Of ADSs — Voting Of Ordinary Shares” for a description of how to exchange ADSs for Ordinary Shares.
Documents Accompanying this Proxy Statement
      The following documents are included in this Proxy Statement: (i) the report of the Board of Directors relating to the resolutions submitted to the Meeting, (ii) the report of the Board of Directors on the activities of the Company and the Business Objects group in 2004, (iii) the Chairman’s report relating to the conditions of preparation and organization of the Company’s Board of Directors and related internal control procedures, (iv) a summary of the unconsolidated financial statements of the Company for 2004 prepared under generally accepted accounting principles as applied to companies in France (“French GAAP”), (v) a summary of the consolidated financial statements of the Company for 2004 prepared under French GAAP, (vi) a table showing the unconsolidated results of the Company for the past five years and (vii) the text of the resolutions submitted to the Meeting. This Proxy Statement will be mailed with the Company’s Annual Report on Form 10-K, which includes the consolidated financial results of the Company for 2004 prepared under generally accepted accounting principles as applied in the United States (“U.S. GAAP”). In addition, you may request copies of additional information, in accordance with French law relating to commercial companies, using the enclosed Request for Information Form, which is attached as Annex A to these Proxy Statement. The additional information may include, but is not limited to, the statutory auditors’ reports referenced in the proposals described below.

Disclaimer Regarding Committee Reports and Performance Graph
      None of (i) the Compensation Committee report contained in this Proxy, (ii) any other information required to be disclosed herein by Items 402(l), 306(a) or (b) of Regulation S-K or Item 7(d)(3) of Schedule 14A, (iii) the Report of the Board of Directors relating to the operations of the business of the Company since the beginning of the current fiscal year nor (iv) the Chairman’s report, shall be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE BOARD OF DIRECTORS ON THE RESOLUTIONS PROPOSED TO THE ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING OF JUNE 7, 2005
OR TO JUNE 14, 2005, AS THE CASE MAY BE.
PROPOSAL 1
APPROVAL OF THE STATUTORY FINANCIAL STATEMENTS FOR THE
FISCAL YEAR ENDED DECEMBER 31, 2004
      In accordance with French corporate law, the Company’s statutory financial statements prepared in accordance with French GAAP must be approved by shareholders within six months following the close of the fiscal year. Shareholders are also required to specifically approve certain non-tax deductible expenses, which in the present case are primarily Company car expenses, as well as taxes relating to these expenses. At the Meeting, the Statutory Auditors of the Company will present their report on the annual statutory financial statements of the Company. The shareholders are being asked to approve the statutory financial statements, the non-tax deductible expenses and the related taxes. See page 94 of this Proxy Statement for a copy of the statutory financial statements.
      A summary of the Company’s unconsolidated financial statements for 2004 as required by French law, as well as the report of the Board of Directors on these unconsolidated financial statements, appear on page 50 of this Proxy Statement.
      The First Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE FIRST RESOLUTION SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 2
APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE
FISCAL YEAR ENDED DECEMBER 31, 2004
      In accordance with French corporate law, the Company’s consolidated financial statements prepared in accordance with French GAAP must be approved by shareholders within six months following the close of the fiscal year. At the Meeting, the Statutory Auditors of the Company will present their report on the annual consolidated financial statements of the Company. The shareholders are being asked to approve such consolidated financial statements. See page 91 of this Proxy Statement for a copy of the consolidated financial statements.
      A summary of the Company’s consolidated financial statements for 2004 as required by French law, as well as the report of the Board of Directors on these consolidated financial statements, appear beginning on page 50 of this Proxy Statement.
      The Second Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE SECOND RESOLUTION SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 3
ALLOCATION OF EARNINGS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004
      In accordance with French corporate law, after-tax profits (unconsolidated) of the Company must be allocated first to a legal reserve of up to 5% of the annual profits. Additional allocations for legal reserves are no longer required when the legal reserve reaches 10% of the share nominal capital as of the last day of the fiscal year. After the statutory requirement for allocation to the legal reserve has been met, shareholders may decide to declare a dividend payable to shareholders, to allocate a portion to a specific reserve and/or to carry the profits forward in retained earnings.

      The Board of Directors proposes that the Company’s after-tax profits of €66,354,226.37 be allocated €10,180.69 to the legal reserve and the balance of €66,344,045.68 to retained earnings. If this allocation of profits is approved, the legal reserve will amount to €959,217.66, which amount was equal to 10% of the nominal share capital as of December 31, 2004.
      The Company has not declared any dividends during the last three fiscal years.
      The Third Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE THIRD RESOLUTION SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSALS 4 AND 5
RENEWAL OF TERMS OF OFFICE OF DIRECTOR OF THE COMPANY AND
RATIFICATION OF THE APPOINTMENT OF A NEW DIRECTOR OF THE COMPANY
General
      The Company’s Board of Directors is currently comprised of nine members. Each Director is elected for a three-year term and serves in office until the expiration of his term, his death or resignation, or until he be removed ad nutum by the Company’s shareholders at a shareholders’ meeting. There is no limitation, other than the requirement that no more than one-third of the members be over the age of 70, on the number of terms that a Director may serve.
      Biographies of the Directors and nominee for Director are set forth elsewhere in this Proxy Statement in the section captioned “Information Regarding Nominees, Other Directors and Executive Officers.”
PROPOSAL 4
      Mr. Gerald Held’s term of office will end at the close of the Meeting. The Board of Directors proposes that his term of office be renewed for a three-year term expiring at the close of the annual shareholders’ meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2007, i.e., at the annual shareholders’ meeting to be held in 2008.
      The Board of Directors proposes that you approve the renewal of the term of office of Mr. Gerald Held as Director of the Company.
      The Fourth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
PROPOSAL 5
      The Board of Directors appointed Mr. Carl Pascarella, as Director of the Company, subject to ratification at the next general meeting of shareholders, as successor of Mr. Albert Eisenstat, who resigned from his position of a Director of the Company on November 19, 2004. The term of office of Mr. Carl Pascarella on the Board of Directors would be the remainder of Mr. Albert Eisenstat’s term and will expire at the close of the annual shareholders’ meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2006, i.e., at the annual shareholders’ meeting to be held in 2007.
      The Board of Directors proposes that you ratify the appointment of Mr. Carl Pascarella as Director of the Company.
      The Fifth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH ARE THE SUBJECTS OF THE FOURTH AND FIFTH RESOLUTIONS SUBMITTED
FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS
RECOMMENDS A VOTE

PROPOSAL 6
APPOINTMENT OF, AS REPLACEMENTS FOR THE SECOND STATUTORY AUDITORS, DELOITTE TOUCHE TOHMATSU, AND THE SECOND ALTERNATE STATUTORY AUDITORS, BEAS, OF BDO MARQUE & GENDROT, AS SECOND STATUTORY AUDITORS AND ROUER, BERNARD, BRETOUT, AS SECOND ALTERNATE STATUTORY AUDITORS
      French commercial companies which are required to publish consolidated financial statements must appoint two regular statutory auditors as well as two alternate statutory auditors. The current regular and alternate Statutory Auditors of the Company are the following:

•	Ernst & Young Audit as regular Statutory Auditors and Mr. Alain Vincent as its alternate Statutory Auditor; and

•	Deloitte Touche Tohmatsu as regular Statutory Auditors and BEAS as its alternate Statutory Auditors.

      The term of office of these regular and alternate Statutory Auditors of the Company is scheduled to expire at the close of the annual shareholders’ meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2008, i.e. at the annual shareholders’ meeting to be held in 2009, unless earlier termination of the term of their offices in case of their death, early retirement, dismissal or resignation.
      The Company may, in the future, develop business relationship with one or more entities of the group of Deloitte Touche Tohmatsu and BEAS. If the Company entered into such type of relationship, it would entail that Deloitte Touche Tohmatsu and BEAS would no longer meet the independence requirements set by the French law. Accordingly on March 18, 2005, Deloitte Touche Tohmatsu, regular Statutory Auditors, and BEAS, its alternate Statutory Auditors notified the Company of their resignation from their respective offices. The resignation of Deloitte Touche Tohmatsu will be effective at the close of this Meeting. The resignation of BEAS was immediately effective.
      Under French law, shareholders have sole authority to appoint the statutory auditors of the Company. In addition to the regular statutory auditor, shareholders must appoint an alternate statutory auditor, which would become the regular statutory auditor in case of the death, early retirement, dismissal or resignation of the regular statutory auditor. However in case of the death, early retirement, dismissal or resignation of the regular statutory auditor and if the alternate statutory auditors can not become the regular auditor because of such auditors’ own death, early retirement, dismissal or resignation, the shareholder must appoint a successor to the regular statutory auditor as well as a successor to alternate statutory auditors. The term of the office of the successors as regular and alternate statutory auditors will be the remainder of the term of office of the leaving as regular and alternate statutory auditors.
      Accordingly, following the recommendation of the Company’s Audit Committee, the Board of Directors proposes that you appoint BDO Marque & Gendrot, as regular Statutory Auditors of the Company, and appoint Rouer, Bernard, Bretout as alternate Statutory Auditors of the Company. In accordance with French law, the term of their office would be the remainder of the term of office of Deloitte Touche Tohmatsu and BEAS and will expire at the close of the annual shareholders’ meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2008, i.e., at the annual shareholders’ meeting to be held in 2009.
      The Sixth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH ARE THE SUBJECTS OF THE SIXTH RESOLUTION SUBMITTED FOR
YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS
RECOMMENDS A VOTE

PROPOSAL 7
RATIFICATION OF REGULATED AGREEMENTS
      Under French law, a “Regulated Agreement” means any agreement to be entered into, directly or indirectly, between the Company and its Directors, Chief Executive Officer, Directeur Général Délégué (French equivalent of a Deputy Chief Executive Officer), a shareholder owning at least 10% of the voting rights, or if such shareholder is a company, the company controlling such shareholder. Regulated Agreements also include the Company’s agreements with third parties in which one of the persons listed above has an indirect interest. Accordingly, the Company’s agreement with a third party to obtain liability insurance to cover the liabilities which may be incurred by its Directors and Officers in their respective capacities is a Regulated Agreement pursuant to French law.
      In compliance with the French corporate law, such Regulated Agreements must be submitted for authorization of the Board of Directors and then must be approved by the next general meeting of shareholders of the Company. However, if the Board is unable to approve a Regulated Agreement, the general meeting of shareholders may ratify this Regulated Agreement based on the special report of the Statutory Auditors of the Company setting out the circumstances by virtue of which the Board authorization procedure was not followed.
      The Company has obtained and maintained civil liability insurance since September 1994 against liabilities that may be incurred by its Directors and Officers in their respective capacities, in accordance with its commitment vis à vis each of its Directors at the time of the admission of the ADSs on the Nasdaq National Market. This commitment as well as a liability insurance agreement, were duly approved and ratified by the shareholders’ meeting held on August 17, 1994.
      In accordance with its commitment, the Company renewed its liability insurance agreements on November 10, 2004, but the Board of Directors could not authorize these agreements as required by the French law because all Directors were interested in these agreements and accordingly, in compliance with French law, none of them could participate in the vote of the related resolution. Accordingly, the agreements had to be signed without prior authorization of the Board, as provided for in article L. 225-38 of the French Commercial Code.
      Given the commitment with the Directors and the necessity to attract to and retain on its Board, high-quality persons despite the increased risks of liability that these persons may incur because of the quotation of the Company on the Nasdaq National Market and Eurolist by EuronextTM, the Board of Directors considers the renewal of these agreements by the Company to be consistent with its commitments, its corporate interest and the practices of numerous other public companies. Therefore, the Board of Directors asks that you ratify these liability insurance agreements, based on the special report prepared by the Statutory Auditors, pursuant to article L. 225-42, paragraph 3, of the French Commercial Code.
      The Seventh Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE SEVENTH RESOLUTION SUBMITTED FOR
YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS
RECOMMENDS A VOTE
PROPOSAL 8
INCREASE OF THE AGGREGATE AMOUNT OF AUTHORIZED DIRECTORS’ FEES
      In accordance with French corporate law, only shareholders may decide the aggregate amount of fees which may be paid to directors. The board of directors then has full discretionary authority to decide the allocation of directors’ fees authorized by the shareholders amongst the members of the board of directors.
      At the ordinary general meeting held on December 11, 2003, the shareholders authorized the payment of €350,000 or the equivalent in U.S. dollars for directors fees for 2004, as well as for each succeeding year, until the shareholders resolve otherwise.

      To take into account the increased number of Board and Committee meetings and the increased involvement of the Directors required by the Company’s business and new French and U.S. regulations on securities and corporate governance matters, the Board of Directors proposes to increase the aggregate amount of annual directors’ fees to €400,000 or the equivalent in U.S. dollars for 2005, as well as for each succeeding fiscal year, until the shareholders resolve otherwise.
      The Eighth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE EIGHTH RESOLUTION SUBMITTED FOR
YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS
RECOMMENDS A VOTE
PROPOSAL 9
AUTHORIZATION GRANTED TO THE BOARD OF DIRECTORS TO REPURCHASE ORDINARY SHARES OF THE COMPANY
      In the tenth resolution of the shareholders’ meeting of June 10, 2004, you authorized the Board of Directors to repurchase up to 8,400,000 Ordinary Shares at a price not to exceed €35 per share (excluding transaction costs) or its U.S. dollar equivalent. This authorization also required that the total number of treasury shares may not exceed 10% of the Company’s share capital. This authorization is valid for a period of 18 months and will expire, on December 10, 2005.
      The Board of Directors proposes that you renew this authorization in order to authorize the repurchase of a maximum of Ordinary Shares, representing up to 10% of the share capital of the Company, it being specified that the total number of treasury shares shall not exceed 10% of the Company’s share capital. The maximum purchase price per share would be €30 (excluding costs) or its U.S. dollar equivalent. The maximum amount of funds dedicated to this share repurchase program may not exceed €250 million or the U.S. dollar equivalent.
      Pursuant to this new authorization, Ordinary Shares repurchased under this program could be:

•	purchased and held in treasury in order to later provide consideration in the context of an acquisition or an exchange of the Company’s shares, in the context of eventual external growth, in compliance with applicable securities regulations and stock market rules;

•	to fulfill obligations related to stock option programs or other allocations of shares to employees or officers of the Company or of a related company;

•	delivered upon the exercise of the rights attached to securities giving right to shares of the Company;

•	manage the market making in the secondary market and the liquidity of the Company’s share price by an investment services provider through a liquidity agreement compliant with the ethic charter approved by the Autorité des Marchés Financiers;

•	cancelled, subject to the approval of a specific resolution by the extraordinary shareholders’ meeting.
      This resolution may be used by the Board of Directors for all treasury shares, including the shares that the Company had repurchased prior to the admission of its Ordinary Shares on a regulated market and held by the Company prior to the Meeting.
      If you approve this resolution, the Board of Directors requests that you grant to the Board of Directors the necessary powers, with the option to sub-delegate, to implement the program.
      If this resolution is adopted, it will replace the preceding authorization granted by the shareholders’ meeting of June 10, 2004, and will be granted for a maximum period of 18 months following the date of the present Meeting.

      In accordance with the provisions of article L. 225-210 of the French Commercial Code, treasury shares have no voting or dividend rights. Pursuant to the provisions of article L. 225-110 of the French Commercial Code, the acquisition of a company’s own shares may not result in the reduction of shareholders’ equity to an amount less than the share capital as increased by non-distributable reserves.
      The Company currently holds 3,067,675 treasury shares, including 1,000,000 Ordinary Shares repurchased in August 2004, 1,000,000 in May 2004, 250,000 in November 2002, 243,175 in September 2001 and 574,500 in May 1999.
      The Ninth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE NINTH RESOLUTION SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 10
AUTHORIZATION GRANTED TO THE BOARD OF DIRECTORS TO REDUCE THE SHARE CAPITAL BY CANCELLATION OF TREASURY SHARES
      Within the framework of the share repurchase programs, the Board of Directors proposes that you authorize the Board of Directors to reduce the share capital, on one or more occasions, by cancellation of Ordinary Shares repurchased by the Company under its share repurchase programs. In accordance with French law, Ordinary Shares cancelled over a 24 month period may not exceed 10% of the outstanding share capital.
      The above authorization would replace the authorization granted at the shareholders’ meeting of June 10, 2004 and would be valid for 18-month period following the date of the Meeting.
      The Tenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE TENTH RESOLUTION SUBMITTED FOR
YOUR APPROVAL AND IN FAVOR OF WHICH THE BOARD OF DIRECTORS
RECOMMENDS A VOTE
PROPOSALS 11 TO 12
AUTHORIZATIONS GRANTED TO THE BOARD OF DIRECTORS TO ISSUE
WARRANTS TO SUBSCRIBE TO ORDINARY SHARES RESERVED
FOR SOME DIRECTORS OF THE COMPANY
General
      Pursuant to the provisions of articles L. 228-91 et seq. of the French Commercial Code, the Board of Directors requests that you authorize the Board of Directors to issue warrants to subscribe to a maximum of 90,000 Ordinary Shares of the Company, with a nominal value of €0.10 each, reserved to certain Directors. The total nominal amount of the resulting increases of capital amounts to €9,000, without taking into account possible adjustments to preserve the rights of holders of warrants to subscribe to Ordinary Shares, pursuant to applicable legal provisions and regulations and, where applicable, contractual provisions providing for other instances of adjustments.
      These warrants will be issued free of charge to the concerned Directors.
      If you approve this Proposal, you waive your preferential subscription right to subscribe these warrants and you reserve it to the concerned Directors. The approval of this Proposal also entails your waiver of your preferential subscription right to subscribe the new Ordinary Shares to be issued upon exercise of these warrants.
      The authorization granted to the Board of Directors to issue such warrants would be valid for a one-year period.

      The Directors entitled to these issuances are the following:
PROPOSAL 11
      45,000 warrants to subscribe 45,000 Ordinary Shares, reserved to Mr. Gerald Held, subject to the renewal of his term of office at the Meeting;
      The Eleventh Resolution sets forth the full text of the shareholder action to which this Proposal relates.
PROPOSAL 12
      45,000 warrants to subscribe 45,000 Ordinary Shares, reserved to Mr. Carl Pascarella, subject to the ratification of his appointment as Director of the Company at the Meeting;
      The Twelfth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
Method of Grant of Warrants to these Directors
      Because of their various and complementary expertise, in particular in financial, technical, organizational or strategic areas, the Board of Directors believes that it is in the best interests of the Company and its shareholders to attract and retain the Directors by offering them warrants free of charge. The Board of Directors also believes that the ownership of the Ordinary Shares by members of the Board of Directors serves to align their interests with those of the Company’s shareholders.
Report on “Special Advantages”
      The issuance of such warrants without consideration may be viewed as a “special advantage” granted to Messrs. Held and Pascarella within the meaning of article L. 225-147 of the French Commercial Code. As a result, the Company decided to apply the procedure for “special advantages”. A special independent auditor (Commissaire aux avantages particuliers), appointed pursuant to an order of the President of the Commercial Court of Nanterre, will review the value of these special advantages and their consequences on the situation of the shareholders in his report. Pursuant to this report, the special advantages from which Messrs. Held and Pascarella could benefit consist of: (i) the issuance of these warrants without charge and (ii) the granting of an exercise price per share set at the date of issuance of such warrants, which may be lower than the fair market value of the shares at the time of exercise of the warrants.
Exercise Price
      The exercise price per share underlying each warrant will be equal to the last closing price of such share on the last trading day prior to the date of the shareholders’ meeting, as reported on Eurolist by EuronextTM, which the Board of Directors has determined is the fair market value of the Ordinary Shares.
Vesting and Exercise
      If you approve the authorizations for the issuance of the warrants in favor of the beneficiaries named above, the Board of Directors intends to include the following provisions:
      The warrants granted to Mr. Held and Mr. Pascarella would vest over three years, as follows: one-third of the warrants would be exercisable on or after June 1, 2006, one-third of the warrants would be exercisable on or after June 1, 2007 and one-third of the warrants would be exercisable on or after June 1, 2008.
      These warrants will expire on the earlier to occur of (i) the seventh anniversary of the date of their issuance or (ii) the 90th day following the date on which the Director ceases to be a member of the Board of Directors.

Legal Information Relating to the Effect of the Issuance on the Company’s Security Holders
      If the shareholders of the Company authorize the Board of Directors to issue the proposed warrants in favor of Messrs. Held and Pascarella, whenever such authorization is used, the Board of Directors will prepare, in accordance with the provisions of article 155-2 of Decree No. 67-236 dated March 23, 1967 on commercial companies, a report to the Company’s security holders describing the definitive terms of the transaction and indicating (i) the potential dilutive effect of the issuance of the securities on the Company’s security holders, (ii) the potential effect of the issuance of the securities on the net equity per share, and (iii) the theoretical effect of the issuance of the securities on the market value of the Company’s Ordinary Shares, as defined in article 155-1 of Decree No. 67-236 dated March 23, 1967.
Other Consequences of Issuing Warrants
      If you authorize the Board of Directors to issue these warrants, the Company will, in accordance with French law, and for as long as any warrant is outstanding, refrain from redeeming its share capital and modifying the allocation of profits without reserving the rights of the warrant holders.
      Holders of each type of warrants with the same rights will be grouped in a distinct class of warrants holders (Masse) for the defense of their mutual interest.
      SUCH ARE THE SUBJECTS OF THE ELEVENTH AND TWELFTH RESOLUTIONS
SUBMITTED FOR YOUR APPROVAL, AND IN FAVOR OF WHICH
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 13
AUTHORIZATION GRANTED TO THE BOARD OF DIRECTORS TO INCREASE THE SHARE CAPITAL THROUGH THE ISSUANCE OF ORDINARY SHARES, WITH SUBSCRIPTION RESERVED TO THE PARTICIPANTS IN THE COMPANY EMPLOYEE SAVINGS PLAN
      Within the framework of the Company’s Employee Savings Plan (the “Savings Plan”) implemented by the Company, eligible employees of the Company and any employees of Company’s subsidiary may subscribe for Ordinary Shares of the Company through a mutual fund during subscription periods, the dates of which are set by the Board of Directors. The Savings Plan’s purpose is to allow eligible employees to invest their personal savings, including through the allocation of any sums paid by the Company or, at the case may be, its subsidiaries as part of profit-sharing plans and to benefit from the favorable French income tax and social security provisions applicable to employee savings plans.
      From 1995 through December 31, 2004, the Company issued 1,038,993 Ordinary Shares which were subscribed under the Savings Plan, of which 114,861 Ordinary Shares were issued in 2003 at an average price of €15.86 per share and 82,686 Ordinary Shares were issued in 2004 at an average price of €16.74 per share.
      As of December 31, 2004, the total number of Ordinary Shares held under the Savings Plan through the mutual funds Business Objects Actionnariat was 310,148.
      The extraordinary shareholders’ meetings of May 15, 2003 and December 11, 2003 authorized, respectively, the issuance of 100,000 and 50,000 Ordinary Shares under the Savings Plan. As of the date of this report, all of those Ordinary Shares have been issued. Furthermore, the extraordinary shareholders’ meeting of June 10, 2004, authorized the issuance of 100,000 Ordinary Shares under the Savings Plan. As of the date of this report, 8,023 of those Ordinary Shares has been issued. This authorization for the 91,977 Ordinary Shares, reserved but unissued under the Saving Plan, will expire June 2006.
      In order to permit the Company to offer Ordinary Shares under the Savings Plan, the Board of Directors proposes that you authorize the Board of Directors to increase the share capital by a maximum number of 100,000 Ordinary Shares, reserved for employees who participate in the Savings Plan, establish the mechanism for setting the issue price of the Ordinary Shares reserved under the Savings Plan and authorize the Board of Directors, within the limits set forth by the shareholders, to set the subscription price and the conditions under which the subscribed Ordinary Shares will be paid for and issued. The total nominal amount of the resulting increase of share capital amounts to €10,000, without taking into account possible adjustments.
      If approved, this authorization would be effective until the annual shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2006, i.e., at the annual shareholders meeting to be held in 2007. Approval of this resolution constitutes a waiver by the shareholders of their preferential subscription rights with respect to the Ordinary Shares to be issued or allocated pursuant to this resolution.
Legal Information Relating to the Effect of the Issuance on the Company’s Security Holders
      If the shareholders authorize the Board of Directors to issue these Ordinary Shares, whenever such authorization is used, the Board of Directors will prepare, in accordance with the provisions of article 155-2 of Decree No. 67-236 dated March 23, 1967 on commercial companies, a report to the Company’s security holders describing the definitive terms of the transaction and indicating (i) the potential dilutive effects of the issuance of the securities on the position of the Company’s security holders, (ii) the potential effects of the issuance of the securities on net equity per share and (iii) the theoretical effect of the issuance of the securities on the market value of the Company’s Ordinary Shares as defined in article 155-1 of Decree No. 67-236 dated March 23, 1967 on commercial companies.
Summary of the Savings Plan
      Purpose. The purpose of the Savings Plan is to attract and retain the best available personnel, to provide additional incentives to employees and to promote the success of the Company’s business.
      Administration. The Board of Directors administers the Savings Plan. The Board of Directors has full and exclusive authority to modify the terms of the Savings Plan and to make offers for the subscription of Ordinary Shares under the Savings Plan within the limits set by French law and the shareholders of the Company.
      Eligibility and Participation. Any employee of the Company or its subsidiaries employed by the Company for at least three months is eligible to participate in the Savings Plan. The number of Ordinary Shares that a given employee may subscribe to is determined as a percentage of 10% of the compensation received by the employee over a six-month period set by the Savings Plan. No participant may subscribe for more than 500 Ordinary Shares per subscription period. All employees participating in the Savings Plan have the same rights and privileges, except for the number of Ordinary Shares for which each employee may subscribe. The right to subscribe for the Ordinary Shares may be exercised only by an eligible employee and is not transferable.
      Offering Periods. The Board of Directors may open offering periods of up to approximately three weeks, which generally end on March 31 and September 30.
      Subscription Price. The subscription price of one Ordinary Share is calculated in euros and may not be less than the higher of (i) 85% of the closing price for one Ordinary Share as quoted on Eurolist by EuronextTM on the last trading day prior to the date of the decision to set the opening date for subscription and (ii) 80% of the average of the opening prices quoted on Eurolist by EuronextTM on the 20 trading days preceding the day of the decision to set the subscription period opening date. The issue price may not exceed 100% of the average set forth in clause (ii) above.
      Withdrawals. Funds invested by employees in the Savings Plan cannot be disposed of for a period of five years from the investment, except under limited circumstances specified by French law.
      Tax Information. The investments made under the Savings Plan benefit from the favorable income tax and social security provisions of French law applicable to employee savings plans. The Savings Plan is also intended to qualify under Sections 421 and 423 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
      No income will be taxable to an employee who is subject to French tax laws until the Ordinary Shares purchased under the Savings Plan are sold or otherwise disposed of.
      Plan Benefits. Given that the number of Ordinary Shares that may be purchased under the Savings Plan is determined, in part, on the compensation received by an employee and given that participating in the Savings Plan is voluntary on the part of the employee, the actual number of Ordinary Shares that may be purchased by any individual is not determinable.
2004 Participation
      Only employees of the Company participated in the 2004 subscription offers under the Savings Plan. The employees of the Company’s subsidiaries participated in subscription offers under the 1995 International Employee Stock Purchase Plan. The Directors and the Chief Executive Officer of the Company are not eligible to participate in the Savings Plan. The Company’s other executive officers did not participate in the Savings Plan in 2004. 208 employees of the Company participated in the subscription offer closed on March 31, 2004 and 270 employees of the Company participated in the subscription offer closed on September 30, 2004.
      The Thirteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE THIRTEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE
BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 14
DELEGATION GRANTED TO THE BOARD OF DIRECTORS TO INCREASE THE SHARE CAPITAL THROUGH THE ISSUANCE OF ORDINARY SHARES, WITH SUBSCRIPTION RESERVED TO THE 2004 BUSINESS OBJECTS S.A. EMPLOYEE BENEFITS TRUST UNDER THE 2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
      The 2004 International Employee Stock Purchase Plan (“IESPP”) of the Company was approved at the extraordinary shareholders’ meeting held on June 10, 2004. The IESPP is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code.
      Since its adoption in 2004 through December 31, 2004, the Company did not issue any Ordinary Shares under the IESPP because the Company continued to issue Ordinary Shares under the 1995 International Employee Stock Purchase Plan which expires in June 2005. The extraordinary shareholders’ meeting of June 10, 2004 authorized the issuance of 475,000 Ordinary Shares under the IESPP. This authorization will expire in June 2006.
      In order to permit the Company to continue to offer the Company’s Ordinary Shares under the IESPP, the Board of Directors proposes that you authorize the Board of Directors to increase the share capital by a maximum number of 700,000 Ordinary Shares under the IESPP and that you waive the preferential subscription rights to the 700,000 Ordinary Shares in favor of the 2004 Business Objects S.A. Employee Benefits Trust, acting on behalf of the employees of the Company and its subsidiaries. The total nominal amount of the resulting increases of capital amounts to €70,000, without taking into account possible adjustments.
      If this Proposal is approved, the related delegation would be valid for a period of 18 months following the date of the Meeting, provided that the issuance be executed during the maximum period of 18 months following the date of the Meeting.
      The issue price of the Ordinary Shares will be determined pursuant to the provisions of the IESPP as described below.

Legal Information Relating to the Effect of the Issuance on the Company’s Security Holders
      If the shareholders authorize the Board of Directors to issue these shares pursuant to this proposal, whenever such authorization is used, the Board of Directors will prepare, in accordance with the provisions of article 155-2 of Decree No. 67-236 dated March 23, 1967 on commercial companies, a report to the Company’s security holders describing the definitive terms of the transaction and indicating (i) the potential dilutive effects of the issuance of the securities on the Company’s security holders, (ii) the potential effects of the issuance of the securities on net equity per share and (iii) the theoretical effect of the issuance of the securities on the market value of the Company’s Ordinary Shares as defined under article 155-1 of Decree No. 67-236 dated March 23, 1967.
Summary of the 2004 International Employee Stock Purchase Plan
      Purpose. The purpose of the IESPP is to attract and retain the best available personnel, to provide an additional incentive and to promote the success of the Company.
      Administration. The Board of Directors, or any committee designated by it for this purpose (the “Administrator”) administers the IESPP. Subject to the other provisions of the IESPP, the Board of Directors has the authority to construe, interpret and apply the terms of the IESPP and to determine which subsidiaries’ employees may participate.
      Eligibility. Any employee of any companies of the Group designated by the Administrator prior to the subscription period is eligible to participate in the IESPP.
      Participation. An eligible employee may become a participant in the IESPP by completing a subscription agreement given to his employer prior to the subscription period authorizing payroll deductions.
      Payroll Deductions. At the time an employee files his participation agreement, the employee elects to have payroll deductions made during the subscription period in an amount not to exceed 10% of the compensation which the employee receives during the subscription period. No employee may subscribe for more than 500 Ordinary Shares per subscription period. An employee may increase or decrease the percentage of the employee’s participation during the subscription period by amending the original subscription agreement. No interest accrues on payroll deductions.
      Subscription Period. The subscription period is a period of approximately six months, commencing on (i) the first trading day on or after May 1 and ending on the first trading day on or after the following November 1 and (ii) the first trading day on or after November 1 and ending on the first trading day on or after May 1.
      Issue Price. For each subscription period, the issue price per share shall not be less than 85% of the lowest closing price per share as quoted on Eurolist by Euronext™ on the first and last days of the subscription period.
      Reimbursement and Termination of Employment. An employee may request the reimbursement of payroll deductions at any time within the conditions of the procedures established by the Administrator. An employee’s withdrawal from a subscription period has no effect on the employee’s eligibility to participate in any succeeding subscription period. If an employee ceases to be an employee for any reason, and if the payroll deductions have not yet been used to subscribe under the offer, such deductions will be reimbursed in full.
      Tax Information. The IESPP and the right of employees to subscribe thereunder, qualify under Section 423 of the Internal Revenue Code.
      No income will be taxable to an employee who is a United States taxpayer until the Ordinary Shares purchased under the IESPP are sold or otherwise disposed of. Upon sale or other disposition of the Ordinary Shares, the employee will generally be subject to tax and the amount of the tax will depend upon the holding period. If the Ordinary Shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date of the Ordinary Shares are purchased, the employee will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the Ordinary

Shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the Ordinary Shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the Ordinary Shares are sold or otherwise disposed of before the expiration of these holding periods, the employee will recognize ordinary income generally measured as the excess of the fair market value of the Ordinary Shares on the date the Ordinary Shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Under current French tax regulations, the Company is not entitled to a deduction for ordinary income recognized by employees upon a sale or disposition of Ordinary Shares prior to the expiration of the holding period(s) described above.
      The foregoing is only a summary of the effect of U.S. federal income taxation upon the employee and the Company with respect to the Ordinary Shares purchased under the IESPP. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of an employee’s death or the income tax laws of any state or other country in which the employee may reside.
      Plan Benefits. Given that the number of Ordinary Shares that may be purchased under the IESPP is determined, in part, on the compensation received by an employee and given that participating in the IESPP is voluntary on the part of the employee, the actual number of Ordinary Shares that may be purchased by any individual is not determinable.
2004 Participation
      The Directors and the Chief Executive Officer of the Company are not eligible to participate to the IESPP. The Directors and Officers of each Company’s subsidiary are eligible to participate to the IESPP only if they are also an employee of this subsidiary and if they owned less than 5% of the share capital of this subsidiary. As a group, the executive officers of the Company, other than the Chief Executive Officer, purchased an aggregate of 348 Ordinary Shares under the 1995 International Employee Stock Purchase Plan in 2004. Five hundred ninety-one employees of the Company’s subsidiaries participated in the subscription offer closed on March 31, 2004 and 1,015 employees of the Company’s subsidiaries participated in the subscription offer closed on September 30, 2004, under the 1995 International Employee Stock Purchase Plan.
      The Fourteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE FOURTEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH THE
BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 15
AUTHORIZATION GRANTED TO THE BOARD OF DIRECTORS TO ALLOCATE, FREE OF CHARGE, EXISTING ORDINARY SHARES, OR TO ISSUE NEW ORDINARY SHARES, FREE OF CHARGE, TO THE EMPLOYEES AND CERTAIN OFFICERS OF THE COMPANY AND TO THE EMPLOYEES OF THE COMPANY’S SUBSIDIARIES
      It is important for the future of the Company that it continues its efforts in the research and development of new products and new markets, and accordingly that it continues to attract and retain high-quality employees, to grant them an additional incentive and to promote the success of the Company. However, pursuant to French law, as amended, the French companies could, within some conditions, allocate new and/or existing free shares to their employees and officers and to the employees of their subsidiaries. It is important that the Company provides its French employees with incentives equivalent to the incentives provided to the other Business Objects employees all over the world. The Board of Directors considers further that the grant of new or existing free Ordinary Shares to the Company’s employees and officers and to the employees of its subsidiaries, as authorized by a new French law, will be key to retaining and attracting high-quality personnel.

      There will be changes in the financial accounting standards for equity compensation arrangements pursuant to rules that become effective for the Company’s fiscal quarter ending September 30, 2005 under U.S. GAAP (“FAS 123R”) and January 1, 2005 under International Financial Reporting Standards (“IFRS 2”) that require that all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, be treated the same as other forms of compensation by recognizing the related cost in the income statement of the Company. The Company anticipates that the adoption of FAS 123R and IFRS 2 will have a substantial negative effect on the Company’s reported operating results. In response to these new standards, many companies amended their stock option plans in order to provide greater flexibility. In this context, the 2001 Stock Incentive Sub-Plan (the “Sub-Plan”) of the Company was approved at the extraordinary shareholders’ meeting held on June 10, 2004. The Sub-Plan is intended to provide the Company’s non-French subsidiaries with the ability to grant free restricted shares and free performance shares to their employees. French law does not allow the employees of the Company and its French subsidiaries to be eligible under the Sub-Plan. The purpose of this proposal is to create a mechanism whereby the employees of the Company and its French subsidiaries can participate in a program comparable to the Sub-Plan.
      Accordingly, the Board of Directors proposes that you authorize the Board of Directors to allocate new and/or existing Ordinary Shares to the Company’s employees and officers and to the employees of the Company’s subsidiaries, within the limit of 0.13% of the share capital as of December 31, 2004, i.e. 124,698 Ordinary Shares. The Ordinary Shares will be transfer or issued without cost to eligible employees and officers. The Board of Directors proposes that you waive your preferential subscription right to subscribe the new Ordinary Shares issued under the authorization.
      The allocation of Ordinary Shares to the Company’s employees and officers and to the employees of Company’s subsidiaries would be definitive after a minimum two-year period of acquisition from the date of the initial allocation and the beneficiaries would have to hold the Ordinary Shares within a minimum two-year period from the date of definitive allocation.
      The Board of Directors proposes that you grant full powers to the Board of Directors to allocate Ordinary Shares without cost, to determine the identity of the Company’s employees and officers and to the employees of Company’s subsidiaries to whom Ordinary Shares are allocated and set the conditions and, as the case may be, the criteria for allocation of Ordinary Shares.
      If this Proposal is approved, the related authorization would be valid for a period of 38 months following the date of the present meeting.
      The Board of Directors shall inform the general meeting of shareholders of the allocation carried out pursuant to this authorization in accordance with the legal requirements of French law.
Legal Information Relating to the Effect of the Issuance on the Company’s Security Holders
      If the shareholders authorize the Board of Directors to issue these shares pursuant to this proposal, whenever such authorization is used, the Board of Directors will prepare, in accordance with the provisions of article 155-2 of Decree No. 67-236 dated March 23, 1967 on commercial companies, a report to the Company’s security holders describing the definitive terms of the transaction and indicating (i) the potential dilutive effects of the issuance of the securities on the Company’s security holders, (ii) the potential effects of the issuance of the securities on net equity per share, and (iii) the theoretical effect of the issuance of the securities on the market value of the Company’s shares as defined under article 155-1 of Decree No. 67-236 dated March 23, 1967.
      The Fifteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE FIFTEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH
THE BOARD OF DIRECTORS RECOMMENDS A VOTE

PROPOSAL 16
APPROVAL OF THE AMENDMENT OF THE ARTICLE 7.2 OF THE COMPANY’S ARTICLES OF ASSOCIATION IN ORDER TO STIPULATE AN ADDITIONAL OBLIGATION OF DISCLOSURE IN CASE OF CROSSING OF THE HOLDING THRESHOLD OF 2% OF THE TOTAL NUMBER OF ORDINARY SHARES OR VOTING RIGHTS
      French law provides that any individual or entity (“Person”), acting alone or in concert with others, that becomes the owner or ceases to be the owner, holding more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the share capital or voting rights of the Company is required to notify the Company and the Autorité des Marchés Financiers (“AMF”), within five trading days of crossing any of the applicable percentage thresholds, of the number of shares and voting rights held by such Person. Any Person who fails to comply with these requirements shall have voting rights for all shares in excess of the relevant threshold suspended for two years following the completion of the required notification.
      Given the diverse and widespread ownership of the Company’s Ordinary Shares, the Board of Directors considers that the minimum legal threshold of 5% is too high to provide relevant information to the Company and its shareholders about the Company’s share ownership. The Board of Directors considers that the automatic suspension of shareholders’ voting rights due to a failure of compliance with French legal requirements, as a result of ignorance or despite a good faith effort at compliance, is a significant risk for the Company’s shareholders.
      Accordingly in compliance with French law, the Board of Directors proposes that you amend the Company’s articles of association in order to stipulate an additional obligation of disclosure when a Person’s share ownership crosses of the holding threshold of 2% of the total number of Ordinary Shares or voting rights or a multiple of this percentage. This notification obligation would also apply whenever a new threshold of 2% is reached or has been crossed on the upper or lower limit, for whatever reason, up to and including the threshold of 50%. In each notification, the declaring Person must certify that the notification includes all shares held or owned and must also indicate the acquisition date(s). Investment fund management companies are required to provide such notification for the whole voting rights attached to all the Company’s shares held by the funds that they manage.
      Moreover, in the event a Person fails to notify the Company, one or more shareholders holding at least 2% of the share capital or voting rights, could require, that Ordinary Shares in excess of the fraction which should have been declared be deprived of the voting rights at any shareholders’ meeting held within two years following the date the notification was required to be filed.
      In compliance with the terms of the Amended and Restated Deposit Agreement dated October 15, 2003, the legal disclosure obligations and this proposed additional disclosure obligation would apply to holders of ADS and/or holders of Ordinary Shares.
      The Board of Directors proposes, therefore, that you approve the amendment of the article 7.2 of the Company’s articles of association accordingly.
      The Sixteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE SIXTEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH
THE BOARD OF DIRECTORS RECOMMENDS A VOTE

PROPOSAL 17
APPROVAL OF THE AMENDMENTS OF THE COMPANY’S ARTICLES OF ASSOCIATION TO CONFORM THEM TO THE NEW PROVISIONS OF THE FRENCH COMMERCIAL CODE, AS AMENDED BY FRENCH DECREE NO. 2004-604 DATED JUNE 24, 2004
      French Decree No. 2004-604 dated June 24, 2004 amended certain articles of the French Commercial Code, which implies certain changes that should be made in the articles of association of the Company.
Identification of the Security Holders
      Pursuant to article L. 228-2 of the French Commercial Code a company may request, if stipulated by its articles of association, at any time, at its own expense, from the related entity that manage its securities accounts, some information to identify the holder of securities giving immediate or deferred access to the right to vote at its shareholders meetings. The Company may require the entity that manages the Company’s securities accounts to provide the name, the nationality, the year of birth or of incorporation, and the address of the security holder as well as the number of securities held and any eventual restrictions on the securities.
      The right to request information about our security holders is set forth by article 7.3 of the Company’s articles of association.
      The French Decree No. 2004-604 dated June 24, 2004 amended the name of the entity which manages the security holder identification and the related article L. 228-2 of the French Commercial Code. Accordingly the Company is seeking to amend the article 7.3 of the Company’s articles of association in order to comply with the article L. 228-2 of the French Commercial Code, as amended, to enable the Company to implement such security holders search.
      The Board of Directors proposes that you approve the amendment of article 7.3 of the articles of association of the Company.
Category of Shares (Abrogated)
      The last paragraph of the article 8 of the Company’s articles of association stipulates that the “The company may require the repurchase, subject to the conditions set forth in article L. 228-19 of the Commercial Code, either of all of its shares with a preferential dividend and no voting right, or of a category of such shares, each category being determined by the date at which it has been issued.”
      These provisions no longer have any meaning or application because French Decree No. 2004-604 dated June 24, 2004 superseded the former article L. 228-19 of the French Commercial Code and the category of shares stipulated in that paragraph is no longer relevant.
      The Board of Directors proposes, therefore, to delete the last paragraph of the article 8 of the Company’s articles of association.
      The Seventeenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE SEVENTEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH
THE BOARD OF DIRECTORS RECOMMENDS A VOTE

PROPOSAL 18
APPROVAL OF THE REMOVAL OF THE FIFTEENTH, SEVENTEENTH AND
TWENTY-FOURTH PARAGRAPHS OF THE ARTICLE 6 OF THE COMPANY’S ARTICLES OF ASSOCIATION RELATING TO THE CANCELLATION OF WARRANTS, FOLLOWING THE RESIGNATION OF CERTAIN DIRECTORS, IN COMPLIANCE WITH THE PROVISIONS
OF THE WARRANT AGREEMENTS
      The shareholders’ meeting of February 6, 2001 issued 15,000 warrants, giving the right to subscribe 22,500 Ordinary Shares, in favor of Mr. John Olsen. The warrants vested over three years starting on or after May 1, 2001. Because Mr. Olsen resigned from his office of Director on December 31, 2004 and did not exercise his warrants prior to their expiration on the 90th day following his resignation, these warrants are null and void, in compliance with the provisions of his warrant agreement.
      The shareholders’ meeting of June 12, 2001 issued 15,000 warrants giving the right to subscribe 15,000 Ordinary Shares, in favor of Mr. Albert Eisenstat. The warrants vested over three years starting on or after June 1, 2002. Because Mr. Eisenstat resigned from his office of Director on November 19, 2004 and did not exercise his warrants prior to their expiration on the 90th day following his resignation, these warrants are null and void, in compliance with the provisions of his warrant agreement.
      The shareholders’ meeting of June 10, 2004 issued 45,000 warrants giving the right to subscribe 45,000 Ordinary Shares, in favor of Mr. Albert Eisenstat. The warrants vest over three years starting on or after June 1, 2005. Because Mr. Eisenstat resigned from his office of Director on November 19, 2004, i.e., before any of these warrants vested, these warrants are null and void, in compliance with the provisions of his warrant agreement.
      Accordingly, the Board of Directors proposes that you approve the proposal to delete the fifteenth, seventeenth and twenty-fourth paragraphs of article 6 of the articles of association which discusses this issuance of these warrants.
      The Eighteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE EIGHTEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
PROPOSAL 19
TO GRANT FULL POWERS OF ATTORNEY TO CARRY OUT
REGISTRATIONS AND FORMALITIES
      The Board of Directors proposes that you grant full powers to the bearer of an original, a copy or an extract of the minutes of this meeting to make all filings and registrations in connection with its adopted resolutions.
      The Nineteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.
SUCH IS THE SUBJECT OF THE NINETEENTH RESOLUTION
SUBMITTED FOR YOUR APPROVAL AND IN FAVOR OF WHICH
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
On April 21, 2005
The Board of Directors

REPORT OF THE BOARD OF DIRECTORS RELATING TO THE OPERATIONS OF THE BUSINESS OF THE COMPANY SINCE THE BEGINNING OF THE CURRENT FISCAL YEAR
Article L. 225-129 of the French Commercial Code and article 154 of the French Decree No. 67-236 of March 23, 1967 (Reports required by French corporate law)
Appointment of a New Director
      On March 10, 2005, the Board of Directors of the Company appointed Mr. Carl Pascarella, as Director, subject to the ratification of his appointment by the next shareholders meeting, in compliance with the power granted to the Board of Directors by the Company’s articles of association, because of the vacancy resulting from the resignation of Mr. Albert Eisenstat from his office of Director on November 19, 2004.
Products
      On January 11, 2005, Business Objects launched BusinessObjects XI which completes the integration of the Crystal Decisions and Business Objects’ product lines. BusinessObjects XI received overwhelming praise from key channel partners. On the same day, the Company launched BusinessObjects Knowledge Accelerator XI, the new version of its web-based user training and support solution for BusinessObjects XI.
Litigation
      On January 6, 2005, under a litigation of the Company against MicroStrategy, the Court of Appeals for the Federal Circuit, California, United States, decided that the District Court for the Northern District of California, United States, incorrectly concluded that MicroStrategy’s products did not violate Business Objects’ patent and determined that the Company were not precluded from arguing that MicroStrategy’s products were equivalent to claim No. 4 of the Company’s patent. On October 17, 2001, the Company filed a lawsuit in the District Court for the Northern District of California, United States, against MicroStrategy for alleged patent infringement. The lawsuit alleged that MicroStrategy infringes on Business Objects’ U.S. Patent No. 5,555,403 by making, using, offering to sell and selling MicroStrategy Versions 6.0, 7.0 and 7.0.i. The Company’s complaint requests that MicroStrategy be enjoined from further infringing the patent and seeks an as-yet undetermined amount of damages. On June 27, 2003, MicroStrategy filed a motion for summary judgment that its products do not infringe the Company’s patent. On August 29, 2003, the District Court ruled that the Company’s patent was not literally infringed and that the Company was estopped from asserting the doctrine of equivalents and dismissed the case. Accordingly, the Company appealed the District Court’s judgment to the Court of Appeals for the Federal Circuit. As a result of the decision of the Court of Appeals for the Federal Circuit, a trial date is expected to be set for later in 2005 or early 2006. The District Court is scheduled to hear summary judgment motions on May 20, 2005. The Company cannot reasonably estimate at this time whether a monetary settlement will be reached or a favorable judgment will be obtained in this case.
Incorporation and dissolution of subsidiaries
      Business Objects Danmark Aps, an indirect wholly-owned subsidiary of the Company was created on January 13, 2005. Acta Technology Ltd., an indirect wholly owned subsidiary of the Company was dissolved on March 16, 2005.

INFORMATION REGARDING NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS
      Set forth below is certain information as of April 15, 2005 regarding the nominee for Director, each other Director of the Company whose term of office continues after the Meeting, and each Executive Officer of the Company.

Name	Age	Principal Occupation and Business Experience

		Nominees

Gerald Held	57	Consultant. Since 1999, Dr. Held has been a strategic consultant primarily to chief executive officers of technology firms ranging from startups to very large organizations. From 2000 to 2001, he was the acting chief executive officer of Cantiga Systems. In 1998, Dr. Held was “chief executive officer-in-residence” at the venture capital firm Kleiner Perkins Caufield & Byers. Through 1997, Dr. Held was senior vice president of Oracle’s server product division. Prior to Oracle, Dr. Held spent 18 years at Tandem Computers Incorporated. Dr. Held is the chairman of the board of directors of Software Development Technologies, Inc. and serves on the board of directors of MetaMatrix, Inc. Dr. Held joined the Company’s Board of Directors in October 2002. Dr. Held is also the chairman of the Company’s compensation committee, a member of the Company’s corporate governance committee and a member the Company’s nominating committee. Dr. Held’s term of office on the Company’s Board of Directors will expire at the close of the Meeting.

Carl Pascarella	62	President and Chief Executive Officer of VISA USA. Mr. Pascarella has been president and chief executive officer of Visa U.S.A. since August 1993. Before assuming his current position, he was president of Visa International’s Asia- Pacific Region and director for the Asia-Pacific Regional Board for 11 years. Before joining Visa International, Mr. Pascarella was vice president, international division, Crocker National Bank and also head of the California International banking and trade finance organization for Crocker National Bank. Mr. Pascarella was also vice president, Metropolitan Banking at Bankers Trust Company. Mr. Pascarella joined the Company’s Board of Directors in March of 2005. If Mr. Pascarella’s appointment as Director of the Company is ratified at this Meeting, Mr. Pascarella’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2007 annual shareholders’ meeting.
		Other Directors

Bernard Liautaud	42	Chairman of the Board and Chief Executive Officer. Mr. Liautaud is a founder of the Company and has served as chairman of the Company’s Board of Directors and Chief Executive Officer since the Company’s incorporation in August 1990. Prior to the founding of Business Objects, Mr. Liautaud was the sales marketing manager with Oracle Corporation’s French subsidiary. Mr. Liautaud is the son-in-law of Mr. Silverman, one of the Company’s Directors. Mr. Liautaud is member of the board of directors of My SQL and holds directorships in certain Company’s subsidiaries, including Business Objects Americas, Business Objects Holdings, Inc., Business Objects Data Integration Inc. and Acta Technology GmbH. Mr. Liautaud’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2006 annual shareholders’ meeting

Name	Age	Principal Occupation and Business Experience

Arnold Silverman	66	Consultant and Private Investor. Since 1991, Mr. Silverman has been a venture capital investor. Mr. Silverman was a director of Oracle from 1984 to 1991. Mr. Silverman is a director in TimesTen, Inc., Exemplary Software and MAE Software, Inc. Mr. Silverman is Mr. Liautaud’s father-in-law. Mr. Silverman joined the Company’s Board of Directors in February 1991, and he is also a chairman of the Company’s corporate governance committee. Mr. Silverman’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2007 annual shareholders’ meeting.

Bernard Charlès	47	President of Dassault Systémes S.A. Mr. Charlès has been chief executive officer of Dassault Systèmes S.A., a worldwide leader in product life cycle management, since 2002 and president of Dassault Systémes since 1995. From 1988 to September 1995, he was president of the Dassault Systèmes Research and Development. Mr. Charlès is also a director of Dassault Data Services S.A., Dassault Systémes Corp., Dassault Systémes K.K., DELMIA Corp., ENOVIA Corp., Solidworks Corporation, SmarTeam Corporation Ltd. and Dassault Systémes Canada, Inc. Mr. Charlès joined the Company’s Board of Directors in 1998. Mr. Charlès is also a member of the Company’s audit committee, and member of the Company’s compensation committee. Mr. Charlès’ term of office on the Company’s Board of Directors will expire at the close of our 2007 shareholders’ meeting.

Jean-François Heitz	55	Consultant and Private Investor. Mr. Heitz was deputy chief financial officer at Microsoft Corporation from April 2000 to June 2003. Mr. Heitz joined Microsoft in 1989 as deputy general manager, and served in a number of different roles during his tenure, including treasurer. Prior to Microsoft, he spent nine years at Matra SA (GroupLagardere), a French multinational high-tech conglomerate, in various business and finance positions. Mr. Heitz is a member of the board of directors of Infowave Software, Inc. and a member of the board of directors and audit committee of Creo, Inc. Mr. Heitz joined the Company’s Board of Directors in May 2003, and he also serves on the Company’s audit committee as chairman and financial expert. Mr. Heitz’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2006 annual shareholders’ meeting.

David Peterschmidt	57	President and Chief Executive Officer of Openwave Systems, Inc. Since November 2004, Mr. Peterschmidt has served as president and chief executive officer of Openwave Systems, Inc., a telecommunications software and services company. From October 2003 to November 2004, Mr. Peterschmidt served as the chief executive officer and co-chairman of the board of directors of Securify, Inc. Mr. Peterschmidt served as president, chief executive officer and director of Inktomi, Inc., an internet infrastructure company, from July 1996 to March 2003, and served as chairman of the Inktomi board from December 1997 to March 2003. He currently serves as a member of the boards of directors of Openwave Systems, Inc., Electronics For Imaging, Inc., Active Decisions, Inc., and Netblue. Mr. Peterschmidt joined the Company’s Board of Directors in May 2003. He is also chairman of the Company’s nominating committee and a member of the Company’s audit committee. Mr. Peterschmidt’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2006 annual shareholders’ meeting.

Name	Age	Principal Occupation and Business Experience

David Roux	48	Managing Member of Silver Lake Partners. Mr. Roux is a managing member of Silver Lake Partners, a private equity firm focused on the technology industry which he co-founded in January 1999. From February 1998 to November 1998, he served as the chief executive officer and president of Liberate Technologies, a software platform provider. From September 1994 until December 1998, Mr. Roux held various management positions with Oracle, most recently as executive vice president of corporate development. Mr. Roux is also a director of Thomson S.A. and VERITAS Software Corporation. He joined the Company’s Board of Directors in December 2003. Mr. Roux’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2006 annual shareholders’ meeting.

Kurt Lauk	58	President of Globe CP GmbH. Dr. Lauk is president of Globe CP GmbH, an investment & advisory firm he co-founded in July 2000. Dr. Lauk was elected president of the Economic Council of the Christian Democratic Party of Berlin (Germany) in November 2000. From February to July 2000, he was a professor of the Stanford University Business School. From 1996 to 1999, Dr. Lauk served in various capacities at Daimler-Benz and the Mercedes-Benz Group, including senior vice president — commercial vehicle division and was a member of the chairman’s integration council of Daimler-Chrysler A.G., Daimler Benz A.G. and Mercedes Benz A.G. From 1992 to 1996, Dr. Lauk was senior vice president of finance, controlling and marketing of VEBA A.G (today Eon AG). From 1989 to 1992 he served as vice chairman and chief financial officer of Audi AG. From 1984 to 1989, Dr. Lauk served as chief executive officer of Zinser Textilmaschinen GmbH. From 1978 to 1984, Dr. Lauk served in various capacities at the Boston Consulting Group, including director of the Munich office, and vice president and director of BCG, Inc. (Boston, USA). Dr. Lauk is a member of the boards of directors of VERITAS, Corus, Gehring GmbH & Co KG and ForteMedia. Dr. Lauk joined the Company’s Board of Directors in June 2004. Dr. Lauk’s term of office on the Company’s Board of Directors will expire at the close of the Company’s 2007 annual shareholders’ meeting.
		Executive Officers

James R. Tolonen	55	Chief Financial Officer. Mr. Tolonen joined Business Objects as senior group vice president and chief financial officer in January 2003. Before joining the Company, he served as chief operating officer and chief financial officer of IGN Entertainment, Inc. from October 1999 to December 2002. Mr. Tolonen was a director of IGN Entertainment and a director and member of the compensation committee of Closedloop Solutions, Inc. until 2003. From April of 1998 to September of 1998, Mr. Tolonen was the president and chief financial officer of Cybermedia, Inc. He was a director of Cybermedia from 1996 to 1998. Prior to that, Mr. Tolonen was chief financial officer and a member of the Office of the President at Novell, Inc. from 1989 to 1998.

Susan J. Wolfe	55	Senior Vice President, General Counsel and Secretary. Ms. Wolfe joined Business Objects as senior vice president, general counsel and secretary in December 2003. Before joining the Company, she was the vice president, general counsel and secretary of Crystal Decisions and its predecessors from 1996 to December 2003. Ms. Wolfe was an attorney at Conner Peripherals, Inc. from 1994 to 1996. Prior to that, she was an attorney at the firms of Nolan & Armstrong and Wilson Sonsini Goodrich & Rosati, Professional Corporation.

CORPORATE GOVERNANCE
      In accordance with French corporate law, the Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except for matters reserved to its shareholders. The Board of Directors determines the direction of the Company’s activities and oversees their implementation. Within the limits of the Company’s corporate purpose and the powers expressly reserved by law to shareholders, the Board of Directors addresses and resolves through its deliberations all questions relating to the Company’s good standing. The Board of Directors implements all controls and verifications that it deems appropriate. The Chairman of the Board of Directors or the Chief Executive Officer is required to disclose to each Director all documents and information necessary to the fulfillment of his or her duties.
      The Board of Directors is led by its Chairman. The Chairman directs and organizes the activities of the Board of Directors and reports to the shareholders on such activities. The Chairman sees that the various bodies of the Company operate correctly and, in particular, that Directors are each able to fulfill their duties.
      The general management of the Company is carried out, under the responsibility of and at the election of the Board of Directors, by either the Chairman of the Board or by the Chief Executive Officer (“Directeur Général”). The Board of Directors selects between these two alternatives at each election or renewal of the Chairman, or at each election or renewal of the Chief Executive Officer if the office of the Chairman and the office of the Chief Executive Officer are separate. The Board of Directors does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. It believes it should be free to make that determination any way that seems best for the Company at a given point in time.
      The Chief Executive Officer, or the Chairman if he or she assumes the duties of the Chief Executive Officer, is vested with extensive powers to act under all circumstances on behalf of the Company within the limits of the corporate purpose of the Company, except for those powers expressly granted by law to a meeting of the shareholders and those specially reserved to the Board of Directors. The Chief Executive Officer represents the Company vis-à-vis third parties. Any limitation of the Chief Executive Officer’s powers imposed by the Board of Directors is not enforceable vis-à-vis third parties.
      The corporate governance principles established by the Board of Directors provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its shareholders. The Board of Directors periodically reviews the Company’s corporate governance practices and policies. The Board of Directors will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes applicable to the Company made by the Securities and Exchange Commission and the Nasdaq National Market.
Principal Functions of the Board of Directors
      The Board of Directors’ principal functions are to: review and approve the Company’s strategic direction and annual operating plan and monitor the Company’s performance; evaluate the performance of the Chairman and Chief Executive Officer; review management’s performance and compensation, based on the Compensation Committee’s recommendations; review management succession planning; advise management; monitor and manage potential conflicts of interests of management, Directors and shareholders; ensure the integrity of financial information with the input of the Audit Committee; and monitor the effectiveness of the governance practices under which it operates and make changes to such practices as needed.
Structure and Composition of the Board of Directors
      The Board of Directors is currently composed of 9 Directors. The Board of Directors has adopted a charter which provides that the Board of Directors shall have a majority of directors who meet the criteria of independence established by the Nasdaq National Market and recommended by the Autorité des Marchés Financiers (“AMF”), each as amended from time to time. The Company’s Board of Directors has determined that Messrs. Charlès, Held, Heitz, Lauk, Peterschmidt and Pascarella are independent under Rule 4200(a)(15) of the Nasdaq National Market, as amended.

Functioning of the Board of Directors
      At each quarterly meeting of the Board of Directors, the independent members of the Board of Directors meet without members of management or employee Directors present.
      Generally, Directors receive information well in advance of meetings of the Board of Directors so they will have an opportunity to prepare for discussion of the items at the meeting. Particularly sensitive subject matters may be discussed at the meeting without advance distribution of written materials.
      At meetings of the Board of Directors, ample time is scheduled to assure full discussion of important matters. Management presentations are scheduled to allow for a substantial proportion of the meeting time to be open for discussion and comments.
      Directors are expected to rigorously prepare for, attend and participate in all meetings of the Board of Directors and applicable committees. This allows directors to spend the time needed to properly discharge their obligations. Each Director is expected to ensure that other commitments do not materially interfere with his or her service as a Director.
Board of Directors Access to Management
      Directors have access to the Company’s management. Furthermore, Directors encourage management to, from time to time, bring managers into meetings of the Board of Directors who can provide additional insight into the items being discussed because of those managers’ involvement in these areas and to give those managers exposure to the Board of Directors.
Mission Statement and Codes of Ethics
      The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers which applies to the Company’s Directors and principal executive officer, unless Company has both a Chief Executive Officer and a President, in which case it is applicable to both, its principal financial officer, its principal accounting officer, controller and divisional vice presidents of finance.
      The Board of Directors has also adopted a Code of Business Conduct and Ethics applicable to all employees with the exception of French employees. Finally, in order to comply with French law requirements, the Board of Directors has also adopted a Code of Business Conduct and Ethics for French Employees which applies to all Company’s directors, officers and employees who are located in France.
      The Company’s Codes of Business Conduct and Ethics are publicly available on the Company’s website at www.businessobjects.com or are also available, without charge to you, upon written request made to the Company at 157/159 rue Anatole France, 92300 Levallois-Perret, France, Attention: Legal Department. The information contained on or connected to the Company’s Internet website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that Company files with or furnishes to the SEC.
      The Codes of Business Conduct and Ethics remind and reaffirm the general principle of honesty, ethics and respect for the laws. They address and regulate the following items: conflicts of interests, public communications, financial reporting, safeguarding of Company assets, responsibilities to customers, suppliers and competitors as well as working with the government.
      In its corporate governance mission statement, the Board of Directors re-affirmed that:

•	The Company is committed to the use of best practices in corporate governance and that corporate governance cannot be an isolated “check the box” activity, but must be an integrated, vital part of daily decision-making;

•	Directors bring to the Company a wide range of experience, knowledge and judgment and are expected to use these skills in their role as Directors; and

•	The Board of Directors, under the advice and recommendations of its Governance Committee, provide a framework that is intended to ensure shareholder confidence and guide the Company’s employees in their daily practice of principled actions, effective decision-making, accurate, fair and timely public communication and appropriate monitoring of compliance and performance.
Applying Governance Principles to the Company’s Business
      Effective corporate governance must operate at every level of the Company’s business:

•	Through its internal audit function, the Company monitors compliance with its key financial policies and practices around the globe. The internal audit function is monitored directly by the Company’s Audit Committee;

•	The Company intends to have one or more employees in each major geographical area around the globe monitor and promote compliance with the Company’s published standards as part of their duties; and

•	The Company has a hotline available to all employees to encourage and facilitate anonymous reporting of suspected violations of the Company’s policies, the Codes of Business Conduct and Ethics or other financial irregularities.
Education and Enforcement
      Effective governance must be founded in personal accountability and the enforcement of policies prohibiting unethical behavior. It is therefore critical to provide the Company’s employees with the knowledge and resources necessary to make ethical business decisions. The Company is committed to provide training courses and tools to prepare employees to make sound decisions in their highly varied daily business environment.
BOARD MEETINGS AND COMMITTEES
      The Board of Directors held a total of 16 meetings, including 4 quarterly meetings and 12 technical meetings during 2004. The average rate of attendance was 82.6%. Mr. Charlès attended 10 meetings out of 16 (58.9%). No other incumbent Director during 2004 attended in person or via conference call fewer than 75% of the total number of meetings of the Board of Directors during the period he was a member of the Board of Directors.
      The Company does not have a policy with respect to Director attendance at shareholders’ meetings. Messrs. Liautaud, Charlès and Lauk attended the 2004 shareholders meeting.
      In 2004, the Audit Committee held 9 meetings and had an attendance rate of 100%. The Compensation Committee held 5 meetings and had an average attendance rate of 80%. The Corporate Governance Committee held 4 meetings and had an attendance rate of 100%. The Nominating Committee held 10 meetings and had an attendance rate of 100%. All of the members of the Audit Committee, the Nominating Committee and the Compensation Committee meet the criteria for independence established by the Nasdaq National Market and if applicable the rules of the Securities and Exchange Commission. The members of the Committees also meet the other membership criteria specified in their respective charters.

The Audit Committee
      The Audit Committee currently consists of Messrs. Heitz, Lauk and Peterschmidt. On June 15, 2004, Mr. Lauk assumed the post previously held by Mr. Charlès. The regulations of the Nasdaq National Market require the Audit Committee to be comprised of at least three independent members. Messrs. Heitz, Lauk, and Peterschmidt, as well as Mr. Charlès meet the independence requirements of the listing standards of the Nasdaq National Market. The Board of Directors has determined that Mr. Heitz is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The Company’s Board of Directors created the Audit Committee in October 1993 and adopted a written charter in June 2000. Our

Board of Directors amended the Audit Committee charter in February 2004 to comply with requirements of the Nasdaq National Market and the rules of the Securities and Exchange Commission. A copy of the charter is available on the Company’s web site at www.businessobjects.com. The Audit Committee is responsible for, among other things:

•	retaining, evaluating and terminating the Company’s independent and statutory auditors subject to the powers that are expressly reserved under French corporate law to the Board of Directors and to the shareholders meetings;

•	reviewing the annual report of the statutory auditors;

•	reviewing the audit plan and scope with the independent and statutory auditors and internal auditors;

•	reviewing with management, the independent, statutory and internal auditors the Company’s quarterly financial statements, bi-annual financial statements, annual financial statements and disclosures, including disclosure controls and procedures and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of these statements;

•	consulting with independent, statutory and internal auditors and reviewing with them the results of their quarterly review, annual audit and other examinations;

•	reviewing and approving in advance the annual budget for audit services;

•	reviewing and approving any material accounting policy changes affecting the Company’s operating results;

•	reviewing effectiveness and operation of the Company’s system of internal controls;

•	reviewing and approving, subject to Board and shareholders’ ratification if applicable, all related party transactions; and

•	establishing procedures for the receipt and treatment of complaints regarding accounting, controls or auditing matters and/or corporate attorneys’ reports of evidence of a material violation of securities laws.
      On June 15, 2004, the Company sent a letter to the Nasdaq National Market notifying the exchange of the Company’s reliance on an exemption to the requirements of Nasdaq National Market Rule 4350 on the basis of the Company’s status as a foreign issuer subject to a law, regulation or rule of a public authority that is contrary to the provisions of such Nasdaq National Market rule. Nasdaq National Market Rule 4350(d)(3) requires audit committee compliance with Exchange Act Rule 10A-3(b)(2), which in turn requires that the audit committee be “directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer, and each such registered public accounting firm must report directly to the audit committee.” However, Article L225-228 of the French Commercial Code requires that auditors be proposed for appointment by the general meeting of the shareholders in a draft resolution from the board of directors. French law requires that the auditors are to be solely removed and appointed by the shareholders and not the audit committee. Based on the foregoing, compliance with Exchange Act Rule 10A-3(b)(2) would be contrary to the law of the authority exercising jurisdiction over the Company and contrary to generally accepted business practice in France, and the Company is thus exempted from compliance with such Exchange Act Rule. As a result of this exemption, the Audit Committee is does not have the powers of direct oversight over auditing firms generally contemplated by the Nasdaq National Market listing standards. The Company does not, however, believe that reliance on this exemption has a material adverse affect on the performance of the Audit Committee.
      In order to achieve its mission more effectively, the Audit Committee holds a minimum of 4 meetings per year, meets with the independent auditors without management and may consult with external counsel when necessary.

The Compensation Committee
      The Board of Directors created a Compensation Committee in January 1994 and adopted a written charter in May 2003 which was amended in February 2004. A copy of the charter is available on the Company’s website at www.businessobjects.com. The Compensation Committee, which currently consists of Messrs. Held and Charlès, is responsible for reviewing the compensation and benefits for the Company’s chief executive officer and other executive officers. Mr. Pascaretta was appointed as member of the Compensation Committee on April 21, 2005. None of the Compensation Committee members is an employee of the Company and each member met the independence requirements of the listing standards of the Nasdaq National Market and the rules of the Securities and Exchange Commission.

The Nominating Committee
      The Board of Directors created a Nominating Committee and adopted a written charter in May 2003, which was amended in February 2004. A copy of the charter is available on the Company’s website www.businessobjects.com. The Nominating Committee, which currently consists of Messrs. Peterschmidt and Held, is responsible for assisting the Board of Directors, the chairman and chief executive officer in selection of Directors and officers and making recommendations to the Board regarding director nominees. None of the Nominating Committee members is an employee of the Company and each member met the independence requirements of the listing standards of the Nasdaq National Market and the rules of the Securities and Exchange Commission.
      The shareholders who meet the requirements and conditions set by French law to propose resolutions as described in section “Procedure for Submitting Shareholder Proposals” could also propose nominees for Directors. The Nominating Committee will review the proposal and will consider persons recommended by the Company’s shareholders in the same manner as a nominee recommended by other Board members or by the management. The Nominating Committee will then make recommendation about this proposal to the Board of Directors which would finally decide to recommend to vote for or against this proposal. The Board of Directors will then manage or direct the legal department to implement all formalities required by French and U.S. laws to submit this proposal to the vote of the next shareholders’ meeting, no matter its recommendation of vote is.
      The Board of Directors, on the Nominating Committee’s recommendation, has also appointed Mr. Carl Pascarella to fill a vacant seat on the Board of Directors. The Board of Directors has determined that Mr. Carl Pascarella is independent in accordance with the rules of the Nasdaq National Market and the Securities and Exchange Commission. The Company used a search firm, Spencer and Stewart, for the identification of candidate for new Director, which recommended that the Nominating Committee interview Mr. Pascarella for the vacancy created by Mr. Eisenstat’s resignation.

The Corporate Governance Committee
      The Board of Directors also created a Corporate Governance Committee and adopted a written charter in May 2003, which was amended in February 2004. A copy of the charter is available on the Company’s website at www.businessobjects.com. The Corporate Governance Committee, which currently consists of Messrs. Silverman and Held, is responsible for assisting the Board of Directors, the Chairman and Chief Executive Officer in developing principles of corporate governance (including the implementation of the corporate codes of ethics and business conduct), reviewing shareholder proposals submitted to the Company (excluding any proposal relating to the nomination of a member of the Board of Directors, which will be reviewed by the Nominating Committee), reviewing and assessing the adequacy of the Company’s articles of association, and reviewing and assessing committee assignments and rotation practices. None of the Corporate Governance Committee members is an employee of the Company.

COMPENSATION OF DIRECTORS
      Non-employee Directors received Directors’ fees for serving on the Board of Directors.
      In compliance with French law, the shareholders authorized an amount of €350,000 or the equivalent amount in U.S. dollars, for the aggregate amount of annual directors’ fees, during the shareholders meeting held on December 11, 2003; and this amount has been then allocated in compliance with the following terms as set by the Board of Directors:

•	a retainer fee of U.S.$15,000 per year,

•	U.S.$2,000 per quarterly Board meeting only,

•	U.S.$1,500 per Committee meeting,

•	an annual retainer fee of U.S.$15,000 for the Chairman of the Audit Committee,

•	an annual retainer fee of U.S.$10,000 for each non-chair member of the Audit Committee,

•	an annual retainer fee of U.S.$7,500 for the Chairman of each other Committee,

•	an annual retainer fee of U.S.$5,000 for each non-chair member of each other Committee.
      According to the above mentioned allocation rules, the individual amounts of directors fees for 2004 (withholding taxes included) are as follows:

•	Arnold Silverman: U.S.$36,500;

•	Albert Eisenstat: U.S.$19,000;

•	Bernard Charlès: U.S.$41,583;

•	Gerald Held: U.S.$69,000;

•	David Peterschmidt: U.S.$69,000;

•	Jean-François Heitz: U.S.$51,500;

•	David Roux: U.S.$23,000;

•	Kurt Lauk: U.S.$26,542; and

•	John Olsen: U.S.$5,750.
      Mr. Eisenstat resigned as a member of the Board of Directors on November 19, 2004. Mr. Olsen resigned as the Company’s president and Chief Operating Officer on September 30, 2004 and became eligible to receive directors’ fees at that time. Mr. Olsen resigned as a member of the Board of Directors effective December 31, 2004.
WARRANTS ISSUED TO CERTAIN DIRECTORS
      On February 6, 2001, the Company’s shareholders approved the issuance of warrants to subscribe to a total of 22,500 shares at an exercise price of €57.97 per share to a Director. These warrants vested over three years, beginning on May 1, 2001. As of December 31, 2004, all of these warrants were outstanding and exercisable but all of these warrants have been cancelled on March 31, 2005 due to the resignation of the Director from the Board.
      On June 12, 2001, the Company’s shareholders approved the issuance of warrants to subscribe to a total of 45,000 shares at an exercise price of €36.13 per share to three Directors. These warrants vested over three years, beginning on June 1, 2001. As of December 31, 2004, all of these warrants were outstanding but 15,000 of these warrants have been cancelled on February 17, 2005, due to the resignation of the Director from the Board. The 30,000 remaining warrants are exercisable.

      On May 15, 2003, the Company’s shareholders authorized the Board of Directors to issue warrants to subscribe to a total of 45,000 shares at an exercise price of €19.45 per share to three Directors. These warrants were issued by the Board of Directors on July 22, 2003. The warrants for two of the Directors vest over three years, beginning on June 1, 2004. The warrants for the other Director vest over two years, beginning on June 1, 2004. As of December 31, 2004, all of these warrants were outstanding and 17,500 were exercisable.
      On December 11, 2003, the Company’s shareholders authorized the Board of Directors to issue warrants to subscribe to a total of 15,000 shares at an exercise price of €26.95 per share to a Director. These warrants were issued by the Board of Directors on January 27, 2004. These warrants vest over three years, beginning on June 1, 2004. As of December 31, 2004, all of these warrants were outstanding and 5,000 were exercisable.
      On June 10, 2004, the Company’s shareholders authorized the Board of Directors to issue warrants to subscribe to a total of 300,000 shares at an exercise price of €17.04 per share to eight Directors. On June 15, 2004, the Board of Directors issued these warrants. The warrants vest at a rate of either: 33.33% per year on July 1, 2004, June 1, 2005 and 2006; 33.33% per year on June 1, 2005, 2006 and 2007; or 50% per year on July 1, 2004 and June 1, 2005, as the case may be. 45,000 of these unvested warrants had been cancelled on November 19, 2005 due to resignation of a Director from the Board. As of December 31, 2004, 255,000 of these warrants were outstanding, and 45,000 were exercisable.

BENEFICIAL SHARE OWNERSHIP BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of ADSs or Ordinary Shares (together referred to as the “shares”) of the Company as of April 15, 2005 for the following: (i) each person or entity (including group) who is known by the Company to be the beneficially owner of more than 5% of the outstanding shares of the Company; (ii) each of the Company’s Directors and nominees for Director; (iii) the Company’s Chief Executive Officer and each of the Named Executive Officers named in the Summary Compensation Table hereof; and (iv) all Directors and executive officers of the Company as a group. Information related to holders of more than 5% of the outstanding shares was obtained from filings made with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or filings made in France with the AMF. Information related to Directors and executive officers is as of April 15, 2005 and options exercisable within 60 days after April 15, 2005. Except as otherwise noted, the address of the beneficial owners is c/o Business Objects S.A., 157-159 Rue Anatole France, 92300 Levallois-Perret, France.

	Shares	Percentage
5% Shareholders, Directors and Executive Officers	Beneficially Owned	Beneficially Owned

5% Shareholders
New SAC(1) c/o M&C Corporate Services Limited P.O. Box 309GT, Ugland House South Church Street George Town, Grand Cayman Cayman Islands	15,887,329	17.7%
Massachusetts Financial Services Company(2) 500 Boylston Street Boston, MA 02116	6,521,090	7.3%
Deutsche Bank AG(3) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	5,963,926	6.6%
Directors and Nominees for Director
Gerald Held(4)	47,000	*
Carl Pascarella	—	—
Arnold Silverman(5)	229,879	*
Bernard Charlès(6)	85,003	*
Jean-François Heitz(7)	32,000	*
David Peterschmidt(8)	32,000	*
David J. Roux(9)(10)	15,937,523	17.7%
Kurt Lauk(11)	15,001	*
Executive Officers
Bernard Liautaud(12)	2,164,413	2.4%
James Tolonen(13)	166,145	*
Susan Wolfe(14)	86,308	*
All directors and executive officers as a group (11 persons)(15)	18,795,272	20.9%

*	Less than 1%.

(1)	Based on the information on Schedule 13G filed by New SAC on August 2, 2004.

(2)	Based on the information on Schedule 13G form filed by Massachusetts Financial Services Company on February 10, 2005.

(3)	Based on the information on Schedule 13G form filed by Deutsche Bank AG on February 14, 2005.

(4)	Includes 45,000 shares issuable upon the exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(5)	Includes 30,000 shares issuable upon the exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(6)	Includes 30,000 shares issuable upon the exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(7)	Includes 30,000 shares issuable upon the exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(8)	Includes 30,000 shares issuable upon the exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(9)	Includes 30,000 shares issuable upon the exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(10)	Includes 20,193 shares owned by Silver Lake Partners in which David Roux is Managing Director, and 15,887,329 shares owned by New SAC in which Silver Lake Partners has a significant ownership. Mr. Roux disclaims beneficial ownership.

(11)	Includes 15,000 shares issuable upon exercise of share warrants exercisable as of April 15, 2005 or within 60 days of such date.

(12)	Mr. Liautaud is also Chairman of the Board and Chief Executive Officer of the Company. Includes 1,136,453 shares issuable upon the exercise of stock options exercisable as of April 15, 2005 or within 60 days of such date.

(13)	Represents 166,145 shares issuable upon the exercise of stock options exercisable as of April 15, 2005 or within 60 days of such date.

(14)	Includes 85,960 shares issuable upon the exercise of stock options exercisable as of April 15, 2005 or within 60 days of such date.

(15)	See notes 4 through 14.

     Applicable percentage ownership in the above table is based on 89,942,075 shares outstanding as of April 15, 2005, which excludes 3,067,675 shares held in treasury and 3,357,611 ADSs held by Business Objects Option LLC. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of April 15, 2005, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes above, the Company believes each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

EXECUTIVE COMPENSATION
      Summary Compensation Table. The following table shows certain information concerning the compensation of (i) the Company’s Chief Executive Officer, (ii) the Company’s executive officers other than the Chief Executive Officer as of December 31, 2004 and the Company’s former Chief Operating Officer who resigned during 2004 (collectively, the “Named Executive Officers”) for the years ended December 31, 2004, 2003 and 2002.

					Long-term
		Annual Compensation			Compensation Awards

				Other Annual	Shares	All Other
	Fiscal			Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary(1)	Bonus(1)	(1)	Options	(1)

Bernard Liautaud(2)	2004	$539,893	$318,243	$57,270	450,000	$51,085
Chairman of the Board and	2003	465,378	501,598	57,500	400,000	568
Chief Executive Officer	2002	450,141	294,962	37,489	250,175	370
John Olsen(3)	2004	295,961	16,200	260,000	150,000	—
Chief Operating Officer	2003	315,000	306,537	—	250,000	—
and Director	2002	315,000	166,557	—	—	—
James Tolonen(4)	2004	315,000	99,001	—	—	—
Senior Group VP	2003	315,000	132,113	—	275,000	—
Chief Financial Officer	2002	—	—	—	—	—
Susan Wolfe(5)	2004	263,865	83,182		145,000	2,000
Senior VP — General	2003	—	—	—	—	—
Counsel and Secretary	2002	—	—	—	—	—

(1)	All amounts are stated in U.S. dollars. For payment in total or in part in currencies other than the U.S. dollar, translation of compensation into U.S. dollars is made using the average exchange rate for the relevant year. Bernard Liautaud is the only executive officer paid in total or in part in currencies other than the U.S. dollar (euros and British pounds). Due to the variation of the exchange rate of the U.S. dollar against the British pound and the euro, the U.S. dollar values in this Summary Compensation Table do not reflect actual compensation raises.

(2)	Other annual compensation for Mr. Liautaud includes (i) tax return preparation fees of $15,000 in 2004, $15,000 in 2003 and $15,000 in 2002, (ii) moving expenses of $13,803 in 2003, (iii) car allowance expenses of $6,828 in 2004 and $2,315 in 2003, (iv) life insurance premiums of $5,809 in 2004, $3,470 in 2003 and $4,765 in 2002, (v) unemployment insurance coverage of $2,901 in 2002 and (vi) family airfare costs of $29,633 in 2004, $22,912 in 2003, $14,823 in 2002. All other compensation for Mr. Liautaud are payments to the French pension retirement plan contributions by the Company on his behalf.

(3)	Mr. Olsen resigned from his office of Chief Operating Officer on September 30, 2004. For 2004, salary for Mr. Olsen included payment for accrued and unused vacation as of the date of his termination of $25,961 and his other annual compensation represents $260,000 for severance payment.

(4)	Mr. Tolonen joined the Company as Chief Financial Officer on January 1, 2003.

(5)	Ms. Wolfe joined the Company as Senior VP — General Counsel and Secretary on December 11, 2003. Other annual compensation for Ms. Wolfe includes a payment of $2,000 in lieu of her enrollment in the Company’s health insurance plan.

     Option Grants in 2004. The options granted in 2004 vest at a rate of 25% of the shares subject to the option after 12 months, and then 1/48th of the shares subject to the option vest each month thereafter. The percentage of total options granted was based on the aggregate grants of options to subscribe shares to the Company’s employees and Named Executive Officers in 2004. The following table contains information concerning the grant of stock options to the Named Executive Officers during 2004.

	Individual Grant				Potential Realizable
					Value at Assumed
	Number of	% of Total	Exercise		Annual Rates of Stock
	Securities	Options	or Base		Price Appreciation for
	Underlying	Granted in	Price		Option Term(2)
	Options Granted	Fiscal	($/Share)	Expiration
Name	in Fiscal Year	Year	(1)	Date	5% ($)	10% ($)

Bernard Liautaud	175,000	5.51	32.09	02/23/2014	3,532,193	8,951,271
	225,000	7.08	32.09	02/23/2014	4,541,391	11,508,777
	50,000	1.57	21.73	12/15/2014	683,323	1,731,676
John Olsen(3)	2,465	0.08	32.09	12/29/2004	—	—
	147,535	4.64	32.09	12/29/2004	—	—
James Tolonen	—	—	—	—	—	—
Susan Wolfe	65,000	2.05	32.09	02/23/2014	1,311,958	3,324,758
	72,872	2.29	21.73	12/15/2014	995,903	2,523,813
	7,128	0.22	21.73	12/15/2014	97,415	246,868

(1)	All stock options have been granted at no less than the fair market value on the date of grant, in accordance with the terms of the Company’s 1999 Stock Option Plan and 2001 Stock Incentive Plan.

(2)	In accordance with SEC rules, the table sets forth the hypothetical gains or options spread that would exist for the options at the end of their respective 10 year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted until the expiration of the option term. The disclosure of 5% and 10% assumed rates is required by the rules of the SEC and does not represent the Company’s estimate or projection of future stock price or stock price growth. If the stock price does not increase over the exercise price, compensation to the Named Executive Officer would be zero.

(3)	Pursuant to terms and conditions of Mr. Olsen’s stock option agreements, all outstanding stock options as of his termination date granted to Mr. Olsen expired on December 29, 2004, i.e. 90 days after his resignation from his position of Chief Operating Officer on September 30, 2004.
     Aggregated Option Exercises in 2004 and December 31, 2004 Option Values. The following table sets forth the exercises of stock options by each Named Executive Officers in 2004 and the value of unexercised options held by each of the Named Executive Officers as of December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number		Options at		In-the-Money Options
	of Shares		December 31, 2004		at December 31, 2004 ($)(1)
	Acquired	Value
Name	on Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bernard Liautaud	—	—	924,997	800,003	5,104,741	180,454
John Olsen(2)	—	—	22,500	—	—	—
James Tolonen	—	—	131,770	143,230	921,507	1,001,650
Susan Wolfe	5,000	79,450	86,527	137,649	970,335	288,725

(1)	These values represent the spread between the respective exercise prices of outstanding options and the closing price of the Company’s ADSs on the Nasdaq National Market on December 31, 2004 ($25.34). Option prices are set in euros, in accordance with French law, and are converted, for purposes of this table, at the weighted average exchange rate of the euro versus U.S. dollar of 1.2396.

(2)	Pursuant to terms and conditions of Mr. Olsen’s stock option agreements, all outstanding stock options as of his termination date granted to Mr. Olsen expired on December 29, 2004, i.e. 90 days after his termination of employment.

Equity Compensation Plan Information
      The following table provides information as of December 31, 2004 with respect to Ordinary Shares or ADSs that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of the Company’s Board of Directors under all of the Company’s existing equity compensation plans, including the 1995 International Employee Stock Purchase Plan (“1995 IESPP”), the 2004 International Employee Stock Purchase Plan (“2004 IESPP”), the French Employee Savings Plan (the “French ESPP”), the 1994 Stock Option Plan (the “1994 Plan”), the 1999 Stock Option Plan (the “1999 Plan”), the 1999 BOSA Stock Option Plan (the “BOSA 1999 Plan”) and the 2001 Stock Incentive Plan and related sub-plans (the “2001 Plan”), as well as warrants issued to members of the Company’s Board of Directors.

	Number of Securities to be	Weighted-Average	Number of Securities
	Issued upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance under
Plan Category	Warrants and Rights(1)	Warrants and Rights	Equity Compensation Plans

	(In Euros)
Equity compensation plans approved by security holders	10,840,780	25.02	3,206,300	(2)(3)
Equity compensation plans not approved by security holders	0	0.00	0

Total	10,840,780	25.02	3,206,300

(1)	During December 2003, the Company assumed the as-converted outstanding options of former Crystal Decisions, Inc. optionees. The former Crystal Decisions 1999 Stock Option Plan has been renamed as the BOSA 1999 Plan. The Company did not assume any authorized but ungranted options under the Crystal Decisions 1999 Stock Option Plan and may not regrant any options from forfeited shares.

As a result of the acquisition of Crystal Decisions, an aggregate of 6,310,234 Ordinary Shares were issued to Business Objects Option LLC. These Ordinary Shares are now issued so, they are not included in this calculation. As Business Objects Option LLC is an indirect, wholly owned subsidiary of the Company, the Ordinary Shares, held in the form of ADS, are not deemed outstanding and will not be entitled to voting rights until such time as the option holders exercise their options. If any of the 6,310,234 ADS are not needed to satisfy obligations under outstanding stock options, the Company has the right to sell such ADS or their corresponding Ordinary Shares on the open market or use them for other corporate purposes. At December 31, 2004, 3,701,520 of the ADS were remaining to be used upon the exercise of options granted under the BOSA 1999 Plan.

(2)	Includes 581,998 Ordinary Shares available for issuance under the 1995 IESPP, 475,000 Ordinary Shares available under the 2004 IESPP and 192,584 Ordinary Shares available for issuance under the French ESPP. The 1995 IESPP will expire in June 2005 after the closing of the March 31, 2005 offering period.

(3)	Includes 1,956,718 Ordinary Shares available for issuance under the 2001 Plan. No further options can be granted under the 1993 Plan, which expired in 1998, the 1994 Plan, which expired in 1999, or under the 1999 Plan, which expired in May 2004. The 2001 Plan is subject annually to one or more increases within the limit of the lowest of the following amounts: (i) 6.5 million Ordinary Shares with nominal value of €0.10 each per Share, (ii) the number of Ordinary Shares corresponding to 5% of the total number of the Company’s Ordinary Shares outstanding as of June 30, or (iii) any lesser amount as determined by the Company’s Board of Directors.
Employment Contracts, Change-of-Control Arrangements and Separation Agreements
      Business Objects entered into employment agreements with Susan Wolfe and James Tolonen and previously with John Olsen. Each agreement may be terminated by either the Company or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by the Compensation Committee and/or the Board of Directors.

      The Company has agreements with Ms. Wolfe and Mr. James Tolonen (individually the “Beneficiary”) which entitled them to accelerated vesting of their stock options under the Company’s Stock Option Plans in the event of a change of control within the following conditions:

•	Upon a change in control of the Company and if the Beneficiary is employed by the Company or Company’s subsidiaries immediately prior to the change of control, the vesting and exercisability of each stock option granted to Beneficiary shall be automatically accelerated as to 50% of the Ordinary Shares subject thereto which are not vested at the time of the change in control.

•	No fractional Shares shall be accelerated pursuant to paragraph above.

•	Stock options outstanding, including accelerated stock options, which are not exercised at or prior to the change of control, shall be subject to the provisions of the related Stock Option Plan.

•	The exercisability as Incentive Stock Options under the Internal Revenue Code of any stock option accelerated under the agreement shall remain subject to the dollar limitation specified in the related Stock Option Plan. To the extent such dollar limitation is exceeded, the accelerated stock options shall be exercisable as a Non-statutory Stock Option.
      The Company also had a similar agreement with Mr. Olsen, which entitled him to the equivalent accelerated vesting of his stock options under the Company’s Stock Option Plans in the event of a change of control. This agreement expired as of the date his employment terminated.
      Upon the closing of the Crystal Decisions Acquisition on December 11, 2003, the Company assumed a management retention agreement between Ms. Wolfe and Crystal Decisions dated September 22, 2003. Under this agreement, Mr. Wolfe is entitled to accelerated vesting of options as a result of the Crystal Decisions Acquisition as follows:

—	50% of all unvested shares subject to each such option to acquire Crystal Decisions common stock outstanding as of July 18, 2003 were vested and exercisable as of December 11, 2003; and

—	the remaining 50% of all unvested shares subject to each option outstanding as of July 18, 2003 became vested and exercisable on December 11, 2004.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General Compensation Philosophy
      The Company’s executive pay programs are designed to:

•	attract and retain executives who will contribute to the Company’s long-term success by paying compensation that is competitive with the practices of other leading high technology companies;

•	mesh executive and shareholders’ interests through stock option-based plans; and

•	set challenging performance goals and provide short-term incentives through variable compensation based upon achievement of these goals.
      The Company’s general compensation philosophy is that total cash compensation should vary with the performance of the Company in attaining financial and non-financial goals.

Executive Officer Compensation
      Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. The Compensation Committee has engaged the services of outside consultants from time to time to determine appropriate compensation levels.
      Bonuses. The bonuses awarded to executive officers are determined based on achievement of individual and Company performance goals. Target bonuses for each executive officer are based on overall Company results, his or her potential impact on the Company’s operating and financial results and market competitive practices. The purpose of the executive compensation plan is to motivate and reward the executives of the Company to profitably grow the Company and achieve corporate goals.
      Stock Options. Under the Company’s stock option plans, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual’s initial option grant is based on the individual’s responsibilities and position, and the competitive marketplace. The size of stock option awards is based primarily on an individual’s performance and responsibilities. Because of the competitive nature of the technology industry in which the Company competes, the Compensation Committee believes stock option grants are an effective method of encouraging executives to take a longer term view of the Company’s performance and to ensure that the executive’s and the shareholder’s interests are in alignment. All Company stock options have an exercise price at least equal to the fair market value of the Company’s stock on the grant date.
      Other. Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan, and the Company matching employee contribution of up to a maximum of $2,000 per year which vests over three years. Executive officers employed with the Company in Canada have the ability to defer compensation pursuant to a RRSP plan, with the benefit of the Company matching executive officer contributions up to a maximum of Canadian $2,500 per year. Executive officers employed with the Company in France are entitled to participate in a profit-sharing plan, which provides for contingent compensation, based on the Company’s achievement of certain revenues and operating profit targets. Executive officers and certain employees in the United States can participate in a non-qualified deferred compensation plan.

Chief Executive Officer Compensation
      During 2004, the Chief Executive Officer’s compensation was comprised of a base salary of $500,000 and a variable salary of up to 100% of his base if certain performance criteria were met, with the ability to overachieve these performance criteria. For 2004, variable salary was based on the Company’s achievement of certain revenues, operating income and customer loyalty thresholds as well as personal objectives. For 2004, based on objectives achieved, the amount of the variable compensation to be awarded to the Chief Executive Officer was $318,243. The Company’s Chief Executive Officer has not received any other special or additional compensation other than as described in the Summary Compensation Table.

Tax Deductibility of Executive Compensation
      The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code and the regulations thereunder (the “Section”). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Company’s option plans will meet the requirements of being performance-based, the Compensation Committee believes that the Section will not reduce the tax deduction available to the Company. The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.
      In 2004, the Board of Directors did not modify or reject in any material way any action or recommendations of the Compensation Committee.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Gerald Held
Bernard Charlès

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee currently consists of Jean-François Heitz, Kurt Lauk and David Peterschmidt.
      The Company’s Board of Directors has adopted a written charter for the Audit Committee, which details the responsibilities of the Audit Committee. The Audit Committee Charter was amended by the Company’s Board of Directors in February 2004 in order to specify the criteria of the financial expertise required to be a member of the Audit Committee.
      Pursuant to this Charter, the Audit Committee evaluates audit performance, manages relations with the Company’s independent auditors (the “Auditors”) and evaluates policies and procedures relating to internal accounting functions and controls. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.
      The Audit Committee has reviewed and discussed the audited statutory and consolidated financial statements for the year ended December 31, 2004 (the “Audited Financial Statements”) with the Company’s management. In addition, the Audit Committee has discussed with the Auditors the matters required to be discussed by Statements on Auditing Standards No. 61.
      The Audit Committee has also received the written disclosures and the letter from the Auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with the Auditors their independence from the Company.
      The Audit Committee has also discussed with the Company’s management such other matters and received such assurances from them as deemed appropriate by the Audit Committee.
      The Audit Committee has discussed with the Company’s management the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required by Item 307 of Regulation S-K for certain of the Company’s filings with the Securities and Exchange Commission, as well as the scope effectiveness of the Company’s internal controls and procedures over financial reporting.
      The Audit Committee has reviewed and discussed with the Company’s management the process used for the certification required by Item 308 of Regulation S-K regarding the effectiveness of the Company’s internal controls and procedures over financial reporting.
      Based on the review and discussion above, the Audit Committee has recommended to the Company’s Board of Directors that the Audited Financial Statements prepared under U.S. GAAP be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission, and that the Audited Financial Statements prepared under French GAAP be included in the report of the Board of Directors to shareholders.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Jean-François Heitz
David Peterschmidt
Kurt Lauk

RELATIONSHIP WITH INDEPENDENT AUDITORS
      Ernst & Young LLP has served as the Company’s independent auditors for its financial statements prepared under U.S. GAAP since 1992. Since 1990, when the Company was incorporated, Ernst & Young S.A. has served as one of the Company’s statutory auditors for its financial statements prepared under French GAAP. Deloitte Touche Tohmatsu S.A. has served as the Company’s other statutory auditor since 2003, succeeding to Mr. Pierre Dupuy, a statutory auditor, when his term as statutory auditor expired. This change was approved by the shareholders during the 2003 annual meeting as proposed by the Board following the recommendation of the Audit Committee. This change did not result from Mr. Dupuy’s refusal to be re-elected. There was no disagreement with Mr. Dupuy on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Deloitte Touche Tohmatsu S.A. notified the Company of its resignation from its position of statutory auditor effective at the end of the Meeting, BDO Marque & Gendrot, nominee as statutory auditor, has been proposed by the Board of Directors following the recommendation of the Audit Committee. This change did not result from Deloitte Touche Tohmatsu’s refusal to be re-elected. There were no disagreements with Deloitte Touche Tohmatsu S.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The “Report of the Independent Registered Public Accounting Firm” for the fiscal year ended December 31, 2004 and the “Report of Ernst & Young LLP, Independent Auditors” for the fiscal year ended December 31, 2003, did not contain any adverse opinions nor any disclaimer of an opinion.
      The representatives of the Company’s statutory auditors are expected to be available at the Meeting with the opportunity to make a statement if such representatives desire to do so, and are expected to be available to respond to appropriate questions.
      Services performed by the Company’s independent and statutory auditors for 2004 consisted of the examination of the Company’s financial statements, services related to filings with the Securities and Exchange Commission and the AMF, due diligence work, consulting and regulatory filing reviews in connection with acquisitions, services related to the implementation of Item 308 of Regulation S-K, domestic and foreign tax compliance work, tax filings and tax consulting services. These services were reviewed and approved by the Audit Committee.
Fees Paid to Auditors for Service Rendered

Audit Fees
      Fees for audit services totaled approximately $4.6 million in 2004 and approximately $2.4 million in 2003, including fees associated with the annual audit of the Company’s annual financial statements prepared under U.S. GAAP and French GAAP, the review’s of the Company’s quarterly reports on Form 10-Q and services normally provided by the independent auditors in connection with the statutory and regulatory filings or engagements, including registration statements. In addition, fees related to the audit of management’s assessment on the effectiveness of the Company’s internal controls and procedures over financial reporting in 2004 totaled approximately $2.0 million. There were no material comparable expenses during 2003.

Audit-Related Fees
      Fees for audit-related services totaled approximately $0.2 million in 2004 and $0.1 million in 2003. Audit-related services principally include due diligence in connection with acquisitions and accounting consultations.

Tax Fees
      Fees for tax services, including tax compliance, tax advise and tax planning (including expatriate tax services), totaled approximately $0.4 million in 2004 and $0.1 million in 2003.

All Other Fees
      Fees for all other services not included above were less than $0.1 million in 2004 and 2003. Fees related to online subscription services and other miscellaneous items.
Pre-Approval Policies and Procedures
      In accordance with the Audit Committee Charter, the Audit Committee is required to review and approve in advance the annual budget for independent audit services and review and pre-approve all non-audit services rendered by the Company’s independent and statutory auditors. All services rendered in 2004 and 2003 were approved by the Audit Committee. The Committee may delegate pre-approval authority to a member of the Committee, with the decisions of this delegate to be presented to the full Audit Committee at its next scheduled meeting.
      The Audit Committee has considered whether the independent and statutory auditors provision of non-audit services is compatible with maintaining the independent and statutory auditors’ independence. The Audit Committee concluded that the non-audit services provided in 2004 were compatible with maintaining the independent and statutory auditors’ independence under the U.S. regulations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Company’s Compensation Committee currently consists of Messrs. Held and Charlès. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Stockholders Agreement with New SAC and Certain of its Affiliates
      The majority of the consideration in the Crystal Decisions acquisition was ultimately paid to Crystal Decisions’ then majority stockholder, New SAC, and to New SAC’s affiliate, CB Cayman. In connection with the Crystal Decisions acquisition, the Company entered into a stockholders agreement effective on December 11, 2003 with New SAC, CB Cayman, affiliates of Silver Lake Partners, Texas Pacific Group, August Capital and certain other shareholders of New SAC. The stockholders agreement sets forth the rights and obligations of the parties to the stockholders agreement with respect to various corporate matters of the Company. As of April 15, 2005, New SAC beneficially owned approximately 17.7% of the Company’s outstanding shares. Please see the section entitled “Beneficial Share Ownership by Principal Shareholders and Management” on page 33.

Standstill Restrictions
      Under the terms of the stockholders agreement, New SAC, CB Cayman and New SAC’s shareholders have agreed to some restrictions referred to as standstill restrictions. Subject to exceptions, until New SAC, CB Cayman and New SAC’s shareholders cease to collectively beneficially own 10% or more of then-outstanding shares of the Company, New SAC, CB Cayman and New SAC’s shareholders have agreed that they would not, among other things:

•	purchase or acquire additional shares of the Company if such acquisition would result in New SAC, CB Cayman and New SAC’s shareholders beneficially owning more than:

—	the number of shares that they collectively beneficially owned as of December 11, 2003, plus

—	the number of shares that they acquire during any period for which the standstill restrictions are suspended (as further described below);

•	join or in any way participate in or encourage the formation of a group with any person or entity (other than with each other or their affiliates) with the purpose or effect of changing or influencing the control of the Company;

•	make or in any way participate in, directly or indirectly, any solicitation of proxies, including participating in any election contest of the Company, or otherwise communicate with the shareholders of the Company (other than to each other or to their affiliates) in connection with or in relation to a proxy solicitation;

•	advise or seek to influence any person or entity (other than each other or their affiliates) with respect to the voting of any voting stock of the Company;

•	initiate or propose one or more shareholder proposals at a meeting of the Company’s shareholders;

•	call, request or otherwise attempt to convene or cause management of the Company to convene a meeting of the Company’s shareholders;

•	initiate, propose or solicit any proposal with respect to:

—	any merger, consolidation or business combination involving the Company;

—	any tender or exchange offer for equity securities of the Company;

—	any sale or purchase of a substantial amount of the assets of the Company;

—	any purchase of equity securities of the Company (other than as permitted in the first bullet above); or

—	any dissolution, liquidation, reorganization or recapitalization or similar business transaction involving the Company; or

•	deposit any shares of voting stock of the Company in a voting trust or subject any such voting stock to any arrangement or agreement with respect to the voting of such voting stock (other than arrangements or agreements solely involving each other or their affiliates).
      The stockholders agreement provides that upon the occurrence of any of the following events, the standstill restrictions described above will be suspended:

•	the Company agrees to enter into an agreement for, or makes a public announcement of its intention to pursue, or the Company’s Board of Directors authorizes management to solicit proposals from third parties for:

—	the sale or other disposition of 33 1/3% or more of the Company’s outstanding shares;

—	the sale or disposition of all or substantially all of the Company’s assets or a similar sale or change of control transaction; or

—	any merger, consolidation or other similar business combination transactions that:

—	result in the outstanding shares of the Company being converted into cash or securities of another entity;

—	would result in a third party beneficially owning, when combined with any other shares of the Company owned by such third party, 33 1/3% or more of then-outstanding shares of the Company; or

—	would result in all or a substantial portion of the Company’s assets being sold to any entity;

•	the public announcement of a proposal by a third party (other than the Company, New SAC or its shareholders or any of their affiliates) to acquire voting stock of the Company (including pursuant to a tender or exchange offer or merger), which, if successful, would result in such third party beneficially owning, when combined with any other voting stock of the Company owned by such third party, 33 1/3% or more of the outstanding voting stock of the Company; provided, however, that the Company’s Board of Directors either has approved or recommended that the shareholders of the Company accept such offer, or has not rejected or recommended that the shareholders of the Company refrain from accepting such offer;

•	a third party successfully consummates a proposal of the type described above; or

•	the Company’s Board of Directors adopts a plan of liquidation or dissolution with respect to the Company.
      The stockholders agreement provides that the standstill restrictions will be reinstated upon the discontinuance of the event or events that lead to the suspension of the standstill restrictions.

Registration Rights
      Under the stockholders agreement until December 11, 2013, New SAC and, to the extent that New SAC distributes shares of the Company to its shareholders, each of Silver Lake, Texas Pacific Group and August Capital, can demand that the Company effect the registration of all or a part of such party’s shares of the

Company. None of New SAC, Silver Lake or Texas Pacific Group may exercise its demand rights on more than two occasions. August Capital may only exercise its demand right on one occasion. The Company is not obligated to file a registration statement relating to any such demand request if, among other things:

•	the Company would have to file such registration statement within a period of 180 days after the effective date of any other registration statement relating to any other registration request permitted under the stockholders agreement;

•	the requested registration involves:

—	a registration on a form other than Form S-3 or an underwritten offering; and

—	shares of the Company to be registered would be sold to the public at an aggregate price of less than $20.0 million; or

—	shares of the Company to be registered would be sold to the public at an aggregate price of less than $5.0 million.
      In addition to the demand rights discussed above, during the same time period, New SAC and, to the extent that New SAC distributes shares of the Company to its shareholders, each of Silver Lake, Texas Pacific Group and August Capital, may request that the Company effect the registration of all or a part of such party’s shares of the Company on a Form S-3. The Company is not obligated to file a registration statement relating to any such Form S-3 request if, among other things:

•	the Company has, within the 12-month period preceding the date of such request, already effected two registration statements, pursuant to requests made under the stockholders agreement;

•	the use of a Form S-3 is not available to the Company for such registration;

•	the requested registration involves an underwritten offering, and shares of the Company to be registered would be sold to the public at an aggregate price of less than $20.0 million; or

•	shares of the Company to be registered would be sold to the public at an aggregate price of less than $5.0 million.
      In addition to the above demand and Form S-3 registration rights, the Company agreed, subject to exceptions, to include shares of the Company held by New SAC, CB Cayman, New SAC’s shareholders or any of their permitted transferees on any registration statement that the Company files after the initial lock-up period. In the case of an underwritten offering, the amount of cutbacks is subject to the managing underwriter. However, if the managing underwriter limits the number of shares that can be included in any underwritten offering initiated by the Company, the shares to be offered by the Company would be included prior to the shares being offered by New SAC, CB Cayman, New SAC’s shareholders and their permitted transferees. Further, the shares to be offered by New SAC would be included prior to the shares being offered by CB Cayman, New SAC’s shareholders and their permitted transferees.
      New SAC, CB Cayman, New SAC’s shareholders and their permitted transferees will cease to retain registration rights on the earlier of:

•	the 10-year anniversary of the completion of the Crystal Decisions acquisition; or

•	such time that all of shares of the Company held by the registration rights holders cease to be registrable securities.
      In compliance with the terms of the stockholders agreement, the Company filed a Registration Statement on Form S3 with the SEC on October 8, 2004, amended on November 10, 2004.
     Board Representation
      Under the terms of the stockholders agreement, subject to applicable law, New SAC may designate one person to be a Director on the Company’s Board of Directors; provided that such designee must be reasonably satisfactory to the Company. Subject to exceptions, any person who is a managing director of Silver Lake

Partners, L.P., as of the date of the stockholders agreement, has been deemed to be satisfactory to the Company and the Company’s Board of Directors for such purpose.
      Pursuant to the stockholders agreement, the Company expanded the size of its Board of Directors to include one additional Director and caused David J. Roux to serve as New SAC’s initial Board representative. In addition, the Company has agreed to use reasonable efforts to cause its shareholders to elect one additional independent Director as of the completion of the Crystal Decisions acquisition, or as soon as practicable. New SAC has not exercised its rights to designate another member of the Company’s Board of Directors.
      New SAC will lose its right to designate a member of the Company’s Board of Directors when New SAC, CB Cayman and New SAC’s shareholders collectively beneficially own less than 10% of then-outstanding shares of the Company. In the event that New SAC distributes shares of the Company it received in connection with the Crystal Decisions Acquisition to its shareholders, New SAC may assign its right to designate the board representative to Silver Lake.
Regulated Agreements
      The Company has contracted for and has been maintaining a liability insurance against liabilities which may be incurred by its Directors and officers in their respective capacities since September 1994. This liability insurance agreement has been duly ratified by the shareholders’ meeting held on August 17, 1994. The renewal of this insurance on November 2004 is being submitted to the ratification at the Meeting in compliance with the requirement of the French corporate law for such agreements signed by the Company and for which the Company’s Directors have an interest (“regulated agreement”).
      There were no other agreements entered into during 2004, directly or indirectly, between the Company and its Chief Executive Officer, its Directeur Général Délégué, any of its Directors, a shareholder owning at least 10% of the voting rights, or if such shareholder is a company, the company controlling such shareholder under the meaning of article L. 233-3 of the French Commercial Code, and no other transaction as referred by article L. 225-38 paragraphs 2 and 3 of the French Commercial Code.
Agreements in the Ordinary Course of the Business
      The Company and its subsidiaries have entered into agreements in the ordinary course of business and with terms and conditions which are not out of the ordinary, with companies in which some of the Company’s Directors have an interest, specifically Dassault Systèmes which is a customer of Business Objects, and whose chief executive officer is Bernard Charlès, a Director of the Company.
      The Company and certain of its subsidiaries in which Bernard Liautaud is director and/or officer, have concluded agreements, such as Research and Development agreement and cash pooling agreement, which are entered into in the ordinary course of business and with terms and conditions which are not out of the ordinary. Moreover, under the reorganization of the Business Objects Group following the acquisition of Crystal Decisions in December 2003, the Company and its subsidiaries concluded loan agreements as well as agreements of shares transfer or of intellectual property rights transfer, under ordinary terms and conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a).
      Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3 and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during 2004, all Section 16(a) filing requirements applicable to the Company’s officers and directors were complied with, except as follows: one late report filed by Mr. Lauk regarding the grant of warrants giving the right to subscribe shares. A corrective filing has been made.
      The Company revised its Insider Trading Policy to allow its Directors, officers and other employees covered under such policy to establish, under the limited circumstance contemplated by Rule 10b5-1 promulgated under the Securities and Exchange Act of 1934, as amended, written programs that permit automatic trading of its stock or trading of its stock by an independent person (such as an investment bank) who is not aware of material inside information at the time of the trade. Bernard Liautaud, the Company’s Chairman of the Board and Chief Executive Officer, and his wife adopted Rule 10b5-1 trading plans in 2001. These plans expired in December 2004. Susan Wolfe, Senior Vice President, General Counsel and Secretary of the Company adopted Rule 10b5-1 trading plan in August 2004. Ms. Wolfe’s plan is scheduled to expire on August 2006. The Company believes that additional Directors, officers and employees may establish such programs in the future.

COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN
      The following graph sets forth the Company’s total cumulative shareholder return as compared to the Coredata Group Index and the Nasdaq Market Index, which includes application software companies. The total shareholder return assumes $100 invested on January 1, 2000 in shares of the Company, the Coredata Group Index and the Nasdaq Market Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

	1999	2000	2001	2002	2003	2004

Business Objects S.A.	100.00	84.75	75.85	33.66	77.82	56.86
Coredata Group Index	100.00	54.65	52.08	37.15	45.79	48.87
NASDAQ Market Index	100.00	62.85	50.10	34.95	52.55	56.97

MANAGEMENT REPORT
REPORT OF THE BOARD OF DIRECTORS ON THE ACTIVITIES OF THE
COMPANY AND OF THE GROUP DURING THE FISCAL YEAR 2004
(Translation of French original. The French original governs and this translation is for convenience only.)
      In accordance with the French Commercial Code, the following discussion relates to the stand alone accounts of Business Objects S.A., the parent company of the Business Objects group, as well as the consolidated accounts of the Company and its subsidiaries (the “Company,” “we,” “us” or “our Company”), which accounts are prepared in euros and in accordance with French generally accepted accounting principles. Consolidated accounts in U.S. dollars were prepared in accordance with U.S. generally accepted accounting principles are not included in this report. For a discussion of the consolidated financial statements prepared in accordance with U.S. generally agreed accounting principles, please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission in the United States.
      The financial data included in this report is expressed in thousands of euros, except as otherwise stated herein.
      The general shareholders meeting of February 6, 2001 authorized a three-for-two stock split in the form of a free allocation of new shares following the capitalization of additional paid-in capital amounting to €2,032,038. In this report, all Ordinary Share and American depositary share information and per share information has been adjusted to take into account these modifications.

      The following table presents five year selected financial data prepared in euros and in accordance with French generally accepted accounting principles.

	Year Ended December 31,

	2000	2001	2002	2003(2)	2004(1)

	(In thousands of euros)
Statement of Income Data:
Revenues:
Net licence fees	239,742	279,153	260,482	243,991	379,991
Services	139,695	185,794	224,328	253,605	364,755

Total revenues	379,437	464,947	484,810	497,596	744,746

Cost of revenues:
Net licence fees	(2,772)	(2,389)	(3,265)	(5,219)	(23,234)
Services	(57,741)	(70,950)	(76,414)	(79,017)	(138,122)

Total cost of revenues	(60,513)	(73,339)	(79,679)	(84,236)	(161,356)

Gross profit	318,924	391,608	405,131	413,360	583,390

Operating expenses:
Sales and marketing	(182,341)	(227,500)	(237,472)	(222,671)	(326,109)
Research and development	(44,270)	(61,751)	(79,773)	(84,736)	(120,966)
General and administrative	(23,729)	(27,386)	(29,697)	(38,352)	(66,085)
Acquired in-process technology	—	—	(2,034)	(23,654)	—
Restructuring costs	—	—	(4,116)	(6,525)	(1,783)

Total operating expenses	(250,340)	(316,637)	(353,092)	(375,938)	(514,943)

Income from operations	68,584	74,971	52,039	37,422	68,447

Interest losses	(439)	(236)	(379)	(145)	(77)
Interest gains	8,405	9,600	8,581	6,622	3,049
Net exchange gains and losses	486	(12)	(796)	(798)	(8,449)

Income before tax and exceptional income	77,036	84,323	59,445	43,101	62,970

Exceptional losses	(1,311)	(215)	(4,802)	—	—
Exceptional gains	5,543	2,808	15,734	6,737	2,838

Exceptional income	4,232	2,593	10,932	6,737	2,838

Provision for income tax	(30,717)	(31,346)	(23,813)	(29,606)	(23,172)
Amortization of goodwill	(4,616)	(5,026)	(9,258)	(23,305)	(170,339)

Net income	45,935	50,544	37,306	(3,073)	(127,703)

Basic net income per ordinary share and ADSs	0.77	0.83	0.60	(0.05)	(1.44)
Ordinary shares and ADSs (in thousands) used in computing basic net income per ordinary share and ADSs	59,741	60,879	61,888	64,584	88,748
Diluted net income per ordinary share and ADSs	0.70	0.79	0.58	(0.05)	(1.44)
Ordinary shares and ADSs (in thousands) used in computing diluted net income per ordinary share and ADSs	65,292	64,361	63,933	66,168	91,077

(1)	2004 represented the first full year including Crystal Decisions, which resulted in significant increases in revenues and expenses, including €23 million in amortization of intangible assets and €144.7 million in amortization of goodwill in 2004 versus €8.6 million in 2003.

(2)	We acquired Crystal Decisions on December 11, 2003 and the impact of the acquisition is described in Note 2 of consolidated financial statements.

	Year Ended December 31,

	2000	2001	2002	2003(2)	2004(1)

	(In thousands of euros)
Balance Sheet Data:
Cash, cash equivalents, short-term investments and restricted cash(3)	227,763	283,301	267,588	188,318	216,738
Total assets	396,489	478,143	521,028	1,539,463	1,307,596
Working capital	179,620	219,747	221,005	142,616	127,407
Mid-term and long-term liabilities	4,609	3,601	15,772	2,590	10,374

(1)	2004 represented the first full year including Crystal Decisions, which resulted in significant increases in revenues and expenses, including €23 million in amortization of intangible assets and €144.7 million in amortization of goodwill in 2004 versus €8.6 million in 2003.

(2)	We acquired Crystal Decisions on December 11, 2003 and the impact of the acquisition is described in Note 2 of consolidated financial statements.

(3)	Excluding treasury shares owned by Business Objects Option LLC as of December 31, 2003 and December 31, 2004.

1.	Results of the Group during the fiscal year 2004

1.1 Overview
      We are the world’s leading independent provider of Business Intelligence (“BI”) solutions.
      We develop, market and distribute software and provide services that enable organizations to track, understand and manage enterprise performance within and beyond the enterprise. We believe that data provided by the use of a BI solution allows organizations to make better and more informed business decisions.
      Users can view and interact with key performance indicators in a dashboard, create queries and reports, access catalogs of predesigned reports and do initiate simple or complex analysis of data. We have one reportable segment — BI software products.
      On December 11, 2003, we acquired Crystal Decisions, Inc. for its complementary geographical strengths, products, channels, services and solutions that allow us to provide a more complete suite of BI products to a broader range of business users. Our acquisition of Crystal Decisions did not result in any new reportable segments.
      Our strongest quarter each year is typically our fourth quarter, as the sales organization is ending its fiscal year and many of our customers are at the end of their annual budget cycle. Consequently, our revenues are seasonally lower in our first quarter. In addition, our third quarter is a relatively slow quarter primarily due to lower economic activity throughout Europe during the summer months in general.
      Given the strong increase of our revenues over the last few years, we believe that comparison from one year to the other may not be pertinent and are not expected to be indicative of our future results.

Key performance indicators

	2002	2003	2004

	(In thousands of euros
	except (*))
Total revenues	484.8	497.6	744.7
Total revenues growth(*)	4%	+3%	+50%
Income from operations	52.0	37.4	68.4
Income from operations expressed as a % of total revenues(*)	11%	8%	9%
Diluted net income per ordinary share and ADS(*)	0.58	(0.05)	(1.44)
      The end of 2004 celebrates the first anniversary of Business Objects and Crystal Decisions merger.

      We recognized record license and services revenues in 2004, in addition to large increases in expenses, which were due to our acquisition of Crystal Decisions. December 2004 marked the one year anniversary of the combination of the two companies. While one-time charges such as the purchase costs, restructuring costs, integration costs incurred in 2003 and some further costs in 2004 are not expected to recur in 2005, we only expect the amortization expense of acquired intangible assets to continue until 2008.
      In 2003, operating income and net income per Ordinary Share and ADS decreased from 2002, in spite of growth in revenues, largely due to purchase costs, integration and restructuring costs related to the acquisition of Crystal Decisions. As a result of the acquisition of Crystal Decisions, our total revenues were increased by €7.6 million due to 20 days of combined entities activity and our expenses increased by €29.4 million, which was the result of a €23.7 million write-off of acquired in-process technology, €1.3 million in amortization of acquired intangible assets, €6.0 million in restructuring costs for the combined company and €6.0 million in integration expenses.
      As a result of the acquisition of Crystal Decisions, our historical results prior to 2004 are not expected to be indicative of our future results. We will incur certain continuing acquisition related charges in the future at levels we have not experienced in the past.
      The following table shows actual expenses in 2003 and 2004 and estimated expenses for 2005 to 2008 (with a constant exchange rate as of December 31, 2004):

	Actual		Estimated

	2003	2004	2005	2006	2007	2008

	(in thousands)
Write-off of in-process technology	23.7	—	—	—	—	—
Amortization of developed technology	0.8	15.0	13.7	13.7	13.7	12.9
Amortization of other intangible assets	0.5	8.0	7.4	7.4	7.4	7.0
Restructuring expenses(2)	6.0	—	—	—	—	—
Costs incurred on the exit of facilities	—	1.8	—	—	—	—
Subtotal before amortization of Goodwill	31.0	24.8	21.1	21.1	21.1	19.9
Goodwill amortization(1)(3)	8.6	158.1	145.2	145.2	145.2	137.2

Total	39.6	182.9	166.3	166.3	166.3	157.1

(1)	In accordance with IFRS, there will be no goodwill amortization from 2005

(2)	No restructuring expenses linked to the Crystal Decisions acquisition should be accounted for in 2005 and after.

(3)	Incurred expenses correspond to the Crystal Decisions impact, as part of a goodwill amortization totalling €23.3 in 2003 and €170.3 million in 2004.
     For more details on acquisitions realized by us, please refer to Item 2 of the Consolidated Financial Statements

1.2 Key Events

New products
      We acquired a suite of leading enterprise reporting products through the Crystal Decisions acquisition that we believe has strengthened the enterprise reporting capability of our Business Intelligence product offerings.
      In January 2004, we released the stand-alone version of the Crystal Decisions’ line of reporting products, Crystal 10, which combined Crystal Enterprise with products formerly known as Crystal Analysis and Crystal Reports.
      In June 2004, we released Business Objects Enterprise 6.5, which was an upgrade version to our release of Enterprise 6.0 in the second quarter of 2003. This major release consists of relevant performance improve-

ments compared to previous version and increases the superiority of the product in term of query and analysis reporting products.
      In December 2004, we released our newest product, BusinessObjects XI, which was released on the Windows NT platform. The launch of BusinessObjects XI completed the integration of the Crystal Decisions and Business Objects product lines. We did not recognize any revenues from BusinessObjects XI in 2004.
      In early 2005, we expect to release additional versions of BusinessObjects XI that use additional platforms and languages.
      BusinessObjects XI merges the former Business Objects and Crystal Decisions’ product lines into a single platform with new features and functionality. Given that we intend to transition other Business Objects and Crystal Decisions’ products to end of life over the next year or two, we believe that some customers may not purchase those products or may wait before purchasing BusinessObjects XI until later releases. We cannot predict whether our revenues from our products other than BusinessObjects XI will be consistent with patterns we have previously experienced or whether BusinessObjects XI customer acceptance and purchasing will be similar to our prior product releases. We believe that our success in bringing to market an integrated product with a clear upgrade path has built customer confidence in our business and resulted in additional revenues for our existing software suites during 2004. We expect that our net license fees and services revenues for 2005 are likely to be affected and may vary more significantly during this transition than we have experienced in the past.
          1.3     Statement of Income
          1.3.1     Results of Operations
      The following table sets forth selected items from our consolidated statements of income expressed as a percentage of total revenues for the periods indicated.

	Fiscal Year Ended
	December 31,

	2002	2003	2004

Revenues:
Net license fees	54%	49%	51%
Services	46%	51%	49%

Total revenues	100%	100%	100%
Cost of revenues:
Net license fees	1%	1%	3%

	Fiscal Year Ended
	December 31,

	2002	2003	2004

Services	15%	16%	19%

Total Cost of revenues	16%	17%	22%
Gross Margin	84%	83%	78%
Operating expenses:
Sales and marketing	49%	45%	44%
Research and development	17%	17%	16%
General and administrative	6%	7%	9%
Acquired in process technology	—	5%	—
Restructuring	1%	1%	—

Total Operating expenses	73%	75%	69%

Income from Operations	11%	8%	9%

Interest income, net	2%	1%	—
Income before provision for income taxes and minority interest	12%	9%	8%
Exceptional income	2%	1%
Goodwill amortization	(2)%	(5)%	(23)%
Provision for income taxes	(5)%	(6)%	(3)%

Net consolidated income	8%	(1)%	(17)%
Gross Margin:
Net license fees	99%	98%	94%
Services	66%	69%	62%

1.4	Revenues
      The following table sets forth information regarding the composition of our revenues and period to period changes.

		Percent		Percent
	2002	Change	2003	Change	2004

	(In thousands of euros)
Net licences fees	260,482	(6)%	243,991	56%	379,991
Percentage of total revenues	54%		49%		51%
Services	224,328	13%	253,605	44%	364,755
Percentage of total revenues	46%		51%		49%

Total revenues	484,810	3%	497,596	50%	744,746
      Total revenues reached €744.7 million as of December 31, 2004, up from €497.6 million in 2003 and €484.8 million in 2002, representing increases of 50% from 2003 to 2004 and 3% from 2002 to 2001. The growth in total revenues in 2004 compared to 2003 was driven by a 44% increase in service revenues and a 56% increase in license revenues. The growth in total revenues in 2003 compared to 2002 was driven by a 13% increase in service revenues, while net licenses decreased 6%.

Net license fees
      We generate net license fees from the sale of licenses to use our software products. Historically, we have recognized a substantial portion of our revenues in the last month of a quarter.
      Net license fees consist of three product families: Enterprise Analystic Applications, Data Integration, Business Intelligence Platform. In 2004, we derived the largest portion of our net license fees from our BI platform products. We expect that the BI platform products will continue to represent not only the largest portion of our net license fees but also the single largest component of our total revenues in 2005.
      Net license fees increased in 2004 by €136.0 million or 56% to €380.0 million compared to 2003. The increase is the result of the combination of our first full year of revenues from Crystal Decisions’ BI platform products which included both existing products and new version releases, notably Crystal Version 10, and to increased sales of our BusinessObjects Enterprise 6 products.
      This evolution was offset by an unfavorable fluctuation in euro/ dollar exchange rates. With an unchanging exchange rate net license fees would have increased by 63% in 2004 compared to 2003.
      We market our products through our direct sales force and indirectly though channel partners. Crystal Decisions’ acquisition strengthened channel partner relationship including value added resellers, original equipment manufacturers, system integrators and a strong base of independent distributors which lead to a decline in direct revenues in 2004.
      In 2004 and expressed in US dollars, direct revenues represented 52% of total net license fees, whereas direct revenues represented 59% in 2003 and 54% in 2002.
      We continue to enter into and expand our channel partner relationships which will impact the level of our net license fees from indirect sales. We anticipate that the relative portions of our direct and indirect net license fees will fluctuate between periods, as revenues are sensitive to individual large transactions that are neither predictable nor consistent in size or timing. We will continue to expand our channel partner relationships, which we expect to contribute to this uncertainty in 2005.
      No single customer or single channel partner represented more than 10% of total revenues during any of the years presented.
      In 2004, revenues from net license fees increased by 54% in Europe, 60% in Americas and 44% in Asia Pacific compared to 2003.
      Revenues from net license fees decreased by approximately €16.5 million, or 6%, during 2003 compared to 2002. The decrease in net license fees in 2003 compared to 2002 was primarily caused by a slow down of sales of older version of Business Intelligence Platform line of products before the release of Enterprise 6. The 20 days of revenues from Crystal Decisions in 2003 and the first full year of revenues from Data Integration products instead of four months in 2002 were neutralized by an unfavorable fluctuation in euro/ dollar exchange rates.

Services
      Services revenues are comprised of revenues from maintenance activities and professional services.
      We derive our software license updates and support revenues from selling technical support services and rights to receive product upgrades, when and if we make them available, to customers who have bought software licenses from us. Our maintenance agreements generally have a term of one year and are typically renewed on an annual basis.
      Our professional services organization earns revenues for consulting and training to plan and execute the deployment of our products. In addition, we provide training to our customers’ employees to enhance their ability to fully utilize the features and functionality of the products purchased.
      Services revenues increased in 2004 by €111.2 million, or 44%, to €364.8 million, compared to an increase of approximately €29.3 million, or 13%, from 2002 to 2003. Services increased in all regions in 2004: 32% in Europe, 56% in Americas and 58% in Asia Pacific. The increase was partly neutralized by unfavorable fluctuations in exchange rates. With unchanging exchange rates the increase would have been 50% in 2004 from 2003.
      The majority of the increase was the result of our first full year of revenues from Crystal Decisions’ services and support products. Maintenance and technical support revenues increased in 2004 by €79.7 mil-

lion, or 43%, from 2003 and professional services and other revenues in 2004 increased by €31.5 million, or 47%, from 2003. Our continued investment in our professional services teams, with the view to expanding the breadth and depth of solutions we offer our customers, resulted in increased revenues as well as a higher growth rate than experienced for maintenance revenues. Our maintenance renewal rates were strong and increased in 2004.
      As a percentage of total revenues, services revenues decreased to 49% of total revenues for 2004 from 51% for 2003. In 2004, the shift to a lower percentage of total revenues from services revenues was primarily attributable to the addition of revenues from Crystal Decisions’ products, which had a lower professional services mix. The historical trend for Crystal Decisions of greater license revenues was the result of a higher percentage of revenues sold through distributors for which no consulting or training services were sold.
      The increase in the percentage of services revenues to total revenues in 2003 from 2002 was primarily due to growth in maintenance and technical support revenues resulting from greater percentage of customers renewing maintenance contracts year over year and the continued expansion of our installed customer base. The increase was also due to the growth in consulting revenues which consist of helping clients in design, development and deployment of business intelligence systems. On the other hand, training revenues decreased compared to 2002 due to reduced customer spending and travel in response to the general economic slowdown in 2002.
      A decrease in or the stability of net license fees revenues or decrease in maintenance contract renewal could reduce the growth of our maintenance revenues below prior growth rates and have an unfavorable impact on income from operations.

Geographic revenues mix
      The following shows the geographic mix of our total revenues by major geographic areas in millions of euros, as a percentage of total revenues and as a percentage change between years:

		Percent		Percent
	2002	Change	2003	Change	2004

	(In millions of euros as of December 31)
Revenues
France	64.5	16	74.6	(6)	70.3
	13%		15%		9%
Europe, Middle East and Africa (excluding France)	161.2	6	171.1	64	280.1
	34%		34%		38%
Americas	227.6	(7)	211.9	58	334.3
	47%		43%		45%
Asia Pacific, including Japan	31.5	27	40.0	50	60.0
	6%		8%		8%

Total revenues	484.8	3	497.6	50	744.7
      In 2004, the Americas, as a percentage of total revenues, was 2% higher than 2003, due to Crystal Decisions’ historical strong presence in the region, which comprised 70% of its total revenues. In 2004, we recorded 19 transactions over $1 million in the Americas versus 12 in 2003. Nevertheless, the unfavorable euro/dollar exchange rate strongly reduced the rate of revenue growth in 2004 compared to 2003. For 2004, total revenues expressed in euro increased by 58% versus 87% when expressed in U.S. dollars.
      In 2003 the increase in revenues from the Americas region, which resulted from the release of BusinessObjects Enterprise 6 products, in the second quarter of 2003 was fully neutralized by unfavorable exchange rates. Revenues expressed in euros decreased by 7% compared to 2002 but increased by 13% compared to 2002 when expressed in U.S. dollars. In 2004, we recorded 12 transactions over $1 million in the Americas versus 11 in 2003.

      In 2004, total revenues from EMEA (including France) increased 43% compared to 2003 as the result of 14 transactions over $1 million in net license fees (versus seven in 2003) and due to the strong performance in this region of our sales force. Total revenues in EMEA were significantly impacted by changes in currency rates. Expressed in U.S. dollars, the increase was 45% in this region.
      Total revenues from EMEA increased 9% in 2003 from 2002, due to a rebound in the European economy.
      In 2004, the increase in total revenues from Asia Pacific, including Japan, was primarily the result of the addition of Crystal Decisions’ revenues and also strength in Greater China markets, as we continued to penetrate this market.
      In 2003, all revenues categories increased over 2002, due to the release of new products and by currency rate fluctuations. Asia Pacific revenues increased by 27% in 2003 compared to 2002.

1.5	Cost of Revenues
      The following table sets forth information regarding our cost of revenues and period to period changes.

		Percent		Percent
	2002	Change	2003	Change	2004

	(In thousands of euros)
Cost of Net license fees	3,265	60%	5,219	NA	23,234
Percentage of net license fees revenues	1%		2%		6%
Cost of services	76,414	3%	79,017	75%	138,122
Percentage of services revenues	34%		31%		38%

Total cost of revenues	79,679	6%	84,236	92%	161,356
Percentage of total revenues	16%		17%		22%

Cost of net license fees
      Cost of net license fees consists primarily of materials, packaging, freight, third-party royalties and amortization of developed technology.
      Cost of net license fees as a percentage of net license fee revenues was 6% in 2004, 2% in 2003 and 1% in 2002.
      The increase in 2004 was primarily due to €13.8 million in developed technology amortization on Crystal Decisions’ products, as well as the additional costs associated with the release of new product versions during the year, offset in part by savings in third party royalty costs.
      The increase in 2003 was primarily due to €2.1 million in developed technology amortization related to the acquisition of Crystal Decisions in 2003. In 2002, we amortized €1.2 million of developed technology related to the acquisition of Acta Technology Inc.
      Excluding the impact of the increase in costs associated with developed technology amortization, gross margins on net license fees expressed as a percentage of net license fees revenues increased from 1.8% in 2003 to 2.5% in 2004.

Cost of services
      Cost of services, which consist of the cost of providing maintenance, consulting and training, increased by €59.1 million, or 75%, in 2004. This compares to an increase of €2.6 million or 3% in 2003 from 2002.
      In 2004, cost of services as a percentage of service revenues increased by 7 points to 38% as compared to 31% in 2003 and 34% in 2002.
      The increase in 2004 was primarily due to headcount and related costs associated with the Crystal Decisions’ services organizations and the growth we continued to experience, especially in our Americas consulting business during 2004. The increase was also due to amortization expense on maintenance and support contracts related to the Crystal Decisions acquisition.
      As part of our acquisition of Crystal Decisions, we were unable to recognize approximately €23.0 million ($28.0 million) of deferred revenues for services which would have been recorded in 2004 had Crystal Decisions remained a stand alone company. We incurred the costs associated with those services in 2004. Accordingly, we did not report a normal margin from performing the services associated with these deferred maintenance revenues. To the extent that we entered into agreements to provide services relating to Crystal Decisions’ products after the closing of the acquisition, we accounted for those services revenues and the cost of those services in accordance with our applicable accounting policies.
      We expect in the future, and have evidenced in sequential 2004 quarters, that our gross margins on services revenues will increase; however, these margins will still be impacted by amortization of intangible assets from prior year acquisitions through the end of 2008.
      The increase in cost of services in absolute euros was due to the growth in consulting services of €6.6 million in 2004 versus 2003. To help customers succeed with their Business Intelligence initiatives, we invested heavily in the development of a comprehensive approach toward Business Intelligence deployments: the Business Intelligence Solution Accelerator. This methodology integrates technical and strategic consulting, life cycle learning and post implementation support to provide customers with a flexible deployment strategy.
      Cost of services expressed as a percentage of services revenues decreases by 3% in 2003 compared to 2002. This decrease is due to the change in revenue mix: maintenance revenues, with lower costs than other services, increased and maintenance and support productivity improved.
      The professional services and support organization increased to 987 employees as of December 31, 2004, compared to 956 as of December 31, 2003 and 442 as of December 31, 2002.

1.6 Operating Income Margin
      Operating income margin expressed as a percentage of total revenues increased by 1 point to 9% in 2004 compared to 2003. Sales and marketing and research and development as a percentage of total revenues decreased by 1 point to 44% and 16%, respectively. General and administrative expressed as a percentage of total revenues increased by 2 points.
      In 2003, operating income margin expressed as a percentage of total revenues decreased by 3 points compared to 2002. This decrease was primarily due to the result of a one-time, non-cash €23.7 million ($28.0 million) write-off of acquired in-process technology in December 2003 resulting from the acquisition of Crystal Decisions, which represented 5% of total revenues in 2003.

1.7 Operating Expenses
      The following table sets forth information regarding the composition of our operating expenses and period to period changes.

		Percent		Percent
	2002	Change	2003	Change	2004

	(In thousands of euros)
Sales and marketing	237,472	(6)%	222,671	46%	326,109
Percentage of total revenues	49%		45%		44%
Research and development	79,773	6%	84,736	43%	120,966
Percentage of total revenues	17%		17%		16%
General and administrative	29,697	29%	38,352	72%	66,085
Percentage of total revenues	6%		7%		9%
Acquired in process technology	2,034	NA	23,654	NA	—
Percentage of total revenues	0%		5%		NA
Restructuring costs	4,116	59%	6,525	(73)%	1,783
Percentage of total revenues	1%		1%		—

Total operating expenses	353,092	6%	375,938	37%	514,943
Percentage of total revenues	73%		75%		69%

Sales and Marketing
      Sales and marketing expenses consist primarily of personal costs including commissions, together with amounts paid for advertising and product promotion activities, and related facilities expenses.
      Sales and marketing expenses were €326.1 million in 2004 as compared to €222.7 million in 2003 and €237.5 million in 2002.
      The increase in absolute euros was due to the addition of approximately 650 sales and marketing employees in connection with the acquisition of Crystal Decisions, but was offset in part by a net decrease in headcount throughout 2004.
      During 2004, the sales teams across the world were combined and cross-trained on Crystal Decisions and Business Objects’ products, which resulted in additional costs during the year. The combination of the sales teams was substantially completed in the second quarter of 2004 and incurred extra cost during the year. We believe that the growth of revenues indicates that our sales teams became more productive over the course of the year.
      As a percentage of total revenues, sales and marketing costs decreased to 44% of total revenues in 2004 from 45% in 2003 and 49% in 2002.
      In absolute terms and as a percentage of total revenues, the decrease of sales and marketing expenses in 2003 compared to 2002 was primarily due to the full year impact of the 2002 European restructuring plan and favorable fluctuations in foreign exchange rates that were partially offset by the 20 day contribution of Crystal Decisions (€8.6 million).
      The sales and marketing organization decreased to 1,449 employees as December 31, 2004, compared to 1,491 as of December 31, 2003 and 912 as of December 31, 2002.

Research and Development
      Research and development expenses were €121.0 million in 2004 as compared to €84.7 million in 2003 and €79.8 million in 2002.
      Research and development expenses consist primarily of personnel and consulting fees costs associated with the development of new products, the enhancement of existing products, quality assurance and testing and facilities and other related costs. It also includes amortization of intangible assets acquired during previous company acquisitions and linked to research and development. The majority of the increase in costs in 2004 related to the addition of approximately 450 research and development employees in connection with the acquisition of Crystal Decisions and the investment in an outsourced development center in India, which include a team of approximately 300 engineers and support staff at December 31, 2004.
      As a percentage of total revenues, research and development expenses decreased in 2004 to 16% from 17% in 2003, as a result of the combination of the expenditure levels of the combined company.
      We believe that we will realize cost benefits from the development of a unique and integrated product line and the achievement of restructuring plan. Given their location on two different places (France and Canada), we anticipate that our research and development expenses will be impacted by exchange rate variations.
      The increase in research and development expenses in 2003 in absolute terms was primarily due to the integration of former Crystal Decisions’ employees contributing for €2.2 million to research and development expenses and full-year costs linked to the Data Integration products development after Acta’s acquisition in August 2002.
      We capitalize eligible software development costs upon achievement of technological feasibility subject to net realizable value considerations. Based on our development process, technological feasibility is generally established upon completion of a working model. Research and development costs prior to the establishment of technological feasibility are expensed as incurred. Because the period between achievement of technological feasibility and the general release of our products has been of relatively short duration, costs qualifying for capitalization were insignificant during 2004, 2003 and 2002.
      The research and development organization consisted of 878 employees at December 31, 2004, compared to 936 at December 31, 2003 and 539 at December 31, 2002.

General and Administrative
      General and administrative expenses were €66.1 million, or 9% of total revenues, in 2004 as compared to €38.4 million, or 7% of total revenues, in 2003 and €29.7 million, or 6% of total revenues, in 2002. General and administrative expenses consist primarily of personnel costs for finance, legal, human resources, insurance costs, third party professional services including accounting and legal fees and allowances for doubtful accounts.
      Expenses increased in 2004 from 2003 as the result of the expenses of the combined company which included increased levels of costs for: professional fees (including costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002), consulting and legal fees, bad debts and costs associated with our acquisition of Crystal Decisions, including the amortization of trade names. The increases in costs were partially offset by a €0.9 million ($1.0 million) insurance reimbursement of legal fees related to one of our cases against MicroStrategy.
      The increase in general and administrative expenses in absolute terms in 2003 compared to 2002 was primarily due to the integration costs related to our acquisition of Crystal Decisions and employee-related costs, as well as the expenses related to the 20 days that Crystal Decisions contributed to operating expenses of the combined company.
      The general and administrative organization grew to 520 employees at December 31, 2004, compared to 541 at December 31, 2003 and 269 at December 31, 2002.

Acquired In Process Technology
      In-process technology (“IPR&D”) represents projects that had not reached technological feasibility and had no future alternative uses.
      As part of the Crystal Decisions acquisition, we identified in 2003 certain Crystal Decisions’ products in development as part of the valuation of acquisition price. Subsequent to the closing of the acquisition

$28.0 million (€23.7 million) were incurred as IPR&D and accounted as costs during the fourth quarter of 2003. The majority of it related to the development and completion of versions 10 and 11 of Crystal Decisions’ products.
      In-process technology expense is only expected to be incurred in periods in which acquisitions occur.
      At December 31, 2004, both versions of these products had been completed and released to market either on a stand-alone basis, as was the case with Crystal 10 products, or as part of a combined product, as was the case with version 11, which was included in the release of BusinessObjects XI. These results were consistent with management’s previous expectations as to the timing of releases.

Business Restructuring Charges
      The restructuring costs and associated accruals were based on our best estimates. If actual amounts paid for restructuring activities differ from those we estimated, either the purchase price allocation, through goodwill, or the restructuring liability, though an increase or decrease to expense, may be adjusted in the period in which we determine a change in estimate.

1. Crystal Decisions Acquisition
      In December 2003, our board of directors approved and committed the Company to restructuring plan to eliminate duplicative activities, focus on strategic products and reduce our cost structure as a result of our acquisition of Crystal Decisions. This plan consists of severance and exit of some facilities.

Restructuring Costs Expensed to Pre-acquisition Business Objects.
      We expensed €6.0 million of costs related to estimated severance and other related benefit costs for 159 employees across all functions worldwide. During 2004, we paid severance and other related benefits of €5.7 million to 134 employees. The remaining liability balance was due to 20 individuals, which balance we expect to pay in the first half of 2005.
      We incurred approximately €1.9 million of additional expense in 2004 that primarily related to exit costs of eight facilities. We made cash payments resulting in a reduction of this liability. The remaining liability relates to the exit of five facilities completed prior to December 31, 2004, which were either pending settlement or had been subleased for the duration of the lease periods. We do not expect additional charges related to restructuring to be material in 2005.

Restructuring Costs Included as a Cost of the Crystal Decisions Acquisition.
      Restructuring costs of €11.1 million were recorded as a liability assumed in the Crystal Decisions acquisition. The restructuring liability consisted primarily of €8.8 million related primarily to employee severance and other related benefits for 194 employees across all functions worldwide. We paid benefits of approximately €8.3 million to 159 employees across all regions as of December 31, 2004, with €7.4 million of this amount paid in 2004. The remaining liability as of December 31, 2004 reflected employee severance for one employee. In executing the restructuring plan, we reduced the number of planned employee terminations by approximately 34 employees that resulted in the reduction of the restructuring liability and goodwill balances. We expect to pay the remaining restructuring liability in the first half of 2005. There were no significant additional terminations associated with this restructuring plan.
      As of December 31, 2003, we incurred €2.3 million related to estimated costs for future minimum lease payments once the planned closure of 11 facilities had occurred, net of estimated sublease income to be earned on these premises. At December 31, 2004, we had vacated all identified facilities under the restructuring plan, with two locations still under lease. These locations were subleased and have lease terms extending to 2008. During 2004, we paid €1.4 million of minimum lease payments and settlement costs on vacated premises, net of sublease income.

2. Acta Technology.
      In August 2002, and prior to the completion of the acquisition, Acta adopted a restructuring plan in order to reduce Acta’s cost structure and better aligned product and operating expenses with existing general economic conditions. We capitalized as a cost of the acquisition approximately €12.9 million of restructuring costs, which were recorded as liabilities in connection with the purchase price allocation. The restructuring liability consisted primarily of: severance of approximately 50 employees worldwide; costs for vacating duplicate facilities; and write down of excess equipment for an estimated €1.2 million. The charge for lease abandonment of €7.6 million represented total future minimum lease payments and settlement costs due through 2007, net of projected sublease income of €4.0 million for Acta’s Mountain View, California headquarters and other smaller European offices. On termination of the lease for Acta’s California headquarters, €2.2 million of the original liability was reversed to goodwill. The remaining liability accrual of €0.2 million at December 31, 2004 is expected to be paid by the end of 2005 as the lease of Acta’s former U.K. location is completed.

1.8 Financial Income
      The following table sets forth information regarding the composition of our interest and other income and period to period changes.

		Percent		Percent
	2002	Change	2003	Change	2004

	(In thousands of euros)
Net Interest income	8,202	(21)%	6,477	(54)%	2,972
Net exchange gains & losses	(796)	(0)%	(798)	NA	(8,449)

Financial income (losses)	7,406	(23)%	5,679	NA	(5,477)
      Financial income primarily represents net interest income and net income (losses) resulting from foreign currency exchange rate gains or losses.
      We incurred a financial loss of €5.5 million as of December 31, 2004 versus a €5.7 million gain as of December 31, 2003 due to foreign exchange losses related to large intercompany loans between us and our consolidated subsidiaries, which were affected by an unfavorable dollar/euro exchange rate. Information on the intercompany loans and related losses is set forth in Item 15 of Consolidated Statements. Those losses incurred before we had adopted a strategy to hedge intercompany loans and mitigate our exposure to these currency variations thanks to the negotiation of forward contracts.
      Net interest and other income decreased in 2004 compared to 2003 and in 2003 compared to 2002, which resulted from a decrease in average interest rates and a decrease in liquidity at the end of 2003 due to the Crystal Decisions acquisition.

1.9	Exceptional Income
      The following table sets forth information regarding the Company’s exceptional income. The amounts are expressed in thousands of euros.

	2002	2003	2004

	(In thousands of euros)
Exceptional gains	15,734	6,737	2,838
Exceptional losses	(4,802)	—	—

Exceptional income	10,932	6,737	2,838
      Exceptional income totaled a net gain of respectively €2.8 million in 2004, €6.7 million in 2003 and €10.9 million in 2002.
      Exceptional gains in 2004 included the last installment ($3.5 million), pursuant to the terms of the May 2002 agreement to settle our patent infringement lawsuit against Cognos. According to the settlement, Cognos licensed the rights to our U.S. Patent No. 5,555,403 in exchange for payments totalizing $24.0 million. The license covers both past and future use of our technology. We received a €10.4 million ($10.0 million) installment in June 2002, net of €3.4 million of related legal expenses. The remaining balance represented Cognos’ future use of our patented technology and was paid in eight quarterly installments of $1.75 million each, which commenced in the quarter ended September 30, 2002 and ended in the quarter ended June 30, 2004.
      Payments related to the settlement of the Company’s patent infringement lawsuit against Brio Software, Inc. (“Brio”) were included above in 2002 exceptional gains. As part of the September 1999 settlement, we dismissed our lawsuit against Brio involving our U.S. patent number 5,555,403 and Brio dismissed its pending lawsuit against us involving patent number 5,915,257 and agreed to pay us $10.0 million payable quarterly in $1.0 million payments beginning September 30, 1999. We received all the payments, including €1.6 million ($1.5 million) during 2002.
      Exceptional charges in 2002 consisted of legal expenses mainly related to Cognos litigation. In 2003 and 2004, we recognized legal expenses related to different litigation. For those cases, no gain was recorded as exceptional gains. Therefore, the related legal expenses were recorded as operating expenses. Please refer to Item 19 of Consolidated Statements.

1.10	Income Taxes
      The following table sets forth information regarding the Company’s income taxes.

		Percent		Percent
	2002	Change	2003	Change	2004

	(In thousands of euros)
Provision for income taxes	23,813	24%	29,606	(22)%	23,172
Effective tax rate	33,8%		59,4%		35,2%
      Income taxes totalized €23.2 million in 2004, €29.6 million in 2003 and €23.8 million in 2002.
      This represented an effective income tax rate of 35.2% in 2004, 59.4% in 2003 and 33.8% in 2002.
      During 2004, our effective tax rate was negatively impacted by €9.1 million of net tax expense resulting from our transfer of intercompany intellectual property rights at the end of 2003 and at the beginning of 2004. This cost was partially offset by a €5.3 million increase in 2004 due to the payment of taxes in jurisdictions with tax rates lower than those in France. We maintained a full valuation allowance against net deferred tax assets in the U.S. because we have no history of taxable income. Most of our deferred tax assets in the U.S. are from Acta net operating loss carryforwards existing before the acquisition and tax deductions attributable to employee stock option exercises. During 2004, our valuation allowance for deferred tax assets increased by €4.9 million. This increase was primarily the result of purchase price adjustments associated with Crystal Decisions’ U.S. deferred tax assets and liabilities. The offset of these adjustments was to goodwill and did not impact net income. Based on our forecasts and current operating trends, we believe that our existing levels of pre-tax earnings for financial reporting purposes are sufficient to realize the non-U.S. deferred tax assets.
      Our effective tax rate increased in 2003 due to €23.7 million of in process technology expenses accrued subsequent to the Crystal Decisions acquisition.
      We record a provision for income tax on the basis of our estimated effective annual tax rate for the year.
      For more information on its calculation, please refer to Item 16 of the Consolidated Financial Statements.

1.11	Amortization of Goodwill
      Goodwill amortization was €170.3 million in 2004 as compared to €23.3 million in 2003 and €9.3 million in 2002. Net goodwill totalized €596.9 million at December 31, 2004, as compared to €804.2 million and €63.5 million at December 31, 2003 and 2002, respectively.

      In 2004, we amortized €158.1 million (excluding foreign exchange impact) of goodwill related to our acquisition of Crystal Decisions and €8.6 million in 2003 due to the 20 day period between the acquisition and year end.
      During all periods presented, goodwill was amortized over its estimated useful life of five years, and intangible assets were amortized over useful lives ranging from one to five years.
      Since January 2002, the amortization of goodwill constituted a major difference between French and U.S. GAAP, as goodwill and indefinite lived intangible assets are no longer amortized under U.S. GAAP but are reviewed annually for impairment or more frequently if impairment indicators arise.
      Beginning in January 2005, we will no longer amortize goodwill in our French GAAP financial statements due to the adoption of the International Financial Reporting Standards (“IFRS”) under French reporting requirements.

1.12	Supplemental Financial Information (Unaudited) — Selected 6 or 12 Months Data
      The following table presents unaudited six or 12 month operating results for the two-year period ended December 31, 2004. This information was prepared on the same basis as the annual information presented elsewhere herein and, in our opinion, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for the quarters presented. The operating results for any period are not necessarily indicative of results of any future period.

	June 30,	December 31,	June 30,	December 31,
Six or Twelve Months Ended	2003	2003(1)	2004(2)	2004(2)

	(In thousands of euros, except per share data)
Total revenues	225,314	497,596	358,423	744,746
Gross margin	186,545	413,360	280,030	583,390
Acquired in-process technology	—	(23,654)	—	—
Restructuring costs	—	(6,525)	(1,247)	(1,783)
Income from operations	22,893	37,422	25,946	68,447
Net income/loss	7,594	(3,073)	(70,310)	(127,703)
Net income/loss per ordinary share and ADS — basic	0.12	(0.05)	(0.79)	(1.44)
Net income/loss per ordinary share and ADS — diluted	0.12	(0.05)	(0.79)	(1.44)

(1)	Crystal Decisions and Business Objects operated as a combined company during 20 days (from December 12, 2003 to December 31, 2003) which impacted the six-months ended December 31, 2003

(2)	In 2004, the cost in amortization of intangible assets was roughly €76.6 million each six months.

1.13	Liquidity and Capital Resources

		Percent		Percent
	2002	Change	2003	Change	2004

	(In thousands of euros)
Working capital	221,005	(35)%	142,616	(12)%	127,756
Net cash provided by operating activities	61,030	16%	70,862	25%	86,533
Net cash used for investing activities	(138,781)	(12)%	(122,091)	(78)%	(26,404)
Net cash provided by financing activities	23,845	(25)%	17,888	NA	(20,583)
Exchange rate variation’s effect on cash	(6,317)	NA	(1,419)	NA	(11,126)
Increase (decrease) in cash and cash equivalents	(60,223)	NA	(34,760)	NA	28,420
Cash and cash equivalents(1)	267,588	(30)%	188,318	15%	216,738

(1)	excluding shares held by Business Objects Option LLC as of December 31, 2003 and December 31, 2004
     Cash and cash equivalents were €216.7 million at December 31, 2004, increasing for €28.4 million compared to December 31, 2003.
      For all periods presented our operations have funded themselves, as well as a part of our investing activities.
      Exchange rate fluctuations negatively impacted our operating results in 2004 and could have a significant adverse effect on our operating results in the future.

Net cash provided by operating activities
      Net cash provided by operating activities was €61.0 million in 2002, €70.9 million in 2003 and €86.5 million in 2004.
      The increase in net cash provided by operating activities from 2003 to 2004 was primarily due to the growth in net revenues, and particularly increased sales, which excluded the impact of non-cash revenues. In 2004, growth of €39.4 million in deferred revenues was partially offset by a €34.7 million decrease in accounts receivable, due to a temporary increase in days sales outstanding. Days sales outstanding increased to 84 days as of December 31, 2004, from 66 days as of December 31, 2003 and calculated on a dollar basis. This increase was primarily due to major license and maintenance contracts entered into during the last few weeks of December 2004. Other operating flows compensated each other.
      The major uses of cash in 2004 included: cash payments of approximately €15.4 million against the restructuring liability and severance payments to former employees, which were not accounted for as part of the restructuring, and net cash payments of approximately €42.7 million for taxes, including a part of the taxes on intercompany transfers of intellectual property.
      The increase in net cash provided by operating activities from 2002 to 2003 was primarily due to increases in revenues, especially in services where more customers chose to renew their support contracts, and due to the increase in deferred maintenance revenues.

Net cash used by investment activities
      Net cash used by investment activities totaled €138.8 million in 2002, €122.1 million in 2003 and €26.4 million in 2004.
      The increase in net cash used by investing activities from 2003 to 2004 was primarily due to the increase in financial assets (€16.1 million) in particular cash and cash equivalents, the provision for taxes and taxes related to the intercompany transfer of intellectual property rights. Net cash used by investment activities also fluctuated due to the sale of treasury shares held by Business Objects Option LLC for €18.6 million, the acquisition of tangible assets for €23.0 million and of software for €5.7 million for information technology systems and infrastructures, especially in our Vancouver, Canada location. A large number of options were exercised in 2004 due to the increase in the number of employees as a result of the Crystal Decision acquisition. In addition, prior to the acquisition, former optionees of Crystal Decisions did not have the opportunity to sell their exercised stock options as there was no public market for Crystal Decisions shares.
      The increase of €122.1 million in net cash used by investing activities from 2002 to 2003 resulted primarily from a cash payment of €258.1 million related to the Crystal Decisions acquisition, plus direct transaction costs for €7.2 million, net of acquired cash of €102.8 million.

Net cash provided by financing activities
      Financing activities as of December 31, 2004 included €13.5 million resulting from the issuance of shares under our employee stock purchase plan. We have seen a large increase in the number of stock options exercised in 2004 as a result of an expanded employee base due to the acquisition of Crystal Decisions. In addition, prior to the acquisition, former optionees of Crystal Decisions did not have the ability to sell their exercised stock options as there was no public market for Crystal Decisions’ shares. These inflows were largely offset by the use of cash of €33.4 million for the repurchase of 2.0 million of our ordinary shares at a weighted average price of €16.71 in May and August 2004. Pursuant to and subject to the limits of shareholder and board approval, we may purchase additional shares in the future.
      We reduced our liabilities in 2004 by €0.7 million.
      During 2003, our main source of cash from financing activities was €24.9 million of cash we received from the exercise of options under our stock option plans and the issuance of shares under our employee stock purchase plans. In addition, we reduced our liabilities in 2003 by €7.0 million.

Future liquidity requirements
      Our cash from operations represents our primary source of the funds we use to support our operations. Changes in the demand for our products and services could impact our operating cash flow. We believe that our existing cash and cash equivalents will be sufficient to meet our consolidated cash requirements. Nevertheless we may seek additional financing from debt or equity issuances.
      In order to provide flexibility to obtain cash on a short-term basis, we entered into a €100.0 million credit agreement in December 2004, which can be drawn in euros, U.S. dollars or Canadian dollars, with €60.0 million to satisfy general corporate financing requirements and a €40.0 million bridge loan for the purpose of acquiring companies and/or for medium-and long-term financing. The credit agreement restricts certain of our activities including the extension of a mortgage, lien, pledge, security interest or other rights related to all or part of our existing or future assets or revenues as security for drawings under the credit agreement. At December 31, 2004, no balance was outstanding under this line of credit.
      We currently anticipate that our capital expenditures for 2005 will be approximately $40 million as we continue to invest in our information technology systems, including purchases of hardware and continue to build out our facilities in Vancouver, Canada. We anticipate paying for these capital expenditures with cash on hand.
      The following table summarizes our outstanding contractual obligations as of December 31, 2004. We are not aware of any provisions that would accelerate our commitments.

	Payments due by Period

		Within		More than
Contractual Obligations	Total	1 Year	1-5 Years	5 Years

	(In millions of euros)
Long-term Debt(1)	10.4	4.9	—	5.5
Operating Leases	181.2	28.1	91.4	61.7
Profit Sharing Plan	4.9	4.9	—	—
Total	196.5	37.9	91.4	67.2

(1)	Includes long-term liabilities related to deferred rent and income tax liabilities. There is no long-term commercial debt or drawing included in this amount.
     In addition, we have outstanding standby letters of credit totaling €7 million as security for our San Jose and Mountain View, California facilities. The letters of credit are fully secured by restricted cash deposits.

1.14	Impact of Exchange Rates Fluctuations on Income From Operations
      We have generated a significant portion of our revenues and incurred a significant portion of our expenses in currencies other than the euro (the currency in which we report our French GAAP financial statements). Those currencies are the U.S. dollar, British pounds, the Japanese yen and subsequent to the Crystal Decisions acquisition, the Canadian dollar.
      Prior to 2004, this structure resulted in a natural hedge of our foreign exchange exposure at an operating income level. Therefore, historically the impact of exchange rates fluctuations on our income from operations was low. As a result of our acquisition of Crystal Decisions, however, in 2004 we incurred a significant portion of our expenses in Canadian dollars without offsetting Canadian dollar revenues. With a constant exchange rate (the same as of 2003) and expressed in euro, the net impact on income from operations of currency exchange rate fluctuations was limited in 2004 as expenses and revenues in different currencies were hedged.
      The following table summarizes the impact of fluctuations in currency exchange rates due to the translation into euros of statement of income data with a constant exchange rate (the same as of 2003):

2004

(In thousands
of euros)
Total revenues	34.7
Total cost of revenues	6.7
Total operating expenses	21.1
Income from operations	6.9
      As of December 31, 2004, we held forward currency contracts (U.S.$178.4 million, Cdn$9.9 million, and £25.3 million) that are scheduled to mature at the same time as intercompany loans in order to mitigate our exposure to exchange risk.
      As a result of transacting in multiple currencies and reporting our financial statements in U.S. dollars, our operating results have been in certain years in the past and may be in the future, adversely impacted by currency exchange rate fluctuations upon our future operating results.

2.	Unconsolidated Results of Business Objects S.A. (Stand Alone Financial Statements) During the Fiscal Year 2004
      After the Crystal Decisions acquisition, we transferred our intellectual property rights to Business Objects S.A. for the commercialization in France and to Business Objects Software Ltd (“BO Software Ltd”), a wholly owned subsidiary of Business Objects S.A., for worldwide commercialization outside France. From 2004, Business Objects S.A. will no longer receive royalty payments from its subsidiaries, but will allocate a portion of its research and development costs, as well as of its overhead expenses, to BO Software Ltd. Business Objects S.A. ceased paying royalties payments to some of its subsidiaries in the United States, the United Kingdom and Ireland but reimburses them for the portion of their research and development costs related to the commercialization of their products in France. Business Objects S.A. also contributes to the overhead expenses of subsidiaries in the United States, Canada and the United Kingdom.
      During 2004, total revenue reached €187.9 million but decreased by €17.4 million or 8% compared to 2003.
      Revenue includes sales of net licenses representing 16% of total turnover or approximately €30.6 million (€38.5 million in 2003), services representing 22%, or approximately €41.1 million (€36.4 million in 2003), and recharge of corporate expenses and research and development costs (€116.1 million). Royalties received by Business Objects S.A. in 2003 from its subsidiaries were €113.5 million.
      The contribution of the different revenue streams to 2004 was globally consistent with the prior period: reimbursement of expenses represented 62% of 2004 total revenues and royalties and transferred charges represented 63% of 2003 total revenues. The percentage of revenues represented by services increased by 4 points compared to 2003 and the percentage of revenues represented by net license fees decreased by 3 points compared to 2003.
      Operating income amounted to €21.6 million compared to €16.6 million in 2003, an increase of €5.0 million or 30%. Operating income in 2003 included Crystal Decisions acquisition related expenses and royalties paid by Business Objects S.A. to some of its American subsidiaries. Those non-recurring charges did not occur in 2004, which offset the decrease in total revenues.
      Net interest income decreased from €5.9 million in 2003 to a €2.7 million loss in 2004, because of reduced cash balances in 2004 following the use of $307 million of cash in 2003 as a part of the consideration for the Crystal Decisions acquisition, the decrease in interest products on short term investments and the increase in intercompany loans interest paid by Business Objects S.A.

      Net income before taxes decreased by €3.7 million, or 16% decrease, to €18.9 million in 2004.
      The increase of €29.3 million in exceptional result from €57.5 million in 2003 to €86.8 million in 2004 was primarily due to the termination of the royalty payments for €85 million in 2004 compared to €53 in 2003.
      Net earnings, after the profit sharing impact of €4.9 million (€4.7 million in 2003) and after tax benefits of €34.4 million (€18.7 million in 2003), amounted to €66.4 million in 2004, which reflected a 17% increase from €56.7 million in 2003.

3.	Future Orientation of the Company
      Our business strategy is focused on four key Business Intelligence opportunities:
      Enterprise standardization. Increasingly, companies are selecting a single business intelligence solution for enterprise standardization to replace multiple instances of disparate BI technologies in their company. As enterprises realize the benefits of deploying business intelligence software, they look to standardize on a single enterprise wide solution to reduce their total cost of ownership and rationalize their BI strategy under one vendor. To meet this demand, we design software that can be used throughout the enterprise by the maximum number of users and ensure that companies can obtain all the components necessary for their business intelligence deployment from a single supplier.
      Enterprise Performance Management (“EPM”). One significant application of BI technology is EPM. EPM is the combination of BI, metrics and methodologies to track enterprise performance and measure it against company and industry goals. EPM has become a significant force in the market due to a number of factors. Management teams need operational dashboards and scorecards to help them focus their companies more closely set metrics and monitor their performance. There is a general increase in demand for financial transparency and control. There is pressure for companies to show a real return on their investments in enterprise resource planning (“ERP”) and customer relationship management (“CRM”) systems. While the concepts of EPM are not new, the ability for companies to implement EPM applications has been rapidly developing. Today, the enabling infrastructure of data warehouses and ERP/CRM systems are in place to make EPM meaningful. We offer a suite of EPM applications that addresses this opportunity.
      Mid-market organizations. According to software industry analysts such as the Gartner Group, small and medium-size organizations represent a growing share of the BI software market. We have served this market for many years and, in 2004, announced an expansion of our initiative to deliver BI solutions to mid-market organizations. Building upon our existing BI strength in the partner channels, the expansion included a new product offering called Crystal Reports Server XI. This initiative includes special licensing, services and support for mid-market organizations.
      Developer Business Intelligence. Another significant application of BI is the use of BI technology embedded within other enterprise software applications. Customers of numerous independent software vendors (“ISVs”) require that the ISVs offer reporting functionality as an embedded complement to the ISV’s primary software applications. Corporate application developers often need to embed reports into custom applications and require the use of object-oriented reporting technology to efficiently address this need. Business Objects’ Crystal Reports is a leading product in the developer business intelligence space.

4.	Geographic and Segment Informations
      Segment
      The Company recognizes its net license revenue from three product families: Business Intelligence Platform, Enterprise Analytic Applications, Data Integration. The Company does not track services revenues by product family as it is impracticable to do so.

      The following table summarizes net license revenue recognized from each family.

	Year Ended December 31,

	2002	2003	2004

	(In thousands of euros)
Business Intelligence Platform(1)	234,044	208,782	342,912
Enterprise Analytic Applications	22,315	22,828	22,497
Data Integration	4,123	12,381	14,582

Total Net License Revenue	260,482	243,991	379,991

(1)	including Crystal Decision for the full year 2004 and 20 days between December 12, 2003 and December 31, 2003.
     The following table provides a summary of services revenues.

	Year Ended December 31,

	2002	2003	2004

License update and support	159,894	187,277	266,952
Professional services and other	64,434	66,328	97,803
Total services revenues	224,328	253,605	364,755
      Geography
      Operations outside of France consist principally of sales, marketing, finance, customer support and research and development activities. Research and development activities are primarily based in France and Canada (since the Crystal Decisions acquisition) and, in India, through an outsourced team.
      The following is a summary of operations by geography:

	Year Ended December 31,

	2002	2003	2004

	(In thousands of euros)
Revenues
France	64,506	74,594	70,339
EMEA, excluding France	161,236	171,166	280,123
Americas, including Canada and Latin America	227,584	211,886	334,338
Asia Pacific, including Japan	31,484	39,950	59,946

Total revenues	484,810	497,596	744,746
      The following is a summary of long-lived assets by geography:

	As of December 31,

	2002	2003	2004

	(In thousands of euros)
Long-lived assets
France	13,405	12,771	12,307
EMEA, excluding France	17,431	85,335	67,735
Americas, including Canada and Latin America	95,174	901,813	695,073
Asia Pacific, including Japan	4,284	3,223	3,049

Total long-lived assets	130,294	1,003,142	778,164

      The following is a summary of operating income by geography:

	As of December 31,

	2002	2003	2004

	(In thousands of euros)
Operating Income
France	27,949	5,498	18,795
EMEA, excluding France	11,441	22,439	43,544
Americas, including Canada and Latin America	11,325	5,035	4,874
Asia Pacific, including Japan	1,324	4,450	1,234

Total	52,039	37,422	68,447

5.	Activity of Subsidiaries
      Primary subsidiaries
      The following table presents revenues and net income (loss) for Business Objects’ primary subsidiaries:

Subsidiaries	Total Revenues	Net Income (Loss)

	(In thousands of euros)
Business Objects Americas	309.0	5.4
Business Objects U.K. Ltd	109.0	3.0
Business Objects Software Ltd	49.1	(1.5)
Business Objects Italia SpA	37.4	0.3

Investments
      Business Objects did not undertake significant investments in 2004. Financial investments correspond to the 2.27% participation in Component Software Nordic A.S. for €1.1 million and the 7.16% participation in InStranet Inc. for €2.5 million before depreciation.

6.	Outstanding Share Ownership
      [...]
      Please refer to section “BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT” of this proxy statement.

7.	Allocation of Net Income 2004
      Allocation of Net Income 2004
      The Company did not pay any dividends in the 3-year period ended December 31, 2001, 2002 and 2003. The Board will propose at the Annual Meeting of Shareholders to allocate 2004 net income to the legal reserve and the retained earnings.
      Dividends
      We have not declared or distributed any cash dividends on our ordinary shares or ADSs. Even if payment of dividends is considered, the decision to distribute dividend and its amount depend on facts and circumstances existing when the decision is taken. We may not pay any cash dividends on our ordinary shares or ADSs in the foreseeable future.

8.	Subsequent Events and Business Outlook
      Subsequent events
      To the date of this report, no significant event has occurred since December 31, 2004.
      Business outlook
      On February 7, 2005 we released full year 2004 and fourth quarter 2004 results and offered the following guidance for the quarter ended March 31, 2005:

—	Total revenues were expected to range from $235 million to $240 million.

—	US GAAP diluted earnings per share were expected to range from $0.13 to $0.16

—	Pro forma diluted earnings per share were expected to range from $0.19 to $0.22. This does not take into account U.S. GAAP adjustments linked to acquisition costs nor other charges linked to Crystal Decisions’ acquisition.
      The pro forma diluted earnings per share for the quarter ended March 31, 2005 was expected to exclude amortization of intangible assets and deferred stock-based compensation expense of approximately $9.4 million, which is an increase of approximately $0.06 per share.
      The outlook for the first quarter and full year 2005 assumes a U.S. dollar to euro exchange rate of $1.30 per €1.00.
      This document contains forward-looking statements that involve risks and uncertainties concerning the Company, including the Company’s expected financial performance and the breadth and acceptance of the Company’s BusinessObjects XI product offering.
      Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the Company’s ability to attract and retain customer support for BusinessObjects XI; the realization of revenue from new original equipment manufacturer and reseller agreements; the introduction of new products by competitors or the entry  of new competitors into the markets for Business Objects’ products; the impact of the pricing of competing technologies; and economic and political conditions in the U.S. and abroad.
      More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ [...] [Form 10K] for the fiscal year ended December 31, 2004. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

9.	Stock Repurchase Program
      During August 2004, the Company’s Board of Directors authorized the repurchase of up to 2,000,000 shares of the Company for a total cost of up to $50 million and €25 per share over the next year, under the authorization of the Shareholders meeting of June 10, 2004, which authorized the Board of Directors to repurchase up to 8,400,000 shares at a price not to exceed €35 per share. This plan supersedes the stock repurchase plan previously authorized in May 2003 and implemented in May 2004. During August 2004, the Company repurchased on the Premier Marché of Euronext Paris S.A. a total of 1,000,000 ordinary shares for an aggregate cost of €15.9 million at an average price of €15.91 per share.
      During May 2004, the Company’s Board of Directors authorized the repurchase of up to 3,500,000 shares of the Company for a total cost of up to $75 million and €25 per share over the next year, under the authorization of the Shareholders meeting of May 15, 2003, which authorized the Board of Directors to repurchase up to 5,000,000 shares at a price not to exceed €25 per share. This plan supersedes the stock repurchase plan previously authorized in June 2002 and implemented in October 2002. During May 2004, the Company repurchased on the Premier Marché of Euronext Paris S.A. a total of 1,000,000 ordinary shares for an aggregate cost of €17.5 million at an average price of €17.51 per share.

      During October 2002, the Company’s Board of Directors authorized the repurchase of up to $40 million of the Company’s shares and €20 per share over the next year, under the authorization of the Shareholders meeting of June 5, 2002, which authorized the Board of Directors to repurchase up to 2,000,000 shares at a price not to exceed €70 per share. This plan supersedes the stock repurchase plan previously authorized in June 2001 and implemented in September 2001. During November 2002, the Company repurchased on the Premier Marché of Euronext Paris S.A. a total of 250,000 ordinary shares for an aggregate cost of €4.1 million at a average price of €16.34 per share.
      In September 2001, the Board of Directors had authorized a share repurchase program whereby the Company could repurchase up to 2,000,000 of its shares at a price not to exceed €60 per share, in accordance with the shareholders’ authorization of June 12, 2001. In September 2001, the Company repurchased on the Premier Marché of Euronext Paris S.A. a total of 243,175 ordinary shares for an aggregate cost of €4.9 million at a average price of €19.99 per share.

10.	Employee Related Benefits Programs

10.1	Employee Stock Option Plan
      The Company’s 1993, 1994 and 1999 Stock Option Plan expired in 1998, 1999 and 2004.
      During May 1999, the shareholders of the Company approved a stock option plan (the “1999 Plan”) pursuant to which the Board of Directors was authorized to issue options corresponding to 2,625,000 shares. During June 2000, the shareholders approved an additional 4,500,000 shares reserved for issuance under the 1999 Plan. The 1999 Plan expired in May 4, 2004.
      During February 2001, the shareholders of the Company approved a stock option plan (the 2001 Plan) in the form of an “evergreen plan” pursuant to which the Board of Directors was authorized to grant options corresponding to 3,450,000 shares, plus an annual increase to be added on June 30 of each year beginning in 2002 equal to the lesser of (i) 4,500,000 shares, (ii) 5% of the total shares of the Company on such date, or (iii) a lesser amount determined by the Board. On August 26, 2003 the Board of Directors used for the first time this authorization and resolved to increase the pool of shares of 3,212,729 additional reserved shares. On December 11, 2003 the shareholders meeting amended the terms of the 2001 Plan and decided to authorize the Board of Directors to increase annually, on one or more occasions, the number of shares of Business Objects which may be subscribed for or purchased upon the exercise of stock options granted pursuant to the 2001 Plan, within the limit of the lowest of the following amounts: (i) 6,500,000 shares with a nominal value of €0.10 each, (ii) the number of shares corresponding to 5% of the total number of Business Objects shares outstanding as of June 30, (iii) any lesser amount as determined by the Board of Directors.
      The 2001 and 1999 Plans provide in accordance with French regulations applicable to companies listed on a French stock exchange that the option price may not be less than the higher of (i) 100% of the opening price as reported on the French stock exchange on the last trading day prior to the date of grant, or (ii) 80% of the average of the opening prices on such market over the twenty trading days preceding the grant date.
      The 2001 and 1999 Plans are intended to qualify as incentive stock option plans within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended. The Board of Directors determines the vesting schedule of option grants, which generally vest at a rate of 25% per year subject to a minimum of one year of continued service with the Company. The options granted under both Plans are exercisable up to ten years from the date of grant (other than options granted to employees in the United Kingdom and Ireland, which have a term of seven years less one day).
      During 2004, 3,178,057 options were granted at a weighted average exercise of €20.95 and 1,711,794 options were cancelled with a weighted average exercise of €26.67 under the 2001 and 1999 Plans. As at December 31, 2004, a total of 13,524,565 options were issued and outstanding at a weighted average of €22.36 per share.

      A summary of the Company’s stock option activity under all plans is summarized as follows:

		Options Outstanding

			Weighted
	Options	Number of	Average Price
	Available	Shares	per Share

			(In Euro)
Balance at December 31, 2001	2,931,765	10,446,999	30.10
Granted	(3,147,045)	3,147,045	32.89
Canceled	4,370,894	(4,502,626)	40.72
Exercised	—	(1,066,222)	10.57

Balance at December 31, 2002	4,155,614	8,025,196	27.83
Shares Reserved (2001 Plan)	3,212,729	—	—
Granted	(4,968,271)	4,968,271	22.16
Options assumed from Crystal Decisions	—	6,306,939	13.12
Canceled	1,077,901	(1,214,343)	34.31
Exercised	—	(1,893,522)	10.78

Balance at December 31, 2003	3,477,973	16,192,541	21.87
Granted	(3,178,057)	3,178,057	20.95
Options expired under 1999 Plan	(54,992)	—	—
Canceled	1,711,794	(3,167,735)	26.67
Exercised	—	(2,678,298)	9.70

Balance at December 31, 2004	1,956,718	13,524,565	22.36

10.2	Stock Option Exchange Programs

2002 Stock Option Exchange Program
      On October 11, 2002, the Company announced a voluntary stock option exchange program for its eligible employees. This program included two separate offers: one to eligible France based employees (the “French offer”) and other to eligible international employees including employees in the United States (the “International offer”). Pursuant to the terms and conditions of each offer, as amended, eligible employees were given the opportunity to renounce the right to the benefit of all outstanding stock options having an exercise price of €30 or higher granted under the Business Objects S.A. 1999 and 2001 Stock Option Plans, as amended. In exchange, new options will be granted on or after May 22, 2003, equal to the amount obtained by multiplying the number of shares to which a benefit has been renounced by the applicable exchange percentage. If an eligible employee renounced the right to the benefit of any one option, the employee was required to renounce the right to the benefit of all options granted to the employee during the six-month period prior to the commencement of the offer.
      Both offers expired on November 19, 2002. Pursuant to the International offer, the Company has accepted for cancellation options to subscribe to 2,464,537 ordinary shares from 393 eligible employees. On May 22, 2003, the Company granted 912,610 new options at the exercise price of €17.30, except for Italian-based employees who received new options with an exercise price of €19.32 in accordance with the terms of the exchange agreement. Furthermore, 78 French eligible employees were granted 121,516 new options at the exercise price of €18.39.
      The new options granted under to the International offer retained the vesting schedule of the old options they replaced. The new options granted under the French offer retained substantially the same vesting schedule as the old option, except that the new options do not become exercisable until one year following the date of grant of the new options.
      The program was not available to: (i) officers who were also members of the Board of Directors, (ii) former Group employees and (iii) any employee who is resident in Sweden or Switzerland.

          10.3     International Employee Stock Purchase Plan
      The general shareholders meeting of June 21, 1995 authorized the creation of the 1995 International Employee Stock Purchase Plan under which employees of the Business Objects group may subscribe to the Company’s shares, representing up to 10% of a given employee’s compensation over a six-month period at a preferential price. The Company issued 293,002 shares under the plan in 2004 with a weighted average subscription price of €16.78 and 273,570 shares in 2003 with a weighted average subscription price of €9.67. There are 581,988 shares remaining available for issuance under the plan as of December 31, 2004. This plan is scheduled to expire on June 2005 after the closing of the subscription offer in March 31, 2005.
      The general shareholders meeting of June 10, 2004 authorized the creation of the 2004 International Employee Stock Purchase Plan under which employees of the Business Objects group may subscribe to the Company’s shares, representing up to 10% of a given employee’s compensation over a six-month period at a preferential price. The Company did not issue any shares under the plan in 2004. There are 475,000 shares available for issuance under the plan as of December 31, 2004.
          10.4     French Employee Savings Plan
      The Company also has an Employee Stock Purchase Plan available to the Company’s French employees as part of the Employee Savings Plan, which is qualified under the provisions of French tax regulations. Stock subscriptions through a trust (“Fonds Commun de Placement d’Entreprise”) are limited under this plan to 10% of an employee’s compensation received during a determined six-month period. The Company issued 82,686 shares under the plan in 2004 at a weighted average of €16.74 per share and 114,861 shares in 2003 at a weighted average of €15.86 per share. There are 192,584 shares remaining available for issuance under the Employee Savings Plan as of December 31, 2004.
          10.5     French Employee Profit Sharing Plans
      The Company is subject to a Legal Profit Sharing Plan (the “Legal Plan”) for substantially all of the employees of its French entity. Contributions under the Legal Plan are based on a formula prescribed by French law. In addition, employees of the Company’s French entity may receive contributions from a separate statutory profit sharing plan sponsored by the Company. Contributions under this plan are based on the achievement of certain goals established by the Board of Directors. Contributions under this statutory plan are reduced by contributions required to be made under the Legal Plan. The Company accrued an aggregate of €4.9 million for all plans related to contributions as of December 31, 2004, €4.6 million for 2003 and €3.8 million for 2002.

11.	Stock Options Granted and Exercised in 2004
      [...]
      Please refer to section “EXECUTIVE COMPENSATION” of this proxy statement.

12.	Information Related to Transactions with Directors
          12.1     Regulated Agreements
      The Company has contracted for and has been maintaining a liability insurance against liabilities which may be incurred by its Directors and Officers in their respective capacities since September 1994. This liability insurance agreement has been duly ratified by the shareholders meeting held on August 17, 1994. The renewal of this insurance on November 2004 shall be submitted to the ratification of the next shareholders meeting in compliance with the requirement of the French corporate law for such agreements signed by the Company and for which the Company’s Directors have an interest (“regulated agreement”).
      There were no other agreements entered into during 2004, directly or indirectly, between the Company and its Chief Executive Officer, its Chief Operating Officer, one of its Directors, a shareholder owning at least 10% of the voting rights, or if such shareholder is a company, the company controlling such shareholder under the meaning of article L.233-3 of the French Commercial Code, and no other transaction as referred by article L.225-38 paragraph 2 and 3 of the French Commercial Code.
          12.2     Agreements in the Ordinary Course of the Business
      The Company and its subsidiaries have entered into agreements in the ordinary course of business and with terms and conditions which are not out of the ordinary, with companies in which some of the Company’s Directors have an interest, specifically Dassault Systèmes which is a customer of Business Objects, and whose Chief Executive Officer is Bernard Charlès.
      The Company and certain of its subsidiaries in which Bernard Liautaud is director and/or officer, have concluded agreements, as distribution agreements, cash pooling agreements or guaranties, which are entered into in the ordinary course of business and with terms and conditions which are not out of the ordinary. Moreover, under the reorganization of the Group following the acquisition of Crystal Decisions in December 2003, the Company and its subsidiaries concluded loan agreements as well as agreements of shares transfer or of intellectual property rights transfer, under ordinary terms and conditions.
          12.3     Directors and Officers Other Directorships

•	Gerald Held is the chairman of the board of directors of Software Development Technologies, Inc. and director of MetaMatrix, Inc.

•	Carl Pascarella is president and chief executive officer of Visa U.S.A.

•	Bernard Liautaud does not hold directorships other than in subsidiaries of Business Objects, including Business Objects Americas, Business Objects Holdings, Inc., Business Objects Data Integration Inc., and Acta Technology GmbH.

•	Arnold Silverman is a director in TimesTen, Inc., Exemplary Software and MAE Software, Inc.

•	Bernard Charlès is chief executive officer of Dassault Systémes S.A., Mr. Charlès is also a director of Dassault Data Services S.A., Dassault Systémes Corp., Dassault Systèmes K.K., DELMIA Corp., ENOVIA Corp., Solidworks Corporation, SmarTeam Corporation Ltd. and Dassault Systèmes Canada, Inc.

•	Jean-François Heitz is a member of the board of directors of Infowave Software, Inc. and a member of the board of directors and audit committee of Creo, Inc.

•	David Peterschmidt is member of the Boards of Directors of Openwave Systems, Inc., Electronics For Imaging, Inc., Active Decisions, Inc., and Netblue.

•	David Roux is a managing member of Silver Lake Partners. Mr. Roux is also a director of Thomson S.A. and VERITAS Software Corporation.

•	Kurt Lauk is president of Globe CP GmbH, Dr. Lauk is also a member of the boards of directors of VERITAS, Corus, Gehring GmbH & Co KG and ForteMedia.

13.	Summary of the Current Authorizations
      The following table is a summary of the current applicable Authorizations granted by the Shareholders Meeting to the Board relating to the share capital increases under sections L. 225-129-1 and L. 225-129-2 of the French Commercial Code.

	Type of Authorization

	Date of the
	Authorization				Number of
	by the		Number of		Shares
	Shareholders	Authorization	Authorized	Number of	Available for
	Meeting	Expiration Date	Shares	Issued Shares	Issuance

Increase of the share capital through the issuance of Ordinary Shares reserved to the members of the Company Employee French Savings Plan	05/15/2003	06/14/2005	100,000	57,416	42,584
Increase of the share capital through the issuance of Ordinary Shares reserved to the Business Objects S.A. Employee Benefits Trust under the 1995 International Employee Stock Purchase Plan	05/15/2003	03/31/2005	300,000	293,002	6,998
Increase of the share capital through the issuance of Ordinary Shares reserved to the Business Objects S.A. Employee Benefits Trust under the 1995 International Employee Stock Purchase Plan	12/11/2003	03/31/2005	250,000	0	250,000
Increase of the share capital through the issuance of Ordinary Shares reserved to the members of the Company Employee French Savings Plan	12/11/2003	02/11/2006	50,000	0	50,000
Increase of the share capital through the issuance of Ordinary Shares reserved to the members of the Company Employee French Savings Plan	06/10/2004	06/2006	100,000	0	100,000
Increase of the share capital through the issuance of Ordinary Shares reserved to the Business Objects S.A. Employee Benefits Trust under the 1995 International Employee Stock Purchase Plan	06/10/2004	03/31/2005	325,000	0	325,000
Increase of the share capital through the issuance of Ordinary Shares reserved to the Business Objects S.A. Employee Benefits Trust under the 2004 International Employee Stock Purchase Plan	06/10/2004	06/2006	475,000	0	475,000
Increase of the share capital by issuance of Ordinary Shares reserved to Business Objects Employee Benefit Sub-Plan Trust under the 2001 Stock Option Plan	06/10/2004	06/2006	2,500,000	0	2,500,000

Type of Authorization

Date of the
	Authorization				Number of
	by the		Number of		Shares
	Shareholders	Authorization	Authorized	Number of	Available for
	Meeting	Expiration Date	Shares	Issued Shares	Issuance

Issuance of Ordinary Shares or other securities giving immediate or deferred access to the Company’s share capital, with or without preferential subscription rights	06/10/2004	08/2006	13,000,000	0	13,000,000

14.	Environment
      Business Objects develops, markets and distributes Business Intelligence software. Its activities, by nature, have a very limited impact on environment.
      The activities of the Company require energetic resources for the heating and air conditioning of the offices and use of office equipment. Its activities generate waste such as paper and electronic equipment for scrap.
      The obligation of environmental information related to consumption of water and raw material is not applicable to the Company. The Company has never been prosecuted for any breach of the law related to environment protection and it has never had to pay any related penalties.
      The following information requested in compliance with the terms of the Decree related to the new economic regulation (“NRE”) is not applicable to the activities of the Company: soil use, issuance in air or underground, noise levels, odors and biodiversity.

15.	Social matters
      The year 2004 was mainly marked by the International aspect of our social policy and the wish to carry on training, improving and retaining our staff.

Overall headcount
      The headcount of Business Objects as of December 31, 2004 was as follows:
      Business Objects, world-wide, had 3,834 employees, including:

878 in research and development
987 in customer service and support
520 in finance and administration
1,449 in marketing and sales
      [...]

Professional equality between men and women
      The social review (“Bilan Social”) including compensation analyses and the professional men/women equality ratio are notified to the works committee every year and is provided to our shareholders on request.
      Business Objects Worldwide Human Resources community is also acting on a day to day basis to make sure this requirement is understood by management.

Social Policy

Recognise Performance, Develop Skills and Increase our Human Resource Loyalty
      Performance recognition is a key point of our Worldwide Human Resources policy, combined with the firm will to develop each employee’s skills throughout his/her professional career. We use an annual individual performance assessment tool used by and for all.
      In addition, our compensation policy relies both on market positioning data and on individual performance. The annual salary rise is supported by communication and specific manager follow-up by the human resources department, so the analysis and implementation terms are used in the same way to achieve assessment fairness within the group. The budget allotted to such annual rises was about 4% in 2004.

Training
      Training is a key tool of our skill development programme for all employees world-wide.
      In 2004, Business Objects spent the equivalent of €1,499,878 for external training with an agreement.
      More than ever, Business Objects is determined to recognise, attract and increase the loyalty of its employees at all levels, particularly major contributors, working around two main lines:

•	Reinforced career follow up, through programmes such as encouraging internal mobility and continuing correspondence work for our classification system in its new international dimension.

•	Management training as well as any other training to help increase the level of knowledge or even of team expertise and productivity and as a result, our clients’ level of satisfaction.
      Since the beginning of 2004, the Sales Department of Business Objects S.A. has put in place work groups where managers meet once a quarter to share managerial practices. The objectives of these groups are the following: share common problems and issues, assure the coherence of management training programs taken elsewhere, put into practice these training programs and improve the communication between services. The success of these groups will allow us to develop team coaching.
      Furthermore, during 2004 we launched a worldwide programme for Management Development called “Leadership H3”. Human Synergistics, our service provider, lead, at our request, with the management team, a series of reflections on the ideal culture. Consequently, 120 managers worldwide were evaluated by their peers and co-workers in a “360°” evaluation, thereby allowing them to develop their managerial skills.
      As Business Objects looks at all employees, a development plan was also put in place for individual contributors. Approximately twenty development plans were elaborated to allow them to develop within the company or even within their own job.
      Particular importance this year was given to the skill development of the Human Resources team members in order to develop closer work relationships with their internal clients and to improve their satisfaction.
      Our external training partners are selected for their expertise and recognized know-how as well as for their international dimension.

Encourage Communication and Exchanges with our Labour Partners
      Business Objects’ employees in France are represented by a works council committee as well as personnel representatives. There has been no strike.
      The management of Business Objects S.A. has a monthly meeting with the works committee representatives in order to discuss employment and economic items, and to provide information and documents that they need. Two members of the works committee representatives are invited to sit in on the board meetings, without a voting right.

      Labour aspects in France are also dealt with by the unions. Three union representatives were designated:

•	One representing the union organisation CFDT (Confédération Française Démocratique du Travail)

•	Another representing the union organisation CGT (Confédération Générale du Travail)

•	And the last one representing the union organisation CGC (Confédération Générale des Cadres).
      During the second half of 2004, several commissions were put in place: a commission for professional training, a commission to help employees with housing, an economical commission, as well as a commission for the cafeteria we share with other companies. Delegation hours were given to the members of these commissions.
      The collective negotiation takes place in a spirit of dialogue and common agreement. A favourable opinion was thereby obtained on the instalment of a new supplementary retirement scheme which is applicable to all employees.
      Furthermore, in order to maintain health expenses at the current level, our Labour Partners also gave a favourable opinion on the augmentation of each employee’s financial contribution to cover health expenses.

Allow employees to participate in community actions
      At the end of 2004, Business Objects decided to give each employee one free work day in order to conduct work for the community in the organization and at the time he or she chooses.

Maintain our Profit Sharing policy
      Business Objects offers profit sharing to its employees, through a widely applied stocks option plan, as well as stock option programmes thanks to dedicated “capital increase”.
      In addition, Business Objects S.A. offers a participation in the fruits of growth and a profit sharing scheme in the framework of participation and profit sharing contractual agreements.

Involvement and Client and Satisfaction Measures
      Business Objects asks all its employees to regard client satisfaction as a top priority.
      In addition, in 2004, a portion of their wages directly depends on the Client satisfaction level’s achievement based on a reference index, the “Customer Loyalty Index”.

Health and safety conditions
      Although our offices are compliant with applicable employee health and safety standards, guaranteeing optimum work conditions is a permanent concern and results in actions to maintain and improve our employees’ work conditions.
      Thus, we have chosen to entrust part of the general services and maintenance at our French facilities to a specialised provider that will carry out all required actions to maintain and improve the work conditions of our employees in France. That provider meets specifications compliant with the ISO 9001 version 2000 quality standards and a quality and improvement plan according to the “Six Sigma” method.
      In addition, we work in close co-operation with the Health and Work Condition Safety Committee (CHSCT), which in addition to its occasional involvement, meets every quarter in order to review actions carried out during the respective quarter and planned improvement actions.
      Many health and safety actions were carried out in 2004 including two training sessions for First Aid Certification have been delivered to eleven employees. Ten of them obtained the First Aid Certification (“Certificat de Sauveteur Secouriste du Travail”) and a fire drill whose results were highly satisfying.
      [...]

16.	Transition to IFRS
      As of January 1, 2005, Business Objects will prepare its consolidated financial statements in compliance with IFRS (International Financial Reporting Standards), with a one year comparative period in order to comply with Eurolist by Euronext standards. The consolidated financial statements for the 2004 period will be prepared under IFRS in accordance with IFRS 1, First time adoption of International Financial Reporting Standards. Adjustments related to the first time adoption of international accounting standards as of January 1, 2004 will be recognized in shareholders equity.
      In February 2004, Business Objects commenced its IFRS conversion project, and set up all the necessary to ensure respect of key legal dates of communication on its progress for the transition of its consolidated financial statements to IFRS.
      At this stage of the project Business Objects identified main differences between its current accounting policies and IFRSs.
      The major impacts of the IFRS adoption on January 1, 2005 include expensing share-based payments and no longer amortizing goodwill, which will instead be tested for impairment at least annually. Under IFRS 2 “Share-Based Payments”, Business Objects will record an expense for options and warrants granted at fair value, including for shares issued in connection with the Employee Stock Purchase Plans (ESPP).
      An opening balance sheet in compliance with IFRS is disclosed in “Document de Référence” Chapter 4.

CHAIRMAN’S REPORT RELATING TO THE CONDITIONS OF PREPARATION
AND ORGANISATION OF THE COMPANY’S BOARD OF DIRECTORS
AND RELATED INTERNAL CONTROL PROCEDURES
Report required by the French Corporate Law
The French Commercial Code as amended by a new French law on corporate governance in 2003, stipulates that the Chairman of the Board is responsible for drafting an annual report that will be joined to the Board management report, filed with the AMF and posted on the Company’s web site. This Chairman report must present the organization and activities of the Board and its Committees during the applicable fiscal year, the limitations on the powers of the Chief Executive Officer and all internal financial and non financial control procedures implemented by the Company. This report is required and governed by the provisions of the French law only.
      Pursuant to article L.225-37 of the French Commercial Code, I hereby report on the terms and conditions governing the preparation and organization of the Board of Directors of Business Objects S.A. (the “Company”), the limitations on the powers of the Chief Executive Officer and the internal control procedures implemented by the Company.

I.	CORPORATE GOVERNANCE

1.1	THE CONDITIONS OF PREPARATION AND ORGANISATION OF THE COMPANY’S BOARD OF DIRECTORS
The Board Charter
      The Board of Directors adopted a Board Charter on November 20, 2000, which determines the terms and conditions of structure, composition, operation and meetings of the Board. The Board of Directors has four committees (Audit, Compensation, Nominating and Corporate Governance) to assist it in carrying out its responsibilities.
      Business Objects also has an Insider Trading Policy setting the restrictions and prohibitions applicable to the transactions of Company securities made by all employees who are considered insiders, including the Board of Directors who have access to privileged information.
Board Composition
      The members of the Board are the following:

•	Bernard Liautaud, Chairman*

•	Arnold Silverman, Director*

•	Albert Eisenstat, Director(1)

•	Bernard Charlès, Director

•	John Olsen, Director*(2)

•	Gerald Held, Director

•	Jean-François Heitz, Director

•	David Peterschmidt, Director

•	David Roux, Director*

•	Kurt Lauk, Director(3)

•	Carl Pascarella, Director(1)

*	Non Independent Director as determined by the Board in compliance with the criteria defined by the Nasdaq National Market regulation.

(1)	Mr. Eisenstat resigned from his office of Director on November 19, 2004. Mr. Pascarella has been appointed as his successor by the Board on March 10, 2005, subject to the ratification of this appointment at the shareholders meeting in June 2005.

(2)	Mr. Olsen resigned from his office of Director on December 31, 2004.

(3)	Mr. Lauk was appointed by the shareholders at their meeting on June 10, 2004.
Organization of the Board meetings
      Generally, Board members receive information in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting. However, particularly sensitive subject matters may be discussed at the meeting without advance distribution of written materials.
      At Board meetings, ample time is scheduled to ensure full discussion of important matters. Management presentations are scheduled to permit a substantial portion of the Board meeting time to be available for discussion and comments.
      Board members are expected to rigorously prepare for, attend and participate in all Board and applicable Committee meetings and to spend the time needed and meet as often as necessary to properly discharge their obligations. Each Board member is expected to ensure that other commitments do not materially interfere with the member’s service as Director.
      To facilitate participation, directors may attend in person, via phone conference or via video-conference. In accordance with applicable law, only Board members attending in person or via video conference are counted for purposes of establishing the quorum. In accordance with French law, attendance in person by a majority of Board members is required for certain Board decisions, for purposes of establishing the quorum.
Committees
      In order to be assisted and advised, the Board of Directors created four standing committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Corporate Governance Committee. The composition and the members of the Business Objects committees currently meet the rules of the Nasdaq National Market and the Securities Exchange Act of 1934, as amended, criteria relating to independence, which are at least equivalent to the criteria developed by the Bouton report (the French report setting principles of corporate governance including independence principles). Each Committee makes recommendations to the Board of Directors which makes the final decision.
     The Audit Committee
      As of December 31, 2004, the Audit Committee consisted of Messrs. Heitz, Lauk, and Peterschmidt. The regulation of the Nasdaq National Market requires the Audit Committee to be comprised of at least three independent members. Messrs. Heitz, Lauk and Peterschmidt meet the independence requirements of the listing standards of the Nasdaq National Market. Moreover, Mr. Heitz meets the requirements of the Securities Exchange Act of 1934, as amended and the Nasdaq National Market relating to the financial expert criteria. In compliance to the Audit Committee Charter adopted by the Board of Directors on June 5, 2000, as amended, the Audit Committee is responsible for, among other things:

•	retaining, evaluating and terminating Business Objects independent auditors subject to the powers that are expressly reserved under French corporate law to the Board of Directors and to the shareholders meetings;

•	reviewing the annual report of the statutory auditors;

•	reviewing the audit plan and scope with the statutory auditors and internal auditors;

•	reviewing with management, the statutory and internal auditors Business Objects quarterly financial statements, bi-annual financial statements, annual financial statements and disclosures, including disclosure controls and procedures, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of these statements;

•	consulting with auditors and reviewing with them the results of their quarterly review, annual audit and other examinations;

•	reviewing and approving in advance the annual budget for statutory audit services;

•	reviewing and approving any material accounting policy changes affecting Business Objects operating results;

•	reviewing the effectiveness of the Company’s system of internal controls and procedures over financial reporting;

•	reviewing and approving, subject to Board of Directors and shareholders ratification if applicable, all related party transactions and

•	establishing procedures for the receipt and treatment of complaints regarding accounting, controls or auditing matters and/or corporate attorneys’ reports of evidence of a material violation of securities laws.
In order to achieve its mission more effectively, the Audit Committee holds a minimum of four meetings per year, meets with the statutory auditors without management and may consult any external counsel it deems useful.

The Compensation Committee
      As of December 31, 2004, the Compensation Committee consisted of Messrs. Held and Charlès. This Committee is responsible for reviewing the compensation and benefits for Business Objects’ chief executive officer and other executive officers, as stipulated by the written Compensation Committee Charter, adopted by the Board of Directors. All members of the Compensation Committee are independent. None of the Compensation Committee members is an officer or employee of Business Objects.

The Nominating Committee
      As of December 31, 2004, the Nominating Committee consisted of Messrs. Peterschmidt and Held. This Committee is responsible for assisting the board, the chairman and chief executive officer in selection of directors and officers and making recommendations to the Board regarding director nominees, as stipulated by the written Nominating Committee Charter, adopted by the Board of Directors. All members of the Compensation Committee are independent. None of the Nominating Committee members is an officer or employee of Business Objects.

The Corporate Governance Committee
      As of December 31, 2004, the Corporate Governance Committee consisted of Messrs. Silverman and Held. This Committee, is responsible for assisting the Board of Directors, the Chairman and Chief Executive Officer in developing principles of corporate governance including the implementation of the corporate codes of ethics and business conduct, reviewing shareholder proposals submitted to the Company (excluding any proposal relating to the nomination of a member of the board of directors, which will be reviewed by the Nominating Committee), reviewing and assessing the adequacy of Business Objects articles of association, and reviewing and assessing committee assignments and rotation practices, as stipulated by the written Compensation Committee Charter, adopted by the Board of Directors. None of the Corporate Governance Committee members is an officer or employee of Business Objects. However Mr. Silverman is the father in law of the Chief Executive Officer. Accordingly this committee is not considered as independent, with respect to the Nasdaq National Market regulation relating to independence criteria.

Evaluation, attendance and compensation of the members of the Board and Committees
      In addition to the requirements of the French and U.S. laws, the Board of Directors annually controls and evaluates its compliance with the applicable corporate governance regulations and adopts and implements the required changes.
      As required by the Company’s Corporate Governance Committee Charter, the Corporate Governance Committee led the annual evaluation process of the effectiveness of the Board of Directors and its Committees. The Governance Committee retained the services of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), the Company’s outside U.S. corporate counsel, to implement the process which consisted of written responses to questionnaires and oral interviews with the Directors.
      The Board of Directors held 16 meetings in 2004. The average rate of director attendance was 65.4% and 82.6% including attendance by conference call.
      In 2004, the Audit Committee held nine meetings and had an attendance rate of 100%. The Compensation Committee held five meetings and had an average attendance rate of 80%. The Corporate Governance Committee held four meetings and had an attendance rate of 100%. The Nominating Committee held 10 meetings and had an attendance rate of 100%.
      The annual shareholders meeting on December 11, 2003 authorized an aggregate of #350,000 or the equivalent amount in U.S. dollars, for aggregate annual directors’ fees. This amount was allocated in compliance with the following terms as set by the Board of Directors:

•	a retainer fee of U.S.$15,000 per year,

•	U.S.$2,000 per quarterly Board meeting only,

•	U.S.$1,500 per Committee meeting,

•	an annual retainer fee of U.S.$15,000 for the Chairman of the Audit Committee,

•	an annual retainer fee of U.S.$10,000 for each non-chair member of the Audit Committee,

•	an annual retainer fee of U.S.$7,500 for the Chairman of each other Committee,

•	an annual retainer fee of U.S.$5,000 for each non-chair member of each other Committee.
      According to the above mentioned allocation rules, the individual amounts of directors’ fees for 2004 (withholding taxes included, if required) are as follows:

•	Arnold Silverman: U.S.$36,500;

•	Albert Eisenstat: U.S.$19,000;

•	Bernard Charlès: U.S.$41,583;

•	Gerald Held: U.S.$69,000;

•	David Peterschmidt: U.S.$69,000;

•	Jean-François Heitz: U.S.$51,500;

•	David Roux: U.S.$23,000;

•	Kurt Lauk: U.S.$26,542; and

•	John Olsen: U.S.$5,750.

1.2 LIMITATION OF THE POWERS OF THE DIRECTEUR GENERAL (CEO)
      The Directeur Général (Chief Executive Officer) carries out, under his responsibility, the general management of the Company and is vested with the most extensive powers to act under all circumstances on behalf of the Company within the limits of the corporate purpose of the Company, except for those powers expressly granted by law to the meetings of shareholders and those especially reserved to the Board of Directors. The Directeur Général represents the Company vis-a-vis third parties.
      At this time, neither the Company’ articles of association nor the Board of Directors has limited these powers in addition to the limitations set by the French Commercial Code.
      However our internal expenditure authorization policy of September 1998, as amended, stipulates that the Chief Financial Officer’s approval is required in addition to Directeur Général’s approval to incur an expense greater than $1 million and up to $2.5 million or equivalent amounts in other currencies. This policy stipulates further that the Board approval is required to incur any expenses greater than $2.5 million or equivalent amount in other currencies.
      In compliance with the decision of office renewal made by the Board of Directors of May 15, 2003 and as authorized by the Company’ articles of association, the general management of the Company is carried out by the Chairman of the Board of Directors and Directeur Général, Mr. Bernard Liautaud.

II.	INTERNAL CONTROL PROCEDURES
Internal control objectives
      In accordance with the recommendations of the AMF (Autorité des Marchés Financiers), the AFEP (Association Française des Entreprises Privées) and the MEDEF (Mouvement des Entreprises de France), the internal control procedures implemented by Business Objects have the following objectives:

•	Ensure that management and operational actions and employee behavior are consistent with:

—	applicable law and regulation, and

—	guidelines provided by the Board of Directors, the general management and by internal rules, values and procedures implemented by the Company.

•	Ensure reliability of financial reporting; and

•	Control the efficiency and effectiveness of the operations.
      One of the objectives of the internal control system is to prevent and limit the risks associated with the activity of the Company including the risks of errors and fraud, more specifically in the accounting and financial areas. For information, those risks factors are internally identified and updated on a regular basis and also externally disclosed once a year in the French Document de Référence and on a quarterly basis in the Form 10-Q and annually in the Form  10-K filed with the Securities and Exchange Commission.
      The internal controls implemented cannot provide a complete guarantee that those risks have been completely mitigated. An internal control system can, by definition, be improved, however, it faces limitations. For example, its cost must not exceed its expected advantages; most of the internal controls concern repetitive operations and not non-recurrent operations; the risk of human error cannot be completely eliminated; and lastly, there is a possibility that policies or procedures are no longer applicable because of the evolution of the Company.
Methodology
      The Company uses the guidelines produced by the Committee Of Sponsoring Organizations (“COSO”), which is a voluntary U.S. private sector organization formed in 1985 as its framework for internal control. The COSO has defined internal control as a process, effected by an entity’s Board of Directors, management and other personnel, designed to provide reasonable assurance regarding the achievement of objectives in the following categories: effectiveness and efficiency of operations, reliability of financial reporting and compliance with applicable laws and regulations.

Internal control environment
      The Company has adopted a Code of Ethics for Principal Executive and Senior Financial Officers which applies to its principal executive officer, unless the Company has both a Chief Executive Officer and a Chief Operating Officer, in which case it is applicable to both, our principal financial officer, our principal accounting officer, controller and divisional vice presidents of finance. The Company has also adopted a Code of Business Conduct and Ethics applicable to all its Directors, officers and employees with the exception of its French employees. Finally, in order to comply with French law requirements, the Company has also adopted a Code of Business Conduct and Ethics for French Employees which applies to all our directors, officers and employees who are located in France. The Company’s Codes of Business Conduct and Ethics are publicly available on the Company’s website at www.businessobjects.com or are also available, without charge to you, upon written request made to the Company at 157/159 rue Anatole France, 92300 Levallois-Perret, France Attention: Legal Department.
      At the beginning of 2003, the Company implemented a Legal Compliance Policy which addresses the Company’s commitment to complying with all national, state and local laws and regulations and maintaining the highest levels of integrity in all internal practices, maintaining a work environment that is free of retaliation for the raising of legal compliance issues and maintaining an atmosphere of open communication and trust between employees and management. This policy also required the implementation of an anonymous tip line between employees and, at their sole option, the CEO, the CFO, the Senior Group Vice President of Human Resources or the Chairman of the Audit Committee. Through this anonymous tip line, employees are free to inform anonymously the selected recipient about any breach of applicable law or internal policies and process. The Legal Compliance Policy also sets the terms and conditions under which the related investigations will be carried out.
The main internal control owners
      Within the Company, Committees and departments having a key role in the internal control system implementation are:

—	The general management of the Company and the subsidiaries

—	The Audit Committee, which has already been described above

—	The Disclosure Committee

•	The Disclosure Committee’s main goal is to ensure the controls and other procedures employed by the Company are designed to ensure that information, required to be disclosed in the reports filed by the Company, is recorded, processed, summarized and reported, within the time periods set forth by the Securities and Exchange Commission and to ensure that this information is communicated to the management of the Company to allow for timely decisions regarding required disclosure. In 2004, additional agenda topics have been added related to the certifications of sections 906, 302 and 404 of the Sarbanes-Oxley Act of 2002 relating to, the general internal control environment and the existence of fraud.

•	The Disclosure Committee’s meetings are planned to occur after the Audit Committee meetings and before the required filings under the 1934 Act.

•	The Disclosure Committee is comprised of the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Senior Director of Internal Audit and other key members of management including the Corporate Controller. As mentioned in the 2003 Chairman report, the attendees for these meetings have been expanded in 2004 to include the statutory auditors, currently Ernst & Young.

•	The Business Objects Disclosure Committee meetings are led by the Company’s General Counsel and occur before the filing of the required 1934 Act filings. The meeting provides the CEO, CFO and other members of the committee the opportunity to ask questions regarding the process and the content of the report.

—	The Corporate Governance Committee which has already been described above

—	The Compensation Committee which has already been described above

—	The Nominating Committee which has already been described above

—	The Internal Audit department

•	This department reports directly to the Audit Committee and is responsible for assessing the effectiveness and appropriateness of internal control in the Group and each of its entities.

•	At December 31, 2004, the headcount in the internal audit department was five: one Senior Director located in San Jose, United States, four managers, one located in Business Objects headquarters, in Levallois-Perret, France, one located in Vancouver, Canada, two in San Jose, California.

•	This department is governed by an internal policy describing its function (responsibilities, mission organization and recommendations follow-up). This policy indicates that the Internal Audit department has unlimited access to all activities of the Company in order to give its feedback on the internal procedures and on the level of internal control.
      It must be emphasized that the various legal and financial departments in each subsidiary and at the Corporate level play a major role in the control of the operations. Those departments ensure that external rules and internal policies and procedures are properly applied. They must also control the most significant operations in their specific domain and, more specifically, identify the main legal risks or control the reliability and accuracy of the financial information.
      The Executive Committee occurs at a minimum once a month under the oversight of Bernard Liautaud, Chairman and Chief Executive Officer. The main members of the management team are James Tolonen, Chief Financial Officer, Susan Wolfe, General Counsel, Hervé Couturier, Senior Vice President, Product, René Bonvanie, Chief Marketing Officer Worldwide Marketing, Jonathan Schoonmaker, Senior Vice President Human Resources, Janet Wood, Group Vice President, Global Alliances and OEM, Tom Schroeder, Group Vice President Corporate Development, Joni Khan, Senior Vice President Worldwide Professional Services, Maurizio Carli, Senior Vice President and General Manager EMEA, David Galloway, Group Vice President Worldwide Customer Support, Greg Wolfe, Senior Vice President and General Manager Americas, and Scott Bajtos, Group Vice President, Customer Advocacy, Employee Communication and Events.
      Business Objects reporting structure is organized such that the various finance teams report directly to the Chief Financial Officer and not the Chief Executive Officer. The country managers report to the Chief Executive Officer, or the Chief Operating Officer, at the case may be, and the legal teams report to the General Counsel.
Internal control tools

1.	The internal control process relating to the preparation and treatment of financial and accounting information
        The Company consolidated financial statements and accompanying notes are prepared in accordance with French GAAP for the Document de Référence and in accordance with U.S. GAAP for the Annual Report on Form 10-K. The Business Objects Corporate Finance is responsible for the closing of the Company accounts, for the harmonization of accounting and financial data provided by all the Group subsidiaries and for the preparation of the Group consolidated accounts. The Corporate Finance Department relies on the following internal control procedures

—	Definition and communication of Group accounting policies.

In December 2003, all of the Company’s financial policies have been reviewed and validated by the Chief Financial Officer and are reviewed and communicated on a regular basis. Those policies were still applicable as of December 31, 2004. The critical accounting policies include:

•	The Revenue Recognition Policy. This policy is particularly important in the software sector and precisely defines Business Objects criteria for recognizing revenue on the sale of software license and the sale of related services. The objective of this policy is to ensure that total revenue is recognized in compliance with U.S. and French generally accepted accounting principles (“GAAP”).

•	The Business Combinations Policy. This policy describes the purchase price allocation method followed by Business Objects with regard to acquired companies.

•	The Restructuring Accrual Policy. This policy describes the method used to book restructuring charges and the on-going evaluation of the remaining liabilities.

•	The Impairment of Goodwill, Intangible Assets and Other Long-Lived Asset Policy,the Derivative Instruments Policy, the Contingencies and Litigation Policy, the Allowance for Doubtful Accounts Policy, the Deferred Income Tax Assets Policy, the Stock-based compensation policy.

—	Consolidation process

•	Definition and communication of closing instructions.

•	Review of the consolidated financial statements for consistency with accounting policies.

•	Analytical review of consolidated financial statements.

•	Review of the treatment of the Group’s major transactions.

•	Communication of consolidated financial information to the appropriate recipients.
      2. The Legal and Information System policies
      The following policies have been established by the Company:

Concerning the legal department, the main policies implemented at December 31, 2004 were: the Insider Trading Policy, the Export Compliance Policy, the Competition and Anti-Trust Policy and the Legal Compliance Policy.

On the information systems side, numerous policies were implemented during the last quarter of 2004. The objectives of the most critical IT policies consist in satisfactorily managing changes made to IT systems, in controlling user access to key-systems and in achieving a greater segregation of responsibilities concerning the IT access to key-systems.
      3. The Internal Audit Department activities

In 2004, the Internal Audit department focused primarily on compliance with foreign regulations and more specifically Section 404 of the Sarbanes-Oxley Act of 2002. This compliance effort has focused on the most significant operational entities and on the key processes underlying the financial reporting process.
Section 404 of the Sarbanes-Oxley Act of 2002
      Item 308 of Regulation S-K, as reflected in Item 308 of Regulation S-K, requires the Company’s management to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting structure and related procedures.

2005 and 2006 objectives

— IFRS (International Financial Reporting Standards)

On June and December 31, 2005, the Company shall communicate its consolidated financial statements according to the IFRS with a comparison versus the corresponding 2004 figures. In accordance with the IFRS standard, the opening balance sheet as of January 1, 2004 shall be established according to those rules and communicated in the 2004 Document de Reference at the end of April 2005. For this project, the Company has implemented two dedicated committees: a Technical Committee to identify the different IFRS options and their impact on the financial statements and a Steering Committee to validate the IFRS options which will be implemented. This Steering Committee includes the Business Objects S.A. financial department and the statutory auditors.

— The internal control systems

In accordance with the AMF recommendations, the Company will continue to regularly review and assess its internal control systems and processes.
      This report has been drafted with the support of the internal audit department and the legal department. This report has been presented to the Board by the Chairman at the Board meeting held in March 28, 2005. The content of this report was reviewed and discussed by the Directors during this meeting.
Bernard Liautaud
Chairman of the Board
Business Objects S.A.

BUSINESS OBJECTS S.A.
CONSOLIDATED BALANCE SHEETS
(In thousands of euros, except for per ordinary share amounts)
ASSETS

	December 31,

	2002	2003	2004

Goodwill, net	63,451	804,195	596,869
Other intangible assets, net	14,959	128,676	94,905
Property and equipment, net	30,956	39,601	39,615
Deposits and other assets	20,928	30,670	46,775

Total fixed assets	130,294	1,003,142	778,164
Inventories	—	—	410
Accounts receivable, gross	96,800	158,357	193,011
Bad debt	(2,756)	(8,038)	(9,156)

Accounts receivable, net	94,044	150,319	183,855
Deferred tax assets, net	15,705	19,776	9,312
Prepaid expenses and other current assets	13,397	25,310	33,149
Short term investments	44,510	152,598	85,968
Cash and cash equivalents	223,078	188,318	216,738

Total current assets	390,734	536,321	529,432

Total assets	521,028	1,539,463	1,307,596

LIABILITIES & SHAREHOLDERS’ EQUITY
Ordinary shares, nominal value (€0.10) issued and outstanding — 63,463,234, 94,903,697 and 95,921,766, at Dec 31, 2002, 2003 and 2004, respectively	6,346	9,490	9,592
Additional paid in capital	149,413	992,863	1,013,507
Retained earnings	143,235	180,541	177,468
Net income	37,306	(3,073)	(127,703)
Accumulated other comprehensive loss	88	(52,609)	(124,562)
Treasury shares (1,067,675, 1,167,234 and 3,697,576 shares at December 31, 2002, 2003 and 2004 respectively)(1)	(13,271)	(15,965)	(63,746)

Total shareholders’ equity	323,117	1,111,247	884,556
Contingencies & losses reserves	12,410	31,921	10,641
Notes payable	15,772	2,590	10,374
Notes payable — current portion	1,638	7,783	4,914
Accounts payable	18,674	46,105	35,930
Accrued payroll and related expenses	43,747	147,990	107,487
Income taxes and VAT payable	14,259	68,638	72,076
Deferred tax liability	—	3,450	19
Deferred revenue	71,984	108,789	148,204
Other current liabilities	19,427	10,950	33,395

Total current liabilities	169,729	393,705	402,025

Total Liabilities and Shareholders’ Equity	521,028	1,539,463	1,307,596

(1)	Including, at December 31, 2004, 3,067,675 treasury shares held by Business Objects S.A., and 629,901 treasury shares held by Business Objects Option LLC for a 3,697,576 shares

BUSINESS OBJECTS S.A.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of euros and shares, except for per ordinary share data)

	December 31,

	2002	2003	2004

Revenues:
License fees	260,482	243,991	379,991
Services	224,328	253,605	364,755

	484,810	497,596	744,746
Cost of revenues:
License fees	(3,265)	(5,219)	(23,234)
Services	(76,414)	(79,017)	(138,122)

	(79,679)	(84,236)	(161,356)
Gross Margin	405,131	413,360	583,390
Operating expenses:
Sales and marketing	(237,472)	(222,671)	(326,109)
Research and development	(79,773)	(84,736)	(120,966)
General and administrative	(29,697)	(38,352)	(66,085)
Restructuring & other severance costs	(4,116)	(6,525)	(1,783)
Acquired in process technology	(2,034)	(23,654)	—

Total Operating expenses	(353,092)	(375,938)	(514,943)

Income from Operations	52,039	37,422	68,447

Interest expense	(379)	(145)	(77)
Interest income	8,581	6,622	3,049
Foreign exchange gain/ loss	(796)	(798)	(8,449)

Income before provision for income taxes and minority interest	59,445	43,101	62,970

Exceptional losses	(4,802)	—	—
Exceptional gains	15,734	6,737	2,838

Net exceptional results	10,932	6,737	2,838

Income taxes	(23,813)	(29,606)	(23,172)
Goodwill amortization	(9,258)	(23,305)	(170,339)

Net consolidated income	37,306	(3,073)	(127,703)

Net income per share
Net income per share — basic	0.60	(0.05)	(1.44)
Shares used in computing net income per share — basic	61,888	64,584	88,748
Net income per share — diluted	0.58	(0.05)	(1.44)
Shares and common share equivalents used in computing net income per share — diluted	63,933	66,168	91,077

BUSINESS OBJECTS S.A.
CONSOLIDATED CASHFLOW STATEMENTS
(In thousands of euros)

	December 31,

	2002	2003	2004

Net income	37,306	(3,073)	(127,703)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,888	30,087	6,251
Amortization of goodwill and other intangible assets	12,768	26,995	195,279
Deferred income taxes	(4,472)	(4,071)	18,777
Acquired in process technology	—	23,654	—
Tax benefit from Employee stock plans	—	14,847	7,206
Changes in operating assets and liabilities
Accounts receivable, gross	6,892	(27,319)	(34,714)
Inventories	152	395	(410)
Prepaid and other current assets	918	(6,868)	(10,506)
Accounts payable	(3,988)	13,827	(10,175)
Accrued payroll and related expenses, VAT and income taxes payable	(15,631)	(20,560)	3,114
Deferred revenue	4,197	22,948	39,414
Net cash provided by operating activities	61,030	70,862	86,533
Purchases of property and equipment	(10,082)	586	(22,889)
Business acquisitions, net of cash acquired	(65,564)	(162,435)	239
Change in estimate in restructuring accrual for Acta acquisition	—	2,193	—
Purchases/proceeds of software	(3,227)	(3,791)	(5,700)
Purchases/proceeds from sales of financial assets	(15,398)	(3,154)	(16,105)
Purchases/ Proceeds from sales of short term investments	(44,510)	44,510	18,629
Net cash provided by (used for) investing activities	(138,781)	(122,091)	(26,404)
Issuance of shares	17,134	24,924	13,540
Purchase of treasury shares	(4,084)	—	(33,426)
Issuance of notes payable	10,795	(7,036)	(697)
Net cash provided by financing activities	23,845	17,888	(20,583)
Effect of foreign exchange rate changes on cash and cash equivalents	(6,317)	(1,419)	(11,126)
Net increase in cash and cash equivalents	(60,223)	(34,760)	28,420
Cash and cash equivalents at the beginning of the year	283,301	223,078	188,318
Cash and cash equivalents at end of the year	223,078	188,318	216,738

BUSINESS OBJECTS S.A.
UNCONSOLIDATED BALANCE SHEET
(In thousands of euros)
ASSETS

			Net	Net	Net
	Gross	Provisions	31-Dec-2004	31-Dec-2003	31-Dec-2002

Intangibles assets	12,988	(5,534)	7,454	8,699	2,963
Tangible assets	26,238	(17,004)	9,234	9,001	10,410
Financials assets	1,034,106	(2,516)	1,031,590	915,616	115,707

Total fixed assets	1,073,332	(25,054)	1,048,278	933,316	129,080
Accounts receivable	47,166	(145)	47,021	56,694	34,522
Other current assets	4,982	(19)	4,963	8,758	2,448
Cash & short term investments	5,844	—	5,844	25,843	181,834

Total current assets	57,992	(164)	57,828	91,295	218,804

Regularization accounts	17,722	—	17,722	17,331	4,688

Total Assets	1,149,046	(25,218)	1,123,828	1,041,942	352,572

LIABILITIES & SHAREHOLDERS’ EQUITIES
Capital stock, par value	—	—	9,592	9,490	6,346
Paid-in capital	—	—	668,209	654,771	149,413
Legal reserves	—	—	949	635	619
Change differential, Euro translation	—	—	48	48	48
Prior years’ retained earnings	—	—	171,051	114,668	86,713
Current year net income	—	—	66,354	56,697	27,971
Investment grant

Total Shareholders’ Equity	—	—	916,203	836,309	271,110
Contingency and losses reserves	—	—	4,273	7,268	5,064

Total Contingency and losses reserves	—	—	4,273	7,268	5,064
Loans from Subsidiaries (cash pooling)	—	—	139,496	105,194	20,046
Accounts payable	—	—	15,064	51,699	25,647
Accrued wages and taxes, and other current liabilities	—	—	39,248	30,719	21,910

Total Liabilities	—	—	193,808	187,612	67,603
Regularization accounts	—	—	9,544	10,753	8,795

Total Liabilities	—	—	1,123,828	1,041,942	352,572

BUSINESS OBJECTS S.A.
UNCONSOLIDATED STATEMENTS OF INCOME
(In thousands of euros and shares)

	December 31,

	2002	2003	2004

Revenue	206,998	205,345	187,900
Reversals of depreciation and reserves, Expenses transfer	12,414	14,062	8,060
Other operating revenue	1,595	2,046	1,847

Operating revenue	221,007	221,453	197,807
Purchases of goods for resale and change in inventory	(480)	(186)	(232)
Other outside purchases	(88,811)	(110,123)	(90,181)
Taxes	(5,835)	(3,840)	(3,471)
Salaries and fringes	(67,480)	(65,921)	(67,639)
Operating increases in depreciation and reserves
Depreciation & amortization	(5,515)	(6,585)	(9,534)
Increases in reserves against current assets	(1,305)	(427)	(11)
Increases in contingency and losses reserves	(9,872)	(4,800)	(1,832)
Other operating expenses	(11,062)	(12,932)	(3,304)

Operating expenses	(190,360)	(204,814)	(176,204)
Operating income (Expense)	30,647	16,639	21,603

Dividends from Subsidiaries	4,362	2,870	66
Other interest income	4,580	3,501	147
Reversals of financial reserves, Financial Expenses transfer	442	375	155
Foreign exchange gains	1,336	1,623	3,425
Gains on proceeds of short term investment	1,160	458	63

Financial revenue	11,880	8,827	3,856
Increases in financial reserves	(2,409)	(912)	(192)
Interest expense and other financial expenses	(699)	(681)	(3,047)
Foreign exchange losses	(2,014)	(1,341)	(3,349)

Financial expenses	(5,122)	(2,934)	(6,588)
Financial income (Expense)	6,758	5,893	(2,732)
Income Before Tax and Exceptional Items	37,405	22,532	18,871
Exceptional income	16,221	58,382	87,823
Exceptional expenses	(5,109)	(887)	(1,068)

Net Exceptional Income (Expense)	11,112	57,495	86,755
Profit sharing	(3,841)	(4,653)	(4,868)
Income tax benefit (provision)	(16,705)	(18,677)	(34,404)
Net Income (Expense)	27,971	56,697	66,354
Sum of REVENUES	249,109	288,662	289,486
Sum of EXPENSES	(221,138)	(231,965)	(223,132)

BUSINESS OBJECTS S.A.
UNCONSOLIDATED CASHFLOW STATEMENT
(In thousands of euros)

	December 31,

	2003	2004

SOURCES OF FUNDS
Net income	56,697	66,354
Accruals reversal	(11,831)	(6,899)
Depreciation & amortization:
Intangible assets	1,487	2,329
Intangible and tangible assets	4,975	4,940
Reserves against current assets	6,138	3,054
Gains on intangible assets disposals	209	—
Gains on tangible assets disposals	(504)	(3)
Transfer of the accruals from Crystal Decisions France		721
Self-financing capability	57,171	70,502
Intangible assets disposals	3,286	—
Tangible assets disposals	6,222	8
Financial assets disposals	829,432	2,511

Disposals of long term assets	838,940	2,519
Capital increase	3,144	102
Others Shareholders’ equity increase (paid in capital)	505,358	13,438

Shareholders’ equity increase	508,502	13,540
Loans increase	100,764	135,378
Total sources of funds	1,505,377	221,939
USE OF FUNDS
Acquisitions of intangible assets	(7,426)	(1,085)
Acquisitions of tangible assets	(4,052)	(5,184)
Acquisitions of financial assets	(1,629,864)	(118,569)

Acquisitions of long term assets	(1,641,342)	(124,838)
Decrease of shareholders’ equity	—	—
Financial loans reimbursement	(15,616)	(101,075)
Total Use of funds	(1,656,958)	(225,913)
A — Changes in operating capital — Resource surplus (Need)	(151,581)	(3,974)
Inventory	5	100
Advances and deposit	(189)	(847)
Accounts receivable and other receivables	(28,402)	14,427
Prepaid expenses	(12,629)	(439)

Changes in current assets — Sub-total	(41,215)	13,241
Accounts payable, accrued wages and taxes and other liabilities	34,861	(28,106)
Deferred revenue	(81)	819

Changes in liabilities — Sub-total	34,780	(27,287)
I — Net changes in operating needs — Surplus (Need)	(6,435)	(14,046)
Others receivables	(14)	48
Others payables	2,039	(2,028)
II — Net changes in non operating needs — Surplus (Need)	2,025	(1,980)
B — Changes in operating capital need (I + II) — Surplus (Need)	(4,410)	(16,026)
C — CHANGES IN CASH (A + B) — Increase (Decrease) of the year	(155,991)	(20,000)
Cash increase (Decrease)	(155,991)	(20,000)
Overdraft credit facilities	—	—

BUSINESS OBJECTS S.A
FIVE YEAR SUMMARY FINANCIAL INFORMATION
(In euros, except capital data and average number of employees)

	2000	2001	2002	2003	2004

1. Capital at year-end
Capital stock, par value	6,058,388	6,192,847	6,346,323	9,490,369	9,592,177
Number of ordinary shares issued(1)	60,583,881	61,928,473	63,463,234	94,903,697	95,921,766
Number of preferred shares
Maximum number of shares to be created in the future
By conversion of bonds
By exercise of subscription rights(1)	8,520,854	10,715,499	8,212,696	16,320,041	13,907,065
2. Operations and income for the year
Total product revenues	147,158,373	193,088,750	206,998,440	205,345,660	187,900,224
Income before taxes, profit sharing, depreciation expense and provision	53,720,281	59,163,920	54,518,729	78,313,112	111,316,221
Income tax benefit (provision)	(16,350,769)	(15,508,181)	(16,705,389)	(18,676,526)	(34,404,320)
Required profit sharing	2,873,056	3,593,455	3,841,704	4,653,477	4,868,437
Income after taxes, profit sharing, depreciation expense and provision	29,897,734	33,130,003	27,970,763	56,696,886	66,354,226
Dividends distributed
3. Income per issued share
Income after taxes and profit sharing but before depreciation expense and provision(1)	0.57	0.65	0.54	0.58	0.75
Income after taxes, profit sharing, depreciation expense and provision(1)	0.49	0.53	0.44	0.60	0.69
Dividends distributed per share
4. Personnel
Average number of employees	659	777	788	724	673
Total payroll and social charges	29,982,343	41,825,704	46,837,249	45,433,684	47,558,019
Total social benefits	14,236,428	19,160,457	20,642,586	20,487,363	20,081,114

(1)	Taking into account a three for two stock split approved by the Company’s Shareholders and Board of Directors on February 6, 2001.

TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL TO THE ORDINARY AND
EXTRAORDINARY SHAREHOLDERS’ MEETING OF JUNE 7, 2005, OR,
TO JUNE 14, 2005, AS THE CASE MAY BE.

I.	Resolutions within the authority of the Ordinary Shareholders’ Meeting
First Resolution

Approval of the statutory financial statements for the fiscal year ended December 31, 2004
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors, of the management report on the business and the situation of the Company for the fiscal year ended December 31, 2004, and of the general report of the Statutory Auditors on the performance of their duties during this fiscal year,
      RESOLVED, that the statutory financial statements of Business Objects S.A. for the fiscal year ended December 31, 2004, as presented, as well as the transactions reflected in these financial statements and summarized in these reports are approved hereby,
      RESOLVED, to approve, in accordance with the provisions of article 223 quater of the French General Tax Code (Code général des impôts), the non-tax deductible expenses referred to in article 39-4 of the French General Tax Code of taxable income amounting to 209,939 euros for the year ended December 31, 2004 as well as that tax borne by the Company due to this non-deductibility, representing 74,335 euros,
      RESOLVED, in accordance with the provisions of article 223 quinquies of the French General Tax Code, to acknowledge that no expenses referred to in article 39-5 of the French General Tax Code were incurred during that fiscal year.
Second Resolution

Approval of the consolidated financial statements for the fiscal year ended December 31, 2004
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors, of the management report on the business and the situation of the Business Objects group for the fiscal year ended December 31, 2004 and of the report of the Statutory Auditors on the consolidated accounts,
      RESOLVED, that the consolidated financial statements of the Business Objects group for the fiscal year ended December 31, 2004, as presented, as well as the transactions reflected in these financial statements and summarized in these reports are approved hereby.
Third Resolution

Allocation of earnings for the fiscal year ended December 31, 2004
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors, of the management report on the business and the situation of the Company for the fiscal year ended December 31, 2004, and of the general report of the Statutory Auditors,
      WHEREAS, this general meeting has noted that the profit for the fiscal year ended December 31, 2004 stands at 66,354,226.37 euros,
      RESOLVED, that the above-mentioned profit be allocated:

•	up to 10,180.69 euros to the legal reserves, bringing such reserves to 959,217.66 euros,

•	up to 66,344,045.68 euros to the retained earnings account, bringing such account to 237,394,633.65 euros,
      In accordance with the provisions of article 243 bis of the French General Tax Code, the shareholders noted that no dividends were paid for the last three fiscal years.
Fourth Resolution

Renewal of the term of office of Mr. Gerald Held as Director
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      WHEREAS, this general meeting noted that the term of office of Mr. Gerald Held as Director shall expire at the end of this general meeting,
      RESOLVED, to renew the term of office of Mr. Gerald Held as Director, for a period of three years which expires at the end of the ordinary shareholders’ meeting called to approve the financial statements for the fiscal year ended December 31, 2007.
Fifth Resolution

Ratification of the appointment of Mr. Carl Pascarella as Director
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      WHEREAS, this general meeting noted that Mr. Carl Pascarella was appointed as Director by the Board of Directors of March 10, 2005, subject to his ratification by the next general shareholders’ meeting,
      RESOLVED, to ratify the appointment of Mr. Carl Pascarella as Director, his term of office being equal to the remainder of the term of office of Mr. Albert Eisenstat, his predecessor Director, expiring at the end of the ordinary shareholders’ meeting called to approve the financial statements for the fiscal year ended December 31, 2006.
Sixth Resolution

Appointment of, as replacements for the second statutory auditors, Deloitte Touche Tohmatsu, and the second alternate statutory auditors, BEAS, BDO Marque & Gendrot, as second statutory auditors and Rouer, Bernard, Bretout as second alternate statutory auditors
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      WHEREAS, this general meeting noted the resignation of Deloitte Touche Tohmatsu, statutory auditors, effective at the end of this general meeting, and of BEAS, alternate statutory auditors, effective on March 18, 2005.
      RESOLVED, that BDO Marque & Gendrot is hereby appointed as statutory auditors, replacing Deloitte Touche Tohmatsu until the end of his predecessor’s term, that is until the end of the ordinary shareholders’ meeting called to approve the financial statements for the fiscal year ended December 31, 2008.

      RESOLVED, that Rouer, Bernard, Bretout, is hereby appointed as alternate statutory auditors, until the end of his predecessor’s term, that is until the end of the ordinary shareholders’ meeting called to approve the financial statements for the fiscal year ended December 31, 2008.
Seventh Resolution

Ratification of regulated agreements
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the special report of the Statutory Auditors on the agreements governed by article L.225-42 of the French Commercial Code,
      RESOLVED, to ratify and expressly approve, pursuant to article L.225-42 of the French Commercial Code, the agreements contained in this report that have not been previously authorized by the Board of Directors.
Eighth Resolution

Increase of the aggregate amount of authorized directors’ fees
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      RESOLVED, to increase the aggregate amount of authorized directors’ fees to be allocated to the directors of the Company for the fiscal year ended December 31, 2005 and for each future fiscal year, to 400,000 euros or the equivalent in U.S. dollars, until shareholders resolve otherwise,
      RESOLVED, that the Board of Directors is granted all powers to allocate such directors fees, in full or in part, and as it determines in its sole discretion.
Ninth Resolution

Authorization granted to the Board of Directors to repurchase Ordinary Shares of the Company
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors and has reviewed the prospectus (“note d’information”) drafted for the share repurchase program, approved by the Autorité des Marchés Financiers,
      RESOLVED, that the Board of Directors is hereby authorized to repurchase, pursuant to the provisions of articles L.225-209 et seq. of the French Commercial Code, shares with a nominal value of 0.10 euro each representing a maximum of 10% of the Company’s share capital, it being specified that the total number of treasury shares held by the Company shall not exceed 10% of the Company’s share capital.
      The shares may be repurchased, upon a decision of the Board of Directors, in order to:

•	purchase and hold in treasury in order to later provide consideration in the context of an acquisition or an exchange of the Company’s shares, in the context of eventual external growth, in compliance with applicable securities regulations and stock market rules;

•	to fulfill obligations related to stock option programs or other allocations of shares to employees or officers of the Company or of a related company;

•	deliver shares upon the exercise of the rights attached to securities giving right to shares of the Company;

•	manage the market making in the secondary market and the liquidity of the Company’s share price by an investment services provider through a liquidity agreement compliant with the ethic charter approved by the Autorité des Marchés Financiers;

•	cancel such repurchased shares, subject to the approval of a specific resolution by the extraordinary shareholders’ meeting.
      RESOLVED, that the shares may be purchased, sold, transferred or exchanged by any means, including, on the open market, over-the-counter, or by way of derivative securities (such as options, warrants, etc.), and at any time, in compliance with applicable regulations.
      The part of the program that may be carried out through block trades is not limited.
      RESOLVED, that the shares may be purchased, sold, transferred or exchanged, at any time, as decided by the Board of Directors.
      The shareholders hereby set the maximum purchase price at 30 euros per share (excluding costs), or the U.S. dollar equivalent.
      RESOLVED FURTHER, that, in the event that the Company effects a share capital increase by way of incorporation of premiums, reserves or profits, resulting in an increase of the nominal value of shares or the creation and free allocation of shares, or effects a stock split or reverse stock split, the Board of Directors is granted full powers, to the extent necessary, to adjust the number of shares, as well as the purchase and sale prices mentioned above to take into account the effects of such transactions on the share trading price.
      RESOLVED FURTHER, that, the maximum amount of funds dedicated to the implementation of the share purchase program shall not exceed 250 million euros, or the U.S. dollar equivalent.
      RESOLVED FURTHER, that this authorization may be used by the Board of Directors for all shares held in treasury by the Company, including those that the Company acquired prior to the listing of its shares on a regulated market as defined by the French Monetary and Financial Code.
      RESOLVED FURTHER, that in order to implement this authorization, full powers are granted to the Board of Directors, including the right to delegate to the Chief Executive Officer or, with his agreement, to one or several Deputy Chief Executive Officers, for the purpose of:

•	placing orders in or outside the market;

•	concluding all agreements, for purposes of, among other things, the maintenance of the purchases and sales registries;

•	filing all reports with the Autorité des Marchés Financiers and any other organizations; and

•	carrying out all other formalities, and more generally, taking all necessary measures.
      This authorization shall remain valid for a maximum period of 18 months from the date of this meeting. It may also be used during a public tender offer and/or exchange offer, within the limits permitted by applicable regulations.
      It voids and replaces the previous authorization approved by the ordinary and extraordinary general meeting of shareholders on June 10, 2004 in its tenth resolution.
      The Board of Directors shall inform the shareholders of the transactions carried out by implementation of this authorization.

II.	Resolutions within the authority of the Extraordinary Shareholders’ Meeting
Tenth Resolution

Authorization granted to the Board of Directors to reduce the share capital by cancellation of treasury shares
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors and the Statutory Auditors’ special report,
      RESOLVED, pursuant to the provisions of articles L.225-209 et seq. of the French Commercial Code, that the Board of Directors is authorized hereby to reduce the share capital, on one or more occasions, by canceling all or part of the treasury shares held by the Company and acquired under a share repurchase program, provided that shares cancelled within any 24-month period may not exceed 10% of the Company’s share capital.
      RESOLVED FURTHER, that the Board of Directors is authorized hereby to offset the difference between the repurchase price of the cancelled shares and their par value against any available issuance premiums and reserves,
      RESOLVED FURTHER, that the Board of Directors is granted all powers to set the terms and conditions of such cancellations and, if necessary, to amend the articles of association and, more generally, to take all necessary measures.
      This authorization shall remain valid for a maximum period of 18 months from the date of this meeting.
      It voids and replaces the authorization previously approved by the extraordinary general meeting of shareholders of June 10, 2004 in its eleventh resolution.
Eleventh Resolution

Authorization granted to the Board of Directors to issue warrants to subscribe up to a maximum of 45,000 Ordinary Shares reserved for Mr. Gerald Held
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors, the Statutory Auditors’ special report, and the report of the special independent auditor (Commissaire aux avantages particuliers),
      Now, therefore, in accordance with the provisions of articles L.228-91 et seq. of the French Commercial Code, and subject to the approval by the ordinary shareholders’ meeting of the fourth resolution of this meeting,
      RESOLVED, to decide the issuance, in one or more issues, of warrants giving the right to subscribe to a maximum number of 45,000 new shares of a nominal value of 0.10 euro each. Subject to adjustments regarding the preservation of the warrant holders’ rights provided for by the applicable French statutory and regulatory provisions, and where applicable, contractual provisions providing for other cases of adjustments, the maximum nominal amount of the capital increase resulting from the exercise of the warrants is 4,500 euros.
      RESOLVED FURTHER, to waive the preferential subscription right of the shareholders to subscribe to the warrants and to reserve the right to subscribe to such warrants to Mr. Gerald Held.
      Pursuant to the provisions of the last paragraph of article L.225-132 of the French Commercial Code, this decision to issue the warrants also entails, for the benefit of the holder of such warrants, the waiver by the shareholders of their preferential subscription right to subscribe to the new shares to be issued upon the exercise of such warrants.
      RESOLVED FURTHER, that the warrants must be exercised within a seven-year period following their issuance.
      RESOLVED FURTHER, that the warrants will be granted free of charge to Mr. Gerald Held.
      RESOLVED FURTHER, that the subscription price for the new shares that may be issued upon the exercise of the warrants, fully payable upon exercise in cash on the date of subscription, will be equal to the closing price of the Company’s shares on the market Eurolist by EuronextTM on the trading day preceding the date of this meeting.
      RESOLVED FURTHER, to approve the special advantages granted to Mr. Gerald Held consisting of (i) the granting of these warrants free of charge and (ii) the benefit of a fixed exercise price per warrant.
      RESOLVED FURTHER, that the new shares shall be subject to all provisions of the articles of association and shall become like existing shares from the effective date of their issuance.
      RESOLVED FURTHER, to delegate to the Board of Directors full powers, with the right to sub-delegate in accordance with applicable laws, to set the terms, to decide to carry out the issuances as well as to defer or stay such a decision, including notably the power to:

•	determine the dates and terms of the issuance(s);

•	set the price, terms and conditions of such issuance of warrants and shares to be issued upon the exercise of the warrants within the limits set by this delegation;

•	carry out all necessary measures in order to protect the interests of the holders of warrants, in accordance with the applicable legal and regulatory provisions and, where applicable, contractual provisions providing for other cases of adjustments;

•	create a distinct class of warrant holders (masse) for each type of warrant with the same rights;

•	require, as the case may be, the repurchase of warrants;

•	suspend, where applicable, the exercise of the warrants during a period not to exceed three months;

•	acknowledge the completion of the share capital increases resulting from the exercise of the warrants; and

•	amend the articles of association accordingly and, in particular, article 6 of the Company’s articles of association in accordance with article 55 of Decree No. 67-236 of March 23, 1967 in order to indicate the identity of the beneficiary of the special advantages and the nature of such advantages and more generally to take all necessary measures.
      This authorization will remain effective for a period of one year from the date of this meeting.
Twelfth Resolution

Authorization granted to the Board of Directors to issue warrants to subscribe up to a maximum of 45,000 Ordinary Shares reserved for Mr. Carl Pascarella
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors, the Statutory Auditors’ special report, and the report of the special independent auditor (Commissaire aux avantages particuliers),
      Now, therefore, in accordance with the provisions of articles L.228-91 et seq. of the French Commercial Code, and subject to the approval by the ordinary shareholders’ meeting of the fifth resolution of this meeting,

      RESOLVED, to decide the issuance, in one or more issues, of warrants giving the right to subscribe to a maximum number of 45,000 new shares of a nominal value of 0.10 euro each. Subject to adjustments regarding the preservation of the warrant holders’ rights provided for by the applicable French statutory and regulatory provisions, and where applicable, contractual provisions providing for other cases of adjustments, the maximum nominal amount of the capital increase resulting from the exercise of the warrants is 4,500 euros.
      RESOLVED FURTHER, to waive the statutory preferential subscription right of the shareholders to subscribe to the warrants and to reserve the right to subscribe to such warrants to Mr. Carl Pascarella.
      Pursuant to the provisions of the last paragraph of article L.225-132 of the French Commercial Code, this decision to issue the warrants also entails, for the benefit of the holder of such warrants, the waiver by the shareholders of their preferential subscription right to subscribe to the new shares to be issued upon the exercise of such warrants.
      RESOLVED FURTHER, that the warrants must be exercised within a seven-year period following their issuance.
      RESOLVED FURTHER, that the warrants will be granted free of charge to Mr. Carl Pascarella.
      RESOLVED FURTHER, that the subscription price for the new shares that may be issued upon the exercise of the warrants, fully payable upon exercise in cash on the date of subscription, will be equal to the closing price of the Company’s shares on the market Eurolist by Euronexttm on the trading day preceding the date of this meeting.
      RESOLVED FURTHER, to approve the special advantages granted to Mr. Carl Pascarella consisting of (i) the granting of these warrants free of charge and (ii) the benefit of a fixed exercise price per warrant.
      RESOLVED FURTHER, that the new shares shall be subject to all provisions of the articles of association and shall become like existing shares from the effective date of their issuance.
      RESOLVED FURTHER, to delegate to the Board of Directors full powers, with the right to sub-delegate in accordance with applicable laws to set the terms, to decide to carry out the issuances as well as to defer or stay such a decision to an executed issuance, including notably the power:

•	determine the dates and terms of the issuance(s);

•	set the price, terms and conditions of such issuance of warrants and shares to be issued upon the exercise of the warrants within the limits set by this delegation;

•	carry out all necessary measures in order to protect the interests of the holders of warrants, in accordance with the applicable legal and regulatory provisions and, where applicable, contractual provisions providing for other cases of adjustments;

•	create a distinct class of warrant holders (masse) for each type of warrant with the same rights;

•	require, as the case may be, the repurchase of warrants;

•	suspend, where applicable, the exercise of the warrants during a period not to exceed three months;

•	acknowledge the completion of the share capital increases resulting from the exercise of the warrants; and

•	amend the articles of association accordingly and, in particular, article 6 of the Company’s articles of association in accordance with article 55 of Decree No. 67-236 of March 23, 1967 in order to indicate the identity of the beneficiary of the special advantages and the nature of such advantages and more generally to take all necessary measures.
      This authorization will remain effective for a period of one year from the date of this meeting.

Thirteenth Resolution

Authorization granted to the Board of Directors to increase the share capital through the issuance of Ordinary Shares, with subscription reserved to the participants in the Company’s Employee Savings Plan
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors and the Statutory Auditors’ special report, pursuant to articles L.443-1 et seq. of the French Labor Code and in accordance with articles L.225-138-1 and L.225-129-6 of the French Commercial Code,
      RESOLVED, to authorize the Board of Directors to increase the Company’s share capital up to a maximum nominal amount of 10,000 euros, on one or more occasions, and in its sole discretion, through issuances of shares of the Company reserved for the participants in the employee savings plan (Plan d’Épargne d’Éntreprise) of the Company and its French or foreign affiliates in accordance with Article L.225-180 of the French Commercial Code and Article L.444-3 of the French Labor Code (the “Members”), and
      RESOLVED FURTHER, that the subscription price shall be at least equal to the higher of the following prices:

(i)	80% of the average of the opening prices of the Company’s share as quoted on the market Eurolist by Euronexttm over the twenty consecutive trading days preceding the day of the decision to set the opening date for subscription; or

(ii)	85% of the closing price of the Company’s share as quoted on the market Eurolist by Euronexttm on the last trading day preceding the day of the decision to set the opening date for subscription, and
      RESOLVED FURTHER, that if 85% of the Company’s closing share price cited in (ii) above turns out to be greater than 100% of the average of the opening prices of the Company’s share as quoted on the market Eurolist by Euronexttm over the twenty consecutive trading days preceding the day of the decision to set the opening date for subscription, the subscription price will be equal to 100% of this average.
      RESOLVED FURTHER, to waive the preferential subscription right of the shareholders, in favor of the Members and to waive any rights to shares that may be issued or allocated pursuant to this resolution, and
      RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of association and shall become like existing shares from the effective date of their issuance, and
      RESOLVED FURTHER, that the Board of Directors may provide for the allocation, free of charge, of shares, it being specified that the total advantage resulting from this allocation as through a matching contribution, or where applicable, through a discount on the subscription price, may not exceed the limits imposed by legal or regulatory provisions, and
      RESOLVED FURTHER, that the Board of Directors will have full powers, with the right to delegate to the Chief Executive Officer or, with his agreement, to one or several Deputy Chief Executive Officers, to carry out this authorization and to set the amounts and conditions of the issuances realized pursuant to this authorization, or to defer or stay such a decision, as well as to decide the characteristics of the shares to be issued and, in particular, to set the subscription price, pursuant to the conditions set by this authorization, to set the dates, time limits, terms and conditions of the subscription, the payment terms, the delivery of the new shares and to request, if necessary, the listing of the new shares on the market Eurolist by Euronexttm or another market.
      RESOLVED FURTHER, that the Board of Directors will also have full powers, with the right delegate to the Chief Executive Officer or, with his agreement, to one or several Deputy Chief Executive Officers, to note the completion of the share capital increases up to the number of shares actually subscribed, to take, either directly or by proxy, all measures and to carry out all formalities required for the share capital increase and to amend the articles of association accordingly, and at its own discretion and if it deems necessary, to offset the expenses of the capital increases with the premiums associated with such issuances and to deduct from this amount the sums necessary to increase the statutory reserve to one-tenth of the new share capital following each share capital increase and more generally to take all necessary measures.
      This authorization is valid for a period ending at the end of annual meeting of shareholders called to approve the financial accounts of the fiscal year ended December 31, 2006.
Fourteenth Resolution

Delegation granted to the Board of Directors to increase the share capital through the issuance of Ordinary Shares, with subscription reserved to the 2004 Business Objects S.A. Employee Benefits Trust under the 2004 International Employee Stock Purchase Plan
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors and the Statutory Auditors’ special report, pursuant to the provisions of articles L.225-129, L.225-129-2 and L.225-138 of the French Commercial Code,
      RESOLVED, that the Board of Directors is hereby delegated the authority to increase the Company’s share capital by way up to a maximum nominal amount of 70,000 euros, through issuance of shares of the Company, on one or more occasions and in its sole discretion, subscription to which is reserved to the 2004 Business Objects S.A. Employee Benefits Trust,
      RESOLVED FURTHER, to waive the preferential rights of the shareholders to subscribe to the Company’s new shares that would be issued by virtue of this resolution, and to reserve the subscription to such new shares to 2004 Business Objects S.A. Employee Benefits Trust,
      RESOLVED FURTHER, that for each subscription period, as defined by the 2004 International Employee Stock Purchase Plan, the subscription price of one share shall be at least equal to 85% of the lowest closing price of the Company’s shares as reported on the market Eurolist by Euronexttm on the first day of the given subscription period and the last day of such offering period, as such prices are published by Euronext Paris S.A. or some other publication that the Board of Directors will deem reliable.
      RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of association and will become like existing shares from the effective date of their issuance, and
      RESOLVED FURTHER, that the Board of Directors is hereby granted full powers, with the right delegate to the Chief Executive Officer or, with his agreement, to one or several Deputy Chief Executive Officers, to execute the issuance as well as to defer or stay such a decision to it, and to set the issuance, set the amount of the issuances that will be realized by virtue of this delegation as well as the characteristics of the shares to be issued and, in particular, to fix the subscription price pursuant to the conditions set by this delegation, to fix the dates, time limits, the terms and conditions of the subscription, payment, delivery and right to dividends of the issued shares, and to request, if necessary, the listing of the new shares on the market Eurolist by Euronexttm or another market.
      RESOLVED FURTHER, that the Board of Directors is also hereby granted full powers, with the right delegate to the Chief Executive Officer or, with his agreement, to one or several Deputy Chief Executive Officers, to note the completion of the share capital increases up to the number of shares actually subscribed, to take, either directly or by proxy, all measures and to carry out all formalities required for the share capital increase and to amend the articles of association accordingly, and at its own discretion and if it deems necessary, to offset the expenses of the capital increases against the premiums associated with such issuances and to deduct from this amount the sums necessary to increase the statutory reserve to one-tenth of the new share capital following each share capital increase and more generally to take all necessary measures.

      This delegation is valid for a period of eighteen months following the date of the present meeting, provided that the issuance by executed during the maximum period of eighteen months following the date of the present meeting.
Fifteenth Resolution

Authorization granted to the Board of Directors to allocate, free of charge, existing Ordinary Shares, or to issue new Ordinary Shares, free of charge, to the employees and certain officers of the Company and to the employees of the Company’s subsidiaries
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors and the Statutory Auditors’ special report, pursuant to the provisions of articles L.225-197-1 et seq. of the French Commercial Code,
      RESOLVED, that the Board of Directors is hereby authorized to allocate (“Initial Allocation”), free of charge, on one or more occasions, new and/or existing free shares of the Company to the employees and officers of the Company and to the employees of its subsidiaries of the Company as defined by article L. 225-197-2 of the French Commercial Code (together called the “Beneficiaries”), within the limit of 0.13% of the share capital as of December 31, 2004.
      RESOLVED to authorize the Board of Directors to increase the Company’s share capital on one or more occasions and in its sole discretion, according to the number of issued share allocated under this authorization.
      RESOLVED, that the allocation of shares to their Beneficiaries will be definitive (“Definitive Allocation”) after a minimum 2-year period of acquisition from the date of the Initial Allocation.
      RESOLVED, that the Beneficiaries will have to keep the shares within a minimum 2-year period from the date of Definitive Allocation.
      RESOLVED FURTHER, that the Board of Directors is hereby granted full powers, to allocate free shares, determine namely the identity of the Beneficiaries and set the conditions and, at the case may be, the criteria of allocation of shares.
      RESOLVED FURTHER, to waive the preferential subscription right of the shareholders to subscribe to the Company’s new shares that would be issued by virtue of this authorization, and to waive any right they may have on the existing shares allocated under this authorization.
      RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of association and will become like existing shares from the effective date of their issuance, and
      RESOLVED FURTHER, that the Board of Directors is hereby granted full powers, to implement this authorization and namely set the term and conditions of the issuances implemented under this authorization as well as the characteristics of the allocated shares.
      RESOLVED FURTHER, that the Board of Directors is also hereby granted full powers, with the right delegate, to note the completion of the share capital increases up to the number of shares actually subscribed, to take, either directly or by proxy, all measures and to carry out all formalities required for the share capital increase and to amend the articles of association accordingly, to request, if necessary, the listing of the new shares on the market Eurolist by Euronext or another market and more generally to take all necessary measures.
      This delegation is valid for a period of thirty-eight months following the date of the present meeting.
      The Board of Directors shall inform the general meeting of the allocation carried out pursuant to this authorization in accordance with legal requirements, particularly Article L. 225-197-4 of the French Commercial Code.

Sixteenth Resolution

Approval of the amendment of article 7.2 of the Company’s articles of association in order to stipulate an additional obligation of disclosure in case of crossing the holding threshold of 2% of the total number of Ordinary Shares or voting rights
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      RESOLVED, to amend article 7.2 of the articles of association as follows:
      “In addition to the legal obligation to inform to the Company the holding of certain fractions of the capital or voting rights, any natural or legal person acting alone or in concert who becomes the acquirer of a number of shares equal to or greater than 2%, of the share capital or voting rights or a multiple of this percentage, shall within five trading days of crossing the holding threshold, inform the Company of the total number of shares or voting rights which this person holds by a registered letter incorporating a proof of delivery slip addressed to Company headquarters or by an equivalent means in accordance with foreign law. When the threshold is crossed as a result of a purchase or sale on the stock market, the period of five trading days allowed for disclosure begins to toll on the trading date of the securities and not their delivery date.
      This notification obligation also applies as set forth hereinabove whenever a new threshold of 2% is reached or has been crossed on the upper or lower limit, for whatever reason, up to and including the threshold of 50%.
      In determining the threshold stipulated hereinabove, both shares and/or voting rights held indirectly and shares and/or voting rights assimilated with shares and/or voting rights owned as defined in Articles L. 233-7 et seq. of the French Commercial Code.
      In each notification referred to above, the declaring shareholder must certify that the notification includes all shares held or owned as defined in the preceding paragraph and must also indicate the acquisition date(s).
      Investment fund management companies are required to provide such notification for the whole voting rights attached to all the Company’s shares held by the funds that they manage.
      Should this obligation to inform not be fulfilled and should one or more shareholders holding at least 2% of the share capital or voting rights so require, shares in excess of the fraction which should have been declared are deprived of the voting rights at any shareholders’ meeting held within the term of two years following the date of regularizing the notification. Request of the shareholders shall be recorded in the minutes and will be subject to the legal penalty referred to above.”
Seventeenth Resolution

Approval of the amendments of the Company’s articles of association to conform them to the new provisions of the French Commercial Code, as amended by French Decree No. 2004-604 dated June 24, 2004
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      RESOLVED, to amend the first paragraph of article 7.3 of the articles of association as follows:
      “The Company may request, in accordance with applicable law and regulations, at any time, at its own expense, from the central depositary that manages its securities accounts, as the case may be, the name, or the company name, the nationality, the year of birth or year of incorporation, and the address of the holder of securities having immediate or deferred access to the right to vote at its shareholders meeting, as well as the number of securities held by each of them, and, as the case may be, the restrictions attached to such securities.”
      RESOLVED to delete the last paragraph of article 8 of the articles of association.
      RESOLVED that the rest of the article 8 remains unchanged.
Eighteenth Resolution

Approval of the removal of the fifteenth, seventeenth and twenty-fourth paragraphs of the article 6 of the Company’s articles of association relating to the cancellation of warrants, following the resignation of certain Directors, in compliance with the provisions of the warrant agreements
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,
      WHEREAS, this general meeting is aware of the report of the Board of Directors,
      RESOLVED to delete the fifteenth, seventeenth and twenty-fourth paragraphs of article 6 of the articles of association.
      The rest of the article 6 remains unchanged.

III.	Resolutions within the authority of the Ordinary Shareholders’ Meeting
Nineteenth Resolution
      To grant full powers of attorney to carry out registrations and formalities
      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,
      RESOLVED, that the bearer of an original, a copy or an extract of the minutes of this shareholders’ meeting for the purposes of carrying out all necessary registrations, filings and formalities.

CUT HERE
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ANNEX A
REQUEST FOR INFORMATION FORM
BUSINESS OBJECTS S.A.
Registered office: 157-159 rue Anatole France
92300 Levallois-Perret
R.C.S. Nanterre B 379 821 994

ORDINARY AND EXTRAORDINARY
GENERAL MEETING OF SHAREHOLDERS ON JUNE 7, 2005 (1st call)
OR ON JUNE 14, 2005 (2nd call)
REQUEST FOR INFORMATION FORM
      I, the undersigned,                                                         residing at                                                                                 ,
holder of                      American Depositary Shares hereby request the sending of the documents and information concerning the mixed general meeting, as referred to in article 135 of the decree of March 23, 1967 on commercial companies.

Executed in ,
On                                           .

Documents to be returned to:

A-1

COMPANY FRENCH SAVINGS PLAN
As amended on December 16, 2004

Note: English version for information only – no legal value

Business Objects S.A. (“the Company”), a joint-stock company governed by a board of directors, headquartered at 157- 159 Rue Anatole France, 92300 Levallois-Perret, registered with the Company and Trade Registry of Nanterre under number B 379 821 994 and represented by Mr. Stéphane Massas, acting in his capacity as Vice President of European Human Ressources,

Has established, under the provisions of Title IV of Volume IV of the Labor Code,

A company savings plan (“the Plan”), intended to permit both current employees and those who have retired or taken early retirement from the Company to build a securities portfolio with Company assistance, subject to the provisions of this Plan Document.

RECITALS

Le Plan is intended to give Company employees a stake in its development and growth by purchasing Company shares under preferential conditions and holding them through the Business Objects Actionnariat company investment fund.

Other investment vehicles, including Capi-Equilibre, a diversified company investment fund and Capi-Sécurité, a secure company investment fund, are also available to participants wishing to diversify their investments.

This plan document set forth in particular the terms applicable to the capital increase reserved to Plan participants decided by the Chairmen of the Board on December 15, 2004, hereafter “the Capital Increase” in compliance with the delegation of the Board meeting of November 19, 2004. The Company shares purchased in the scope of this offer will be subscribed to via the Business Objects March 2005 company investment fund, then rapidly transferred to the Business Objects Actionnariat company investment fund.

This plan document supersedes and replaces that dated August 31, 2004. This replacement in no way effects the unavailability periods of blocked funds or the tax treatment of sums previously invested by Company employees under the applicable Plan Document.

TITLE I – ENROLLMENT IN THE PLAN

Article 1 –who is eligible

1.1	All Company employees are eligible to join the Plan after having “legally belonged” to the Company for at least three months. The notion of legally belonging means being an employee of the company, without subtracting for periods of suspension of the employment contract for whatever reason.

1.2	Retired Company employees, including those having taken early retirement, who joined the Plan before their departure and remained in the Plan from that date by maintaining their investment, whether partially or totally, in the Plan, may continue to make contributions to the Capi-Sécurité and Capi-Equilibre multi-company funds.

1.3	No voluntary contribution, except for that of an elective profit-sharing distribution payment, may be made as of the date of departure from the Company for any reason other than retirement or early retirement.

Article 2 – Enrollment formalities

Monetary contributions as well as the transfer of Company shares to the Plan entitle an employee to all rights attached to full Plan participation.

2.1 – Optional enrollment

Every Plan beneficiary making a voluntary contribution to the Plan fills in a participation form provided by the Company. Participation is effective from date of deposit of the form with the Human Resources Department of the Company.

2.2 – Automatic enrollment

As the amounts distributed within the scope of the statutory profit-sharing scheme are required to be paid into the Plan under the Company statutory profit-sharing agreement, no formalities for individual participation are therein required.

TITLE II – PLAN CONTRIBUTIONS

Article 3 – Origin of Plan contributions

Contributions can be made to the Plan by:

- The employee’s share of the special reserve of the statutory profit-sharing scheme under the terms of the profit-sharing agreement;

- The voluntary contribution of the elective profit-sharing distribution payment under the terms of the elective profit-sharing agreement;
- Other individual voluntary contributions;
- Company matching contributions, if so granted;
- Company shares resulting from an exercise of options granted under the provisions of Article L. 225-177 or Article L. 225-179 of the Commercial Code;
- The income and investment earnings on Plan assets, as well as the dividend and other tax credits applicable thereto, except certain income and products of the shares resulting from the exercise of the foregoing mentioned options, i.e the dividends, the avoir fiscal and the related tax credit and the cash resulting from the sale of the fractional rights under share capital increases by incorporation of profits, reserves and premiums..

Article 4 – Contribution Methods

4.1 – Statutory profit-sharing

Under the provisions of Article R. 442-10 of the Labor Code, the distribution of the statutory profit-sharing special reserve must be made to its beneficiaries before the first day of the fourth month following the closing of the fiscal year to which the distribution applies. After that date, the Company must calculate and add interest at a rate fixed by law to the profit-sharing payment. The interest must be paid at the same time as the principal and under the same conditions.

.
4.2 – Voluntary contributions

All Plan beneficiaries as defined under the clause 1.1 herein may make voluntary contributions to the Plan.

The total annual amount of the sums contributed by the Plan participant may not exceed the legal ceiling which, as of the date of this plan document, is one-quarter of the participant’s annual gross salary if an employee and one-quarter of the pension amount received per year if the participant is retired or has taken early retirement. Only voluntary contributions, defined as elective profit-sharing distribution amounts, regular and special contributions are taken into consideration for purposes of calculating the maximum annual contribution, not the other means of contribution.

4.2.1 – Elective profit-sharing distribution payment

Under the applicable Company elective profit-sharing agreement, the beneficiary of an elective profit-sharing plan may elect to contribute all or a part of his/her elective profit-sharing distribution payment.

4.2.2 – Regular contributions in the scope of annual savings plan

The employee participant may make voluntary contributions in the scope of an annual savings plan, wherein the participant fixes an annual contribution amount at the time of joining the Plan. The annual contribution amount may be increased or decreased at the beginning of each calendar year, up to a maximum of 160,000 euros per year.

Contributions, divided into four parts, are automatically deducted from the employee’s salary the last month of each quarter. Contributions can nonetheless be suspended, increased or decreased in the course of the year, as long as the Human Resources department is notified before the 5th of the month of the relevant suspension, increase or decrease.

4.2.3 – Special contributions

4.2.3.1 -Independent of any regular contributions, a participant may make special contributions to the Plan.

Special contributions are possible at any time, either by check or by payroll deduction.

4.2.3.2 –If the participant makes a special contribution to the Plan within the scope of the Capital Increase, the amount of this contribution may not exceed:

(i) Either 10% of the gross salary paid to the participant between September 1, 2004 and February 28, 2004, with the additional limitation that the authorized subscription amount is capped under section 423(b)(8) of the American Internal Revenue Code of 1986, as modified;
(ii) Or the exchange value of 500 “parts” of the Business Objects March 2005 fund.

The maximum number of “parts” of the Business Objects March 2005 fund to be purchased by the participant, within the limits set forth in (i) and (ii), is then multiplied by the total number of available shares in the scope of the offer and divided by the maximum number of Business Objects March 2005 fund “parts” to be purchased by all employees, within the limits set forth in (i) and (ii), and finally rounded down to a whole number.

4.2.4 – Contribution of Company shares resulting from the exercise of options

When the stock option beneficiary consents, subject to the conditions described under Article L. 225-177 or Article L. 225-179 of the Commercial Code, to use the holdings that s/he has under the Plan to exercise options, the resulting shares assigned to the participant are placed in the Plan.

Notwistanding the foregoing provisions, certain incomes or products of shares resulting from the exercise of options in accordance with the Article L 225-177 or Article L225-179 of the French Commercial Code will not be reinvested in the Plan and will be paid to their owners. These incomes and products are dividends, the avoir fiscal and any other tax credit, as well as the cash resulting from the sale of the fractional rights under share capital increases by incorporation of profits, reserves and premiums.

Article 5 — income, dividend and other tax credits

The income and return on amounts placed in the Plan are automatically reinvested therein. The same applies to relevant dividend and other tax credits, for which a refund will be requested from the administration.

TITLE III – ADMINISTRATION OF SUMS AND SHARES TO BE PAID INTO THE PLAN AND PARTICIPANT ASSETS

Article 6 – Investment Vehicles

6.1 – Investment of sums paid into the Plan

Sums paid into the Plan are used to purchase “parts”:

•	Of the Business Objects Actionnariat company investment fund, registered with the French securities and exchange commission (“AMF”) under number 07127, governed by Article L. 214-40 of the Monetary and Financial Code;

•	Of the Capi-Equilibre multi-company fund, registered with the French securities and exchange commission (“AMF”) under number 01538, governed by Article L. 214-39 of the Monetary and Financial Code;

•	Of the Capi-Sécurité multi-company fund, registered with the French securities and exchange commission (“AMF”) under number 03935, governed by Article L. 214-39 of the Monetary and Financial Code;

•	Of the Business Objects March 2005 multi-company fund currently in approval stages with the French securities and exchange commission (“AMF”) governed by Article L. 214-40 of the Monetary and Financial Code.

These funds together are referred to as the “Funds” herein.

The official Fund Document is available to all participants. All participants receive the relevant summary information.

The administration of the funds is provided by:

- Fongépar Gestion Financière, a joint-stock company , headquartered in Paris at 10 Place de Catalogne registered with the Paris Trade Registry under number B451 419 774, as the portfolio management company;

- CDC Finance-CDC Ixis a limited company governed by a board of directors and a monitoring committee, headquartered in Paris26/28 rue Neuve Tolbiac , registered with the Paris Trade Registry under number B 335 128 898, as trustee.

- Fongépar a limited company headquartered in Paris, 10 Place de Catalogne registered with the Paris Trade Registry under number B 692 042 310 as the plan administrator.

6.2 – Investment of Company shares placed into the Plan

The Company shares deposited into the Plan, as per the paragraph “Contribution of Company shares resulting from the exercise of options” from the “Methods of payment” article herein, are held in the individual securities accounts opened in the name of the participants, hereinafter “individual securities accounts”.

The share custodian is the Bank BNP PARIBAS Securities Services, , a joint-stock company with a capital of 165,279,835 euros, headquartered in Paris at 3 rue d’Antin, 75002 Paris, registered with the Paris Trade Registry under number 552 108 011.

Article 7 – Use of sums paid in and management of participant holdings

7.1 – Statutory profit-sharing plan special reserve

The participant chooses the fund(s) into which his or her statutory profit-sharing distribution is paid from among the Business Objects March 2005 fund, Capi-Equilibre and Capi-Sécurité. S/he in particular decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of the participant’s choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Sécurité.

7.2 – Elective profit-sharing distribution

When a beneficiary decides to invest all or a part of his elective profit-sharing distribution payment into the Plan, s/he chooses the fund(s) among Business Objects March 2005, Capi-Equilibre and Capi-Sécurité into which the amounts will be deposited. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of the participant’s choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Sécurité.

7.3 – Regular contributions

When a beneficiary decides to regularly contribute to the Plan, s/he may choose the fund(s) from the Capi-Equilibre and Capi-Sécurité funds. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of the participant’s choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Sécurité. This assignment remains valid for the duration of the fiscal year.

7.4 – Special contributions

When a beneficiary decides to make a special contribution to the Plan, s/he chooses the fund(s) from among the Capi-Equilibre and Capi-Sécurité funds into which the amounts will be deposited. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of his/her choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Sécurité.

Nonetheless, if the participant makes a special contribution to the Plan in the scope of the Capital Increase, s/he may choose the fund(s) from among Business Objects March 2005, Capi-Equilibre and Capi-Sécurité into which the amounts will be deposited. S/he specifically decides, where applicable, the allocation of the amounts between the various funds.

7.5 — Arbitrage from one fund to another

Any bearer of “parts” of any one of the following three funds: Business Objects Actionnariat, Capi-Equilibre and Capi-Sécurité, may request the transfer of all or a part of his/her holdings in a fund to one of the other two funds, or to both, within the following guidelines:

- Arbitrage may be requested at any time. To be processed on the basis of a valuation price, the arbitrage request must be made via the Sesalis website by 4:00pm at the latest the day before the valuation price is set;

- An arbitration may apply to holdings which are either available or blocked;

- No arbitrage of Business Objects Actionnariat “parts” can be processed if they have not been fully paid;
- No arbitrage of Business Objects Actionnariat “parts” can be processed if the sums paid to purchase these same “parts” were subject to an employer contribution as set forth in Article L. 443-7 of the Labor Code.

7.6 — Income, dividend and other tax credits

For each fund, the income and investment earnings on amounts placed in the funds, in addition to the dividend and other tax credits applicable thereto, are reinvested in the fund

The Company shares held in individual securities accounts, the income, dividends and applicable dividend tax credits are paid to the owners of the shares. Payments in kind (bonus shares or other amounts) are reinvested in the individual stock accounts.

Article 8 –participant assets

A portfolio manager keeps the accounts of Plan participants’ individual invested amounts. Each plan participant is the holder of an account opened in the books of said portfolio manager. This account is updated upon each contribution or withdrawal.

Plan participants’ assets are expressed:

- In “parts” and, where applicable, in fractions thereof, in the company investment fund or a multi-company fund, with each fund “part” equaling the same value of holdings included in said fund. Each participant is the owner of a number of “parts” and fractions thereof purchased via the sums paid in his or her name;

- in Company shares.

Fongépar a limited company, whose head office is located in Paris at10 Place de Catalogne, registered with the Paris Trade Registry under number B 692 042 310 serves as the portfolio manager for the Plan regarding the shares of the Company investment funds .

BNP PARIBAS Securities Services, a joint-stock company with a capital of 165,279,835 euros, headquartered in Paris at 3 rue d’Antin, 75002 Paris, registered with the Paris Trade Registry under number 552 108 011 serves as the portfolio manager for the Plan regarding the shares resulting from the exercise of the options.

TITRE IV – UNAVAILABILITY AND PAYMENT

Article 9 – Unavailability of assets and requests for withdrawal

9.1 – Amounts paid into the Plan

Amounts paid into the Plan are unavailable before the expiration of a five-year period, counting from the first day of the fourth month of the fiscal year in which the amounts were paid into the Plan.

The transfer of blocked holdings from one investment vehicle to another within the Plan under the conditions described in the paragraph entitled “Arbitrage from one fund to another” from the article entitled

“Use of sums paid in and management of participant holdings “ of this Plan Document does not effect the remaining duration of legal unavailability.

The participant may request that the amounts be released before the expiration of the unavailability period under the exceptional circumstances set forth in Article le R. 442-17 of the Labor Code.

As of the date of signature of this plan document, such circumstances are defined as the following:

a) Participant’s marriage or signing of a domestic partnership agreement;

b) Birth of a child or arrival of a child in participant’s household for purposes of adoption when the household already includes two dependent children ;
c) Divorce, separation or a dissolution of a domestic partnership agreement when formalized by a court decision assigning sole or shared custody of at least one child to the Plan participant;
d) Disability of participant, one of his/her children, a spouse or the person with whom s/he has entered into a domestic partnership agreement. This disability must fall within the definition provided in sections 2 and 3 of Article L. 341-4 of the Social Security Code and must be recognized by a decision of the Functional Commission on Counseling and Rehabilitation as per Article L. 323-11 or of the Regional Commission on Special Education if the disability rate reaches at least 80% and the person does not exercise any professional activity;
e) Death of the participant, a spouse or of the person with whom s/he has entered into the domestic partnership agreement;
f) Termination of the employment contract if the participant is an employee or termination of the term of office if the participant is a person mentioned in the third paragraph of Article L. 443-1 of the Labor Code;
g) Allocation of saved sums to: the creation or purchase of an industrial, commercial, craft or agricultural firm, by the participant, one of his/her children, a spouse or the person with whom s/he has entered into a domestic partnership agreement, either individually, or in the form of a company, as long as control is in fact exercised as per Article R. 351-43; the setting up of another non-wage-earning professional activity; or the purchase of partnership shares in a cooperative production society;
h) Allocation of saved sums to the purchase of or addition to a primary residence which creates a new livable area as defined in Article R. 111-2 Of the Construction and Housing Code, as long as a construction permit or preliminary building declaration exists, or to the repair of the primary residence following damaged sustained in a natural disaster as so classified by ministerial order;
i) Participant’s excessive debt as defined in Article L. 331-2 of the Consumer Code, upon request addressed to the employer’s company savings plan administrator, either by the president of the Commission of Individual Excessive Debt, or by a court, when the release of the amounts held is deemed necessary to the participant’s discharge of debts.

The participant’s request must be made within six months of the event prompting the request, except in the case of employment termination; death of a spouse or the person with whom s/he has entered into a domestic partnership agreement; disability; or excessive debt, which may occur at any moment.

Through June 16 to December 31, 2004, the employees could also request, before the expiration of the 5-year period of unavailability, the exceptional release of their shares of the FCPE acquired on or before July 16, 2004 under this Plan, within the limit of 10,000€ (excluding social taxes).

However, the release request relating to the shares of the FCPE Business Objects Actionnariat should concern a round number of shares.

9.2 – Company shares contributed to the Plan

Company shares contributed to the Plan, as per the paragraph 4.2.4 “Contribution of Company shares resulting from the exercise of options” from Article 4 herein entitled “Payment methods”, are unavailable before the expiration of a five-year period, counting from the date of the stock options exercise.

9.3 – Death of Plan participant

In case of the Plan participant’s death, his/her legal successors may request the liquidation of holdings.

Article 10 – Withdrawal of assets

Following expiration of the holding unavailability period, the participant may choose to request a withdrawal of all or a part of the holdings, or to stay in the Plan and continue to benefit from the advantages offered.

10.1 – Assets invested in the funds

For assets invested in the funds, requests for withdrawal are processed according to the procedures set forth in the fund regulations. In order to be processed on the basis of a valuation price, written requests accompanied by any necessary supporting documents, must be received no later than the day before the setting of the valuation price by the portfolio management company.

Early release of funds shall be made in a single payment of either partial of entire invested amounts, as directed by the employee.

10.2 – Company shares kept in individual stock accounts

For Company shares kept in individual stock accounts, withdrawal requests are send to the depositary bank and are met by cash payment of the amount of the sale of the shares after deduction of applicable taxes and fees.

Article 11 – Employee departure

When a Plan account holder leaves the Company without asserting his/her rights to released accounts or before the Company is able to liquidate all of participant’s holdings as of the departure date:

- The participant is furnished with a summary of his/her holdings to be filed in the company savings bankbook, separately listing the available holdings and including all necessary information to liquidate or transfer holdings;

- The participant is asked to furnish the address where s/he shall receive the notices relevant to his accounts;

- The participant is informed of the necessary steps to inform the Plan of any change of address.

When the account holder cannot be reached at his/her last known address, the holdings to which s/he has claim are retained by the company savings plan administrator, which shall proceed to liquidate after expiration of the 30 years’ prescription and pay the amount thus obtained to the Treasury Department.

TITLE V – INFORMATION, TAX AND SOCIAL REGIME, FEES

Article 12 – Participant Information

12.1 – How the Plan works

The staff members are informed of the existence and content of this Plan Document which is posted on the “Human Ressources” Web site of the Company.

All new hires also receive a copy of this Plan Document.

This Plan Document is furnished to employees upon request.

Any modification to the Plan Document is communicated to all Plan participants and Company employees by being posted on the “Human Ressources” Web site of the Company, and, at the case may be, also by sending of a release and/or a note.

A notice distributed to the beneficiaries wherein the nature and details of the offer are explained precedes every Company capital increase reserved to Plan participants

12.2 – Position of assets, investment methods and miscellaneous information

12.2.1 –Individual account statements

Each participant receives an account statement indicating the breakdown of their assets and their availability date:

- at the end of the quarter, when account movement has transpired over the course of that same period;

- at least once a year, on December 31.

12.2.2 — Minitel

Plan participants may use Minitel to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and release of funds.

12.2.3 – Voice response system

Plan participants may use voice response system to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and release of funds.

12.2.4 — Internet

Plan participants may use the Internet to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and release of funds. They may also use the Internet to arbitrate shares or “parts” within the Plan.

12.2.5 – Fund management report

Each “part” holder receives at least once a year a fund management report on the activities of the previous year for each of the funds in which s/he has holdings. This report is first submitted to the approval of the Fund supervisory board

Article 13 – Tax and social regime

Amounts paid into the Plan stemming from the special reserves for the statutory and elective profit-sharing schemes are not subject to personal income tax. Nor are these sums subject to the. levies described in employment and social security legislation. They are, however, subject to the “CSG” (generalized social levy) and “CRDS” (social security debt reduction contribution) charges.

Moreover, under the reinvestment terms set forth in the articles entitled “Origin of Plan contributions” and “Income, dividend and other tax credits” of this plan document, the income and returns on amounts invested in the Plan, as well as the dividend and other tax credits applicable thereto are not subject to income tax.

Finally, capital gains on the holdings are not subject to income tax, but are subject to “CSG” (generalized social levy), “CRDS” (social security debt reduction contribution), and other social charges.

As the available assets, the funds released through June 16 to December 31, 2004, relating to the liquidation of the FCPE shares acquired on or before July 16, 2004 under this Plan and in compliance with the law n° 2004-804 of August 9, 2004 for for the support of consumption and investment, are not subject to personal income tax). They are, however, subject to the social taxes (CSG, CRDS and social contributions).

Article 14 – Plan administration fees

14.1 – Portfolio management fees

The portfolio management fees for Plan participants’ accounts are paid by the Company.

In case of corporate bankruptcy reorganization or liquidation, the fees will be payable by the participants.

14.2 – Other fees

In order to facilitate the savings of its participants, the Company pays:

- the fund entry fees, except when due to arbitrage between funds;

- Service charges, auditor’s fees, and brokerage fees for the Business Objects Actionnariat fund;
- Custodial fees for Company shares.

Participants pay:

- the fund entry fees when they are due to arbitrage orders between funds;

- Service charges, auditor’s fees, and brokerage fees for Capi-Sécurité et Capi-Equilibre.

TITRE V – MISCELLANEOUS PROVISIONS

Article 15 – Conflict resolution

Any participant claim regarding the administration of the Plan should be forwarded, in writing, setting out the nature of the request. If the claim cannot be settled, the case will be heard before a court of competent jurisdiction.

Article 16 – Entry into effect, duration, modifications and termination of plan

16.1 – Entry into effect and duration of Plan

This plan document shall take effect as of the date of signature. They are to apply for the duration of the fiscal year, and can be renewed by tacit agreement by fiscal year periods.

The fiscal year of the Plan begins January 1 and ends December 31. The first fiscal year will end December 31 2004 and is therefore, exceptionally, of a shorter duration.

16.2 — Modifications and termination of the Plan

The signatory of this Plan Document may modify or terminate the Plan. Any such decision is recorded through written amendment to the Plan Document. Modifications or termination shall take effect as per the conditions set forth in the amendment.

ARTICLE 17 – Consultation between labour and management

In conformity with Article L.443-1 of the Labor Code, the Plan Document was submitted to Company labor and management for their input. The Workers’ Council was consulted. The meeting minutes of the Workers’ Council meeting wherein its input was requested is annexed to this Document.

ARTICLE 18 – Final clauses

This Plan Document was concluded on the date cited below, having observed the 15-day minimum waiting period following the Company labor-management consultation required under L.443-1 of the Labor Code. Five original copies of the Plan Document and its annexes shall be, at the Company’s request, immediately deposited with the relevant Regional Labor, Employment and Continuing Education Department to which the Company is assigned.

Executed in Levallois-Perret, December, 16, 2004 in ten original copies

BUSINESS OBJECTS S.A.
2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN,
adopted on June 10, 2004
as amended on June __, 2005

     The following terms and conditions constitute the provisions of the 2004 International Employee Stock Purchase Plan of Business Objects S.A, as approved by the extraordinary general meetings of shareholders of June 10, 2004 and amended by the Board at its meeting on October 21, 2004 and the Shareholders at its meeting on June___, 2005 .

1.	Purpose.

     The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to subscribe Shares through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(A) “Administrator” means the Board or any committee designated by the Board to administer the Plan pursuant to Section 14.
(B) “ADR” shall mean an American Depositary Receipt evidencing American Depositary Shares corresponding to Shares.
(C) “ADS” shall mean an American Depositary Share corresponding to Shares
(D) “Board” shall mean the Board of Directors of Business Objects S.A.
(E) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(F) “Company” shall mean Business Objects S.A., a corporation organized under the laws of the Republic of France.
(G) “Compensation” shall mean all base straight time gross earnings and sales commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.
(H) “Custodian” shall mean Banque BNP Paribas, or any successor or successors thereto.
(I) “Depositary” shall mean the Bank of New York, or any successor or successors thereto.
(J) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
(K) “Employee” shall mean any individual who is an Employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis) that the definition of Employee will or will not include an individual if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (3) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (4) is an officer or other manager, or (5) is a highly compensated employee under Section 414(q) of the Code.
(L) “Enrollment Date” shall mean the first day of each Offering Period.
(M) “Exercise Date” shall mean the last day of each Offering Period.
(N) “Fair Market Value” means, as of any date, the closing sale price in euros for one Share (or the closing bid, if no sales were registered) as quoted on Eurolist by Euronext TM as reported in La Tribune, or such other source as the Administrator deems reliable, on the day of determination.
(O) “Offering Period” shall mean a period of approximately six (6) months, commencing on the first Trading Day on or after May 1 and terminating on the first Trading Day on or after the following November 1, or commencing on the first Trading Day on or after November 1 and terminating on the first

Trading Day on or after the following May 1, at the beginning of which an option may be granted and at the end of which an option may be exercised pursuant to the Plan. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(P) “Plan” shall mean this 2004 International Employee Stock Purchase Plan.
(Q) “Shares” shall mean ordinary shares of the Company with a nominal value of €0.10.
(R) “Subscription Price” shall mean an amount no less than 85% of the Fair Market Value of a Share on the Enrollment Date or 85% of the Fair Market Value of a Share on the Exercise Date, whichever is lower, provided the Subscription Price may be adjusted pursuant to Section 19. For countries with currencies denominated in other than the Euro (or tied to the Euro), the local currency equivalent of the Subscription Price will be determined using the actual conversion rate from local currency into Euro on the date the funds are transferred to the 2004 Business Objects S.A. Employee Benefits Trust. This date may or may not be the Exercise Date.
(S) “Reserves” shall mean the maximum number of Shares, which have been authorized for issuance under the Plan pursuant to Section 12 hereof.
(T) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
(U) “Trading Day” means a day on which the Eurolist by Euronext tm is open for trading.
(V) “Trust” shall mean the trust created by the Company under the Trust Agreement;
(W) “Trust Agreement” shall mean the trust agreement between the Company and the Trustee in favor of each of the Employees, attached hereto as Exhibit C.
(X) “Trustee” shall mean the trustee or trustees of the Trust.

3.	Eligibility.

     (A) Any Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan, subject to the requirements of Section 5.

     (B) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to subscribe or purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent his or her rights to subscribe or purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined with reference to the fair market value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.	Offering Periods.

     The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 each year, or on such other date as the Administrator shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation.

     (A) An eligible Employee may become a participant in the Plan by (i) completing a subscription agreement authorizing payroll deductions in the form determined by the Administrator and submitting it to the Company’s or a Designated Subsidiary’s payroll office (or their designee) prior to the applicable Enrollment Date, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.
     (B) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

     (A) At the time a participant enrolls in the Plan pursuant to Section 5, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount, together with amounts contributed under the Company’s Plan d’Epargne d’Entreprise (the “Employee Savings Plan”), of no less than 1% and not to exceed ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

     (B) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. After the last payday in an Offering Period such payroll deductions shall be transferred to the Trust as soon as practicable. Funds may be advanced by a Designated Subsidiary to the Trust, or by the Trust to the Company, as necessary or convenient under any applicable law or regulation. A participant may not make any additional payments into his or her account, either with the Company, a Designated Subsidiary, or the Trust.
     (C) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s or Designated Subsidiary’s payroll office (or their designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s or Designated Subsidiary’s receipt of the new subscription agreement unless the Company or Designated Subsidiary elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
     (D) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(B) hereof, a participant’s payroll deductions may be decreased to 0%. Subject to Section 423(b)(8) of the Code and Section 3(B) hereof, payroll deductions shall recommence at the rate at the rate most recently elected by the participant at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.
     (E) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Shares issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Designated Subsidiary’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company or Designated Subsidiary may, if required by the laws of the country of residence of the participant, withhold from the participant’s compensation the amount necessary for the Company or Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or Designated Subsidiary any tax deductions or benefits attributable to sale or early disposition of Shares by the Employee. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a participant may subscribe during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10.

7.	Grant of Option.

     On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to subscribe on the Exercise Date of such Offering Period (at the applicable Subscription Price) up to a number of Shares (in the form of ADSs) determined by dividing such Employee’s payroll deductions accumulated and transferred to the Trust on or prior to such Exercise Date by the applicable Subscription Price; provided that in no event shall an Employee be permitted to subscribe during each Offering Period more than 500 Shares, subject to adjustment as provided in Section 18 hereof; and provided further, that such subscription shall be subject to the limitations set forth in Sections 3(B) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof, and shall expire on the last day of the Offering Period.

8.	Exercise of Option

     (A) With respect to each Exercise Date, the Company shall issue Shares to the Trust in accordance with Section 1.3 of the Trust, sufficient to meet its obligations to participating Employees under the Plan.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, notice of exercise of his or her option shall be deemed to have been given by the participant and his or her option for the subscription of Shares (in the form of ADSs) shall be exercised automatically by the Trustee on the Exercise Date, and the maximum number of full shares subject to such option shall be subscribed for such participant by the Trustee at the applicable Subscription Price with the accumulated payroll deductions in his or her account with the Trust. Per Company’s instruction, the Custodian issues the subscribed Shares and delivers them to the Depositary which converts the Shares into ADSs; provided, however, no Shares shall be subscribed which would result in the Employee receiving a fractional ADS; any payroll deductions accumulated in a participant’s account which are not sufficient to subscribe a full ADS shall be retained in the participant’s account for use in the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account (whether due to withdrawal by the participant from the Plan pursuant to Section 10, termination of the Plan in accordance with Section 19, or otherwise) after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to subscribe ADSs hereunder is exercisable only by him or her.

     (B) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the Shares available for subscription on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to subscribe Shares on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the Shares available for subscription on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to subscribe Shares on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.	Delivery

     As promptly as practicable after each Exercise Date on which a subscription of Shares occurs, the Company shall arrange the delivery of ADSs representing the Shares subscribed upon exercise of options by the Trustee for the participating Employees to the Trust.

10.	Withdrawal; Termination of Employment

     (A) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the subscription of ADSs will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.
     (B) Upon a participant’s ceasing to be an Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant’s option will be automatically terminated; provided, however, that any payroll deductions held by the Trust in an individual account for an Employee shall be subject to the terms of such Trust. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

     (C) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.	Interest

     No interest shall accrue on the payroll deductions of a participant in the Plan.

12.	SHARES

     (A) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of Shares which will be made available for sale under the Plan will be 1,175,000 Shares, including 475,000 Shares approved at extraordinary shareholders’ meetings on June 10, 2004 and 700,000 Shares approved at extraordinary shareholders’ meetings on June ___, 2005. Capital increases to meet the Company’s obligations under the Plan shall be determined and approved at extraordinary shareholders’ meetings to be held at the same time as the annual shareholders’ meetings of the Company, as necessary.
     (B) The Board shall, subject to shareholders authorization, from time to time reserve and issue to the Trust a number of Shares sufficient to meet its obligations under the current Offering Period of the Plan. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall distribute all of the Shares remaining available for subscription under the Plan to the Trust, which shall make an allocation as provided in Section 8(B).
     (C) The participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.
     (D) ADSs to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or in street name to be deposited with a broker.

13.	Administration

     The Plan shall be administered by the Board (or a committee thereof) or the board of directors of a participating Subsidiary (or a committee thereof), as the case may be. Such board or committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan with respect to any Employee of such Company or Subsidiary; provided, however, that any such construction, interpretation, application, determination and/or adjudication shall be subject to any terms, constructions, conditions, provisions, interpretations, determinations, adjudications, or decisions as may be adopted or made by the Administrator from time to time. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14.	Designation of Beneficiary

     (A) A participant, except for a participant who is an Employee of Business Objects (U.K) Ltd., Business Objects Software Ltd. and any other Designated Subsidiary incorporated in United Kingdom or in Ireland, may file a written designation of a beneficiary who is to receive any ADSs and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such ADSs and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
     (B) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall cause such ADSs and/or cash to be delivered to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may cause such ADSs and/or cash to be delivered to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     (C) All beneficiary designations under this Section 14 will be made in such form and manner as the Administrator may prescribe from time to time.

15.	Transferability

     Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	Use of Funds

     All payroll deductions received or held by the Company or Subsidiary under the Plan for its Employees may be used by the Company or such Subsidiary, as the case may be, for any corporate purpose, and the Company or Subsidiary shall not be obligated to segregate such payroll deductions. Notwithstanding the preceding sentence, all payroll deductions transferred to and held by the Trust shall be used solely by the Trust as specified in the Trust Agreement attached hereto as Exhibit C. Until ADSs are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such ADSs.

17.	Reports

     Individual accounts will be maintained for each participating Employee by the Company or the Designated Subsidiary as well as the Trust. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Subscription Price, the number of ADSs subscribed and the remaining cash balance, if any, for the period covered by such statement.

18.	Adjustments Upon Changes in Capitalization

     (A) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator will, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the Subscription Price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7.
     (B) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period and the Plan will terminate immediately prior to the consummation of such proposed action and any and all accumulated payroll deductions will be returned to the participating Employees in accordance with Section 19(A), unless otherwise provided by the Administrator.
     (C) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”) or to cancel each outstanding right to subscribe and refund all sums collected from participants during the Offering Period then in progress. If the Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise

Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to subscribe, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of ordinary shares for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares and the sale of assets or merger.

19.	Amendment or Termination

     (A) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination or suspension of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.
     (B) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the subscription of Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
     (C) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
               (i) altering the Subscription Price for any Offering Period including an Offering Period underway at the time of the change in Subscription Price;
               (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
               (iii) allocating Shares.
Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

20.	Notices.

     All notices or other communications by a participant to the Company or Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Designated Subsidiary at the location, or by the person, designated by the Company or Designated Subsidiary for the receipt thereof.

21.	Conditions Upon Issuance.

     Neither Shares nor ADSs or ADRs shall be issued with respect to an option unless the exercise of such option and the issuance and delivery of such ADSs or ADRs pursuant thereto, as well as the issuance of shares from the Company to the Trust and the transfer of shares from the Trust to the Employees, shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, French Commercial Code, and the requirements of any stock exchange upon which the Shares or ADSs may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company or Trustee may require the person exercising such option to represent and warrant at the time of any such exercise that the ADSs are being subscribed only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.	Term of Plan

     The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 19 hereof.

23.	Governing Law and Jurisdiction

     This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except for that body of law pertaining to conflicts of laws.
* * *

Exhibit A

BUSINESS OBJECTS S.A.

2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

PARTICIPATION AGREEMENT

___Original Application	Original Enrollment Date:
___Change in Payroll Deduction Rate	Change Notice Date:

1.                                                              hereby elects to participate in the Business Objects S.A. 2004 International Employee Stock Purchase Plan (the “International Employee Stock Purchase Plan”).

2. I hereby authorize the Company or any Designated Subsidiary of which I am an Employee to make payroll deductions from each paycheck in the amount of                     % of my Compensation on each payday (together with amounts contributed under the Company’s Employee Savings Plan, no less than 1% and not to exceed 10% during the Offering Period in accordance with the International Employee Stock Purchase Plan. Please note that only whole percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated in order to exercise the option(s) granted to me pursuant to the International Employee Stock Purchase Plan and to purchase ADSs representing Shares at the applicable Purchase Price determined in accordance with the International Employee Stock Purchase Plan. I understand that if I do not elect to withdraw from an Offering Period, any accumulated payroll deductions will be used by the Trustee to automatically exercise my option.

4. I have received a copy of the complete International Employee Stock Purchase Plan. I understand that my participation in the International Employee Stock Purchase Plan is in all respects subject to the terms of the Plan (including, without limitation, the Trust Agreement, which is attached as Exhibit C thereto). I understand that the grant of the option by the Company under this Participation Agreement may be subject to obtaining shareholder approval of the International Employee Stock Purchase Plan, any Exhibit thereto and/or any amendment thereto.

5. ADSs purchased for me under the Employee Stock Purchase Plan should be issued in the name of (Employee Only):

6. I understand that, notwithstanding any other provision of this Participation Agreement or the International Employee Stock Purchase Plan:

     (A) neither the International Employee Stock Purchase Plan nor this Participation Agreement shall form any part of any contract of employment between the Company or any Designated Subsidiary and any Employees of any such company, and it shall not confer on any participant any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Designated Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any subsidiary;

     (B) the benefits to participants under the Plan shall not form any part of their wages, pay or remuneration or count as wages, pay or remuneration for pension fund or other purposes except if applicable for tax purposes

     (C) in no circumstances shall any Employee on ceasing to hold his or her office or employment by virtue of which he or she is or may be eligible to participate in the International Employee Stock Purchase Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan, which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

     (D) the Company expressly retains the right to terminate the International Employee Stock Purchase Plan at any time and that I will have no right to continue to receive option grants under the International Employee Stock Purchase Plan in such event.

7. I understand that I may be subject to taxation as a result of my participation under the International Employee Stock Purchase Plan. I understand that although the basis for taxation may be calculated based upon the fair market value of the Shares at the exercise date, the Shares may/will not be deposited into my broker account on that day for at least 5 business days subsequent to the exercise date. I therefore understand that there may be a loss of value between the exercise date and the date Shares are deposited into my broker account., I have consulted any tax advisors in connection with my participation under the International Employee Stock Purchase Plan that I deem advisable, and have not relied on the Company for tax advice.

8. I understand that investment purchasing in Shares purchased under the International Stock Purchase Plan is not a risk free investment and is subject to a risk of loss in whole or part.

9. I hereby agree to be bound by the terms of the International Employee Stock Purchase Plan. The effectiveness of this Participation Agreement is dependent upon my eligibility to participate in the International Employee Stock Purchase Plan.

10. I hereby agree to permit (i) the Company or a Company agent to transfer my tax identification, address and other necessary personal information to a broker selected by the Company for the purpose of opening an International Employee Stock Purchase Plan related brokerage account in my name and ii) a broker selected by company to open said account. I consent to the transfer of the aforementioned personal information to any country as required by Company to administer the International Employee Stock Purchase Plan including, without limitation, the United States.

I UNDERSTAND THAT THIS PARTICIPATION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS I TERMINATE MY PARTICIPATION AS EVIDENCED BY ME SUBMITTING A NEW PARTICIPATION AGREEMENT WITH THIS SO INDICATED.

Employee’s Taxpayer
Identification Number (SS#):

Employer:

Employee’s Address:

Signature of Employee

Date:

Exhibit B

BUSINESS OBJECTS S.A.

2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

     The undersigned participant in the Offering Period of the Business Objects S.A. 2004 International Employee Stock Purchase Plan which began on (the “Enrollment Date”) hereby notifies the Company or Designated Subsidiary that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company or Designated Subsidiary to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with the Company or Designated Subsidiary with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of ADSs in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company or Designated Subsidiary a new Participation Agreement.

Name and Address of Participant:

Signature:

Date:

Exhibit C

BUSINESS OBJECTS S.A.

2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

2004 BUSINESS OBJECTS S.A. EMPLOYEE BENEFITS TRUST AGREEMENT

     This declaration of trust and trust agreement (the “Trust Agreement”) is made and entered into this 10th day of June, 2004 by and between Business Objects S.A., a corporation organized under the laws of the Republic of France (the “Company”) and Allecon Stock Associates L.L.C. organized under the laws of the State of Michigan, United States (the “Trustee”), in favor of each of the Employees. All terms not defined herein will have the meanings ascribed to them in the Company’s 2004 International Employee Stock Purchase Plan (the “Plan”).

RECITALS:

A. The shareholders of the Company formally authorized the Plan on June 10, 2004, pursuant to which the Employees will receive options to purchase ADS of the Company, corresponding to Shares of the Company.

B. On June 10, 2004, the shareholders of the Company also approved the establishment of the 2004 Business Objects S.A. Employee Benefits Trust (the “Trust”) as a fiscal intermediary and paying agent to facilitate implementation of the Plan.

     NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE 0
DEFINITIONS

(A) “ADR” shall mean an American Depositary Receipt evidencing American Depositary Shares corresponding to Shares.

(B) “ADS” shall mean an American Depositary Share corresponding to Shares
(C) “Board” shall mean the Board of Directors of Business Objects S.A.
(D) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(E) “Company” shall mean Business Objects S.A., a corporation organized under the laws of the Republic of France.
(F) “Custodian” shall mean Banque BNP Paribas, or any successor or successors thereto.
(G) “Depositary” shall mean the Bank of New York, or any successor or successors thereto.
(H) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
(I) “Employee” shall mean any individual who is an Employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.
(J) “Exercise Date” shall mean the last day of each Offering Period.
(K) “Plan” shall mean this 2004 International Employee Stock Purchase Plan.
(L) “Shares” shall mean ordinary shares with a nominal value of €0.10, of the Company.
(M) “Reserves” shall mean the maximum number of Shares, which have been authorized for issuance under the Plan pursuant to Section 12 hereof.
(N) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(O) “Trust” shall mean the trust created by the Company under the Trust Agreement;

ARTICLE I
CREATION AND FUNDING OF TRUST

     I.1 Creation of Trust. The 2004 Business Objects S.A. Employee Benefits Trust (the “Trust”) is hereby created. Company hereby appoints the Trustee, and irrevocably grants, assigns, transfers, conveys and delivers to the Trustee, and the Trustee hereby accepts, any and all property as specified in Section 1.2, in trust for the use and purposes hereinafter stated, and the Trustee agrees to and does hereby accept the foregoing property subject to such Trust.

     I.2 Initial Funding. Concurrently with the execution of this Trust Agreement, the Company is conveying to the Trust twenty-five (25) dollars.

     I.3 Contributions of the Company. From time to time, the Company shall issue Shares (to be transferred by the Custodian to the Depositary which will convert the Shares into ADSs and shall deliver to participating Employees in the form of ADRs or to a broker in the form of ADSs) and/or cash to the Trust in such amounts and at such times as required for the Company to fulfill its obligations under the Plan and this Trust Agreement. Such Share or cash, when contributed to the Trust, shall be used and applied by the Trustee in accordance with the terms of this Trust Agreement.

     I.4 Contributions of Payroll Deductions. From time to time, as required by and in accordance with the terms of the Plan, the Company and/or any of its Subsidiaries shall contribute to the Trust the accumulated payroll deductions of the Employees to be applied towards the exercise of options held by such Employees.

ARTICLE II
EMPLOYEE ACCOUNTS

     II.1 Individual Accounts. The Trustee shall establish and maintain on its books a separate account for each participating Employee. All contributions of payroll deductions pursuant to Section 1.4 by the Company shall be allocated to individual accounts within the Trust on the basis of each Employee’s accumulated payroll deduction for the relevant offering period under the Plan.

     II.2 Application of Funds in Individual Accounts. The cash contributed to the individual accounts shall be applied to exercise the options of the Employees in accordance with the terms of the Plan.

ARTICLE III
DISTRIBUTIONS

     III.1 Distributions of ADS to Employees. The Trustee shall as soon as practicable after the Exercise Date, exercise the options of each Employee in accordance with the terms of the Plan. Accordingly the Custodian shall issue the Shares and deliver them with the Depositary which shall convert the Shares into ADSs and shall deliver ADRs to each Employee, or ADSs to such Employee’s broker.

     III.2 Distributions of Payroll Deductions to the Company. The Trustee shall distribute the payroll deductions contributed pursuant to Section 1.4 to the Company in accordance with the terms of the Plan.

ARTICLE IV
NAME, DURATION AND TERMINATION OF TRUST

     IV.1 Name. This Trust shall be known as the “2004 Business Objects S.A. Employee Benefits Trust.”

     IV.2 Nature. This trust shall be a grantor trust within the meaning of the Code and shall be subject to the claims of the Company’s general creditors, to the extent that the assets of the Trust would be otherwise so subject.

     IV.3 Duration. This Trust shall be revocable and may be revoked by the Company at any time. Unless sooner revoked, it shall terminate at the earlier of: (a) twenty (20) years from the effective date of the Plan, or (b) upon the termination of the Plan and the satisfaction of all obligations thereunder.

     IV.4 Distributions by Trustee on Termination. Upon termination of the Trust, the Trustee shall distribute or apply any cash contributed pursuant to Section 1.3 to the Company, and any cash contributed pursuant to Section 1.4 in the individual accounts to the appropriate Employees; provided, however, that the Trustee may, but only on the advice of counsel, retain a reasonable sum for payment of or to provide for all known claims against and expenses of the Trust and the Trustee, but only from contributions made pursuant to Section 1.3.

ARTICLE V
PURPOSE OF TRUST AND LIMITATIONS OF TRUSTEE

     The sole purpose of this Trust is for use in the administration of the Plan. The Trust shall not be nor have the power to be an organization having as a purpose the carrying on of any trade or business. This Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership, joint venture or any other entity formed to conduct trade or business.

ARTICLE VI
POWERS OF THE TRUSTEE

     VI.1 General Powers. In addition to such powers as may from time to time be granted to the Trustee, the Trustee may take all such actions and is hereby granted such powers as may appear necessary or proper to comply with the laws of the appropriate jurisdictions and to effectuate and carry out the terms and purposes of the Trust Agreement. The Trustee shall hold legal and equitable title to all assets at any time constituting a part of the Trust and shall hold such assets in Trust to be administered and disposed of by the Trustee pursuant to the terms of this Trust Agreement for the benefit of the Employees or the Company as the case may be.

     VI.2 Specific Powers Exercisable by Trustee. The Trustee shall have the following specific powers, and the enumeration of such powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized in any other section or provision of this Trust Agreement:

               (A) To sell or otherwise dispose of any of the Trust Assets in exchange for the fair market value thereof.

               (B) To prosecute or defend litigation (in the name of the Trust, the beneficiaries, or otherwise) and to pay, discharge or otherwise satisfy claims, liabilities, and expenses and to pay all expenses incurred in connection therewith, to carry such insurance, as the Trustee shall determine, to protect the Trust and the Trustee from liability.

               (C) To invest any cash not yet available for distribution in accordance with the terms of this Trust Agreement in demand and time deposits in banks or savings institutions, short-term certificates of deposit, treasury bills, or money market account instruments. Any interest earned from such investments shall be applied towards payment of the Trustee’s compensation (determined pursuant to Section 9.1) or other expenses of the Trust. Notwithstanding the preceding sentence, if such interest is in excess of the amount required to compensate the Trustee or to pay any other expenses of the Trust, such excess shall be distributed to the Company.

               (D) While serving as Trustee to engage legal counsel for the benefit of the Trustee. The Company, however, shall be obligated to pay the fees and expenses of such counsel. In addition, the Trustee may engage such other consultants as the Trustee shall see fit to assist in the administration of the Trust, and such consultant’s fees shall also be the obligation of the Company.

ARTICLE VII
AMENDMENT OF TRUST AGREEMENT

     This Trust Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee and the Company.

ARTICLE VIII
ACCEPTANCE BY TRUSTEE

     VIII.1 Acceptance of Appointment. The Trustee hereby accepts its appointment made in this Trust Agreement subject to the conditions enumerated below and agrees to act as Trustee pursuant to the terms hereof.

               (A) The Trustee shall in no case or event be liable for any damage caused by the exercise of its discretion as authorized in this Trust Agreement in any particular manner, or for any other reason, except gross negligence or willful misconduct, nor shall the Trustee be liable or responsible for forgeries or false impersonation. .

               (B) If any controversy arises between the parties hereto or with any third person with respect to the subject matter of the Trust or its terms or conditions, the Trustee shall not be required to determine the same or take any action in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as the Trustee may reasonably require.

               (C) The Trustee may utilize or be reimbursed only from the Trust assets contributed pursuant to Section 1.3 (to the extent that it is not directly paid by the Company) with respect to all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, or as attorneys’ fees and expenses) reasonably incurred by the Trustee in connection with the defense or disposition of any action, suit or other proceeding in which the Trustee may be involved or with which the Trustee may be threatened by reason of its being or having been a Trustee pursuant to this Trust Agreement, except with respect to any matter as to which the Trustee shall have been adjudicated to have acted in bad faith or with willful misfeasance, reckless disregard of its duties or gross negligence.

               (D) Notwithstanding any other provision of this Trust Agreement, the Trustee’s responsibility for payment of or provision for any claims against or liabilities or expenses of the Trust or the Trustee shall be limited to the property and assets in the Trust and shall be dischargeable only therefrom.

ARTICLE IX
TRUSTEE’S EXPENSES

     9.1 Trustee Compensation. The Trustee shall be entitled to such reasonable compensation for its services as shall be agreed upon in writing by the Company and the Trustee. To the extent the compensation and expenses of the Trustee are not paid directly by the Company, they shall be paid by the Trust pursuant to Section 6.2(c) or out of assets contributed pursuant to Section 1.3, or a combination thereof. Notwithstanding the preceding two sentences or any other provision of this Trust Agreement, if the Trustee is an Employee he or she shall receive no additional compensation for service as Trustee.

ARTICLE X
RESIGNATION AND REMOVAL OF TRUSTEE

     X.1 Trustee Resignation. The Trustee shall have the right to resign at any time upon fifteen (15) days written notice to the Company. Upon such resignation, the Company shall appoint a successor Trustee.

     X.2 Removal of Trustee. A Trustee may be removed and its duties terminated at any time, and its successor appointed, by the Company.

ARTICLE XI
GOVERNING LAW

     The Trust has been accepted by the Trustee and will be administered in the State of California, and its validity, construction and all rights hereunder, and the validity and construction of this Trust shall be governed by the laws of that State.

     All matters affecting the title, ownership and transferability of any security, whether created or held hereunder, shall be governed by all applicable federal, state, foreign securities laws.

ARTICLE XII
SEVERABILITY

     In the event any provision of this Trust Agreement or the application thereof to any person or circumstance shall be finally determined to be invalid or unenforceable to any extent, the remainder of this Trust Agreement , or the application of such provision to persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Trust shall be valid and enforced to the fullest extent permitted by law.

ARTICLE XIII
COUNTERPARTS

     This Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust Agreement on the day and year hereinabove first written.

“Company”	Business Objects S.A., a corporation organized under the laws of the Republic of France

By: Bernard Liautaud
President and Chief Executive Officer

“Trustee”	Allecon Stock Associates L.L.C. organized under the laws of the State of Michigan, United States

By: James McBride

President

BUSINESS OBJECTS S.A.

Instructions to THE BANK OF NEW YORK, as Depositary
(Must be received prior to the close of business on June 6, 2005

     The undersigned Holder of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to cause to be voted the Deposited Securities corresponding to such Shares registered in the name of the undersigned on the books of the Depositary as of the close of business on April 15, 2005 at the Ordinary and Extraordinary General Meeting of Shareholders of Business Objects S.A. (the “Company”) to be held in France, on June 7, 2005 (First Call) and, if needed, on June 14, 2005 (Second Call), and any adjournments thereafter, in respect of the Resolutions specified in the Notice of Meeting.

NOTES:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box.

It is understood that if (i) a Voting Instruction Card which is signed but on which no voting instructions are indicated, (ii) a Voting Instruction Card is improperly completed, or (iii) no Voting Instruction Card is received by the Depositary from a Holder of American Depositary Shares on or before June 6, 2005, the Depositary will deem such Holder to have instructed the Depositary to give a proxy to the President of the Meeting to vote in favor of each proposal recommended by the Board of Directors of the Company and against each proposal opposed by the Board of Directors of the Company.

BUSINESS OBJECTS S.A. P.O. BOX 11395 NEW YORK, N.Y. 10203-0395
To include any comments, please mark this box.	☐

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN
Within the authority of the Ordinary Shareholders’ Meeting:

1.	Approval of the statutory financial statements for the fiscal year ended December 31, 2004;	☐	☐	☐

2.	Approval of the consolidated financial statements for the fiscal year ended December 31, 2004;	☐	☐	☐

3.	Allocation of earnings for the fiscal year ended December 31, 2004;	☐	☐	☐

4.	Renewal of the term of office of Mr. Gerald Held as Director;	☐	☐	☐

5.	Ratification of the appointment of Mr. Carl Pascarella as Director;	☐	☐	☐

6.	Appointment of, as replacements for the second statutory auditors, Deloitte Touche Tohmatsu, and the second alternate statutory auditors, BEAS, of BDO Marque & Gendrot, as second statutory auditors and Rouer, Bernard, Bretout, as second alternate statutory auditors;	☐	☐	☐

7.	Ratification of regulated agreements;	☐	☐	☐

8.	Increase of the aggregate amount of authorized directors’ fees;	☐	☐	☐

9.	Authorization granted to the Board of Directors to repurchase Ordinary Shares of the Company.	☐	☐	☐

Within the authority of the Extraordinary Shareholders’ Meeting:

10.	Authorization granted to the Board of Directors to reduce the share capital by cancellation of treasury shares;	☐	☐	☐

11.	Authorization granted to the Board of Directors to issue warrants to subscribe up to a maximum of 45,000 Ordinary Shares reserved for Mr. Gerald Held;	☐	☐	☐

12.	Authorization granted to the Board of Directors to issue warrants to subscribe up to a maximum of 45,000 Ordinary Shares reserved for Mr. Carl Pascarella;	☐	☐	☐

13.	Authorization granted to the Board of Directors to increase the share capital through the issuance of Ordinary Shares, with subscription reserved to the participants in the Company Employee Savings Plan;	☐	☐	☐

14.	Delegation granted to the Board of Directors to increase the share capital through the issuance of Ordinary Shares, with subscription reserved to the 2004 Business Objects S.A. Employee Benefits Trust under the 2004 International Employee Stock Purchase Plan;	☐	☐	☐

15.	Authorization granted to the Board of Directors to allocate, free of charge, existing Ordinary Shares, or to issue new Ordinary Shares, free of charge, to the employees and certain officers of the Company and to the employees of the Company’s subsidiaries;	☐	☐	☐

16.	Approval of the amendment of the article 7.2 of the Company’s articles of association in order to stipulate an additional obligation of disclosure in case of crossing of the holding threshhold of 2% of the total number of Ordinary Shares or voting rights;	☐	☐	☐

17.	Approval of the amendments of the Company’s articles of association to conform them to the new provisions of the French Commercial Code, as amended by French Decree No. 2004-604 dated June 24, 2004;	☐	☐	☐

18.	Approval of the removal of the fifteenth, seventeenth and twenty-fourth paragraphs of the article 6 of the Company’s articles of association relating to the cancellation of warrants, following the resignation of certain Directors, in compliance with the provisions of the warrant agreements.	☐	☐	☐

Within the authority of the Ordinary Shareholders’ Meeting:

19.	To grant full powers of attorney to carry out registrations and formalities.	☐	☐	☐

To change your address, please mark this box.     ☐

SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here